 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998

                                                     REGISTRATION NO. 333-43195

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            SCOVILL FASTENERS INC.
                             SCOVILL HOLDINGS INC.
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)

       DELAWARE                   3965                       95-3959561
       DELAWARE                   6719                       58-2365743
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)     (I.R.S. EMPLOYER
    INCORPORATION OR                                   IDENTIFICATION NUMBER)
      ORGANIZATION)
                               ----------------
                            SCOVILL FASTENERS INC.
                            SCOVILL HOLDINGS INC.
                       1802 SCOVILL DRIVE CLARKESVILLE,
                         GEORGIA 30523 (706) 754-4181
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------

 MARTIN A. MOORE EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER SCOVILL FASTENERS INC. SCOVILL HOLDINGS INC. 1802 SCOVILL DRIVE CLARKESVILLE, GEORGIA
                             30523 (706) 754-4181
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------

                                WITH A COPY TO:
                            JONATHAN I. MARK, ESQ.
                            CAHILL GORDON & REINDEL
                                80 PINE STREET
                         NEW YORK, NEW YORK 10005-1702
                                (212) 701-3000
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectuses: one to be used in connection with the Exchange Offer for the Initial Notes (the "Note Exchange Offer Prospectus"), and the other to be used as a market-making prospectus to be used in connection with the sale of the Exchange Notes by SBC Warburg Dillon Read Inc. (the "Market-Making Prospectus"). The two prospectuses are substantially the same except for the alternate pages to be used in the Market-Making Prospectus which differ from, or are in addition to, those in the Note Exchange Offer Prospectus. The form of Note Exchange Offer Prospectus is included herein and is followed by those alternate pages to be used in the Market-Making Prospectus. Each of the pages for the Market-Making Prospectus included herein is labeled "Alternate Page to Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 30, 1998

PROSPECTUS

       SCOVILL FASTENERS INC.
                                                                [LOGO OF SCOVILL
                               OFFER TO EXCHANGE                 FASTENERS INC.]

                 11 1/4% SENIOR NOTES DUE 2007, SERIES A FOR
                        11 1/4% SENIOR NOTES DUE 2007,
                                    SERIES B

                                  -----------
  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
 ON       , 1998, UNLESS EXTENDED (THE "EXPIRATION DATE")

                                  -----------

  Scovill Fasteners Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $100,000,000 of its registered 11 1/4% Senior Notes due 2007 (the "Exchange Notes") for up to an aggregate principal amount of $100,000,000 of its outstanding unregistered 11 1/4% Senior Notes due 2007 (the "Initial Notes"). The form and terms of the Exchange Notes are identical in all material respects to those of the Initial Notes, except for certain transfer restrictions and registration rights relating to the Initial Notes and except for certain interest provisions relating to such registration rights. The Exchange Notes evidence the same debt as the Initial Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Initial Notes. See "The Exchange Offer." The Exchange Notes and the Initial Notes are sometimes referred to collectively as the "Notes."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Rights Agreement dated as of November 26, 1997 (the "Registration Rights Agreement") among Scovill Acquisition Inc., a Delaware corporation ("SAI"), Scovill Holdings Inc., a Delaware corporation ("Parent" or "Guarantor") and SBC Warburg Dillon Read Inc. and BT Alex. Brown Incorporation (the "Initial Purchasers"). The Initial Notes were originally issued by SAI and sold to the Initial Purchasers on November 26, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Rule 144A under the Securities Act (the "Initial Offering"). The proceeds of the Initial Offering were used to finance, in part, the purchase by SAI of all of the capital stock of KSCO Acquisition Corporation ("KSCO") which then owned all of the capital stock of the Company. Predecessor then merged with and into KSCO, with KSCO surviving, and KSCO merged with and into the Company, with the Company surviving. Following the mergers described above, the Notes became obligations of the Company.

  Interest on the Notes is payable semi-annually on May 30 and November 30 of each year, commencing May 30, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 30, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the redemption date. The Company may also redeem Notes at its option, at any time on or prior to November 30, 2000, at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined); provided, however, that at least $65 million in aggregate principal amount of the Notes remains outstanding following each such redemption. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase all or any part of each holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

  The Notes are fully and unconditionally guaranteed by Parent (the "Parent Guarantee"). The Notes and the Parent Guarantee are general unsecured obligations of the Company and Parent, respectively. The Notes and the Parent Guarantee rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company and Parent, respectively, and senior to all existing and future indebtedness of the Company and Parent that is expressly subordinated to the Notes and the Parent Guarantee, respectively. In addition, the Notes and the Parent Guarantee are effectively subordinated to all secured obligations of the Company and Parent, respectively, to the extent of the assets securing such obligations. At December 31, 1997, Parent had (i) approximately $130.4 million of consolidated unsubordinated indebtedness outstanding (including the Notes and $30.4 million of secured indebtedness) and (ii) no debt that would have been subordinated to the Notes. The Notes are structurally subordinated to all obligations (including trade payables and accrued liabilities) of the Company's subsidiaries. The indenture pursuant to which the Notes were issued permits the Company and its subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations.

                                                  (Cover continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1998

(Continued from previous page)

  The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

  Each Holder (as defined) desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company or Parent, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may sell its Initial Notes only pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

  Each broker-dealer (other than a Restricted Holder) that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Initial Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such Exchange Notes. Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of nine months following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of the Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating Broker-Dealer engaged in market-making or other trading activities. See "The Exchange Offer" and "Plan of Distribution".

  Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

  The Exchange Notes are new securities for which there is currently no market. The Company presently does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the Exchange Notes; however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Exchange Note may be discontinued at any time without notice. There can be no assurance that an active public market for the Exchange Notes will develop.

  The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Initial Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Initial Notes, it will promptly return the Initial Notes to the holders thereof. See "The Exchange Offer".

  The Exchange Agent for the Exchange Offer is United States Trust Company of New York.

  Color Snap(R), Common Sense(TM), DOT(R), DuraMark(R), Gemini(TM), Gripper(R), Klikit(R), Maxi-Snap(TM), Mighty-Snap(TM), PCI(TM), Pull-the-DOT(R), Tag Lock(TM) and Whipper Snap(R) are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                                    SUMMARY

  The following summary information is qualified in its entirety by, and should be read in conjunction with, the financial statements and more detailed information included elsewhere in this Prospectus. Unless the context requires otherwise, references to the "Company" or "Fasteners" mean Scovill Fasteners Inc. and its subsidiaries. Unless otherwise indicated, all pro forma information herein assumes that the Transactions (as defined) occurred at the beginning of the periods to which such information relates, in the case of statement of operations data, and on September 30, 1997, in the case of balance sheet data.

                                  THE COMPANY

  The Company, whose business has been in continuous operation since 1802, is a leading designer, manufacturer and distributor of apparel fasteners and specialty industrial fasteners. The Scovill name is the oldest and one of the most well-known brands in the fasteners industry. In the twelve-month period ended September 30, 1997, the Company sold more than 10 billion fastener units worldwide. The Company has achieved and maintained its reputation by offering its customers an integrated system of high quality fasteners, proprietary attaching machines, technical service, on-site maintenance and customized applications and design services tailored to individual customer needs.

  The Company has two main product groups: the Apparel Group and the Industrial Group. The Apparel Group, through its Gripper and DuraMark brands, produces snaps, tack buttons, rivets, burrs and other snap fastener products used in numerous apparel applications. The Company's customers and end-users include many leading apparel design and manufacturing companies, including Wrangler, OshKosh B'Gosh, Gerber Childrenswear, William Carter Company, Tommy Hilfiger, Polo Ralph Lauren, Liz Claiborne and L.L. Bean. The Company believes that it supplies the majority of the snap fasteners sold to U.S. infantswear and childrenswear manufacturers and a substantial portion of the snap fasteners sold to U.S. apparel manufacturers.

  The Industrial Group, primarily through its DOT and PCI product lines, produces specialty industrial fasteners including large snaps, windshield clips, turn buttons, eyelets, grommets, screw studs, gypsy studs and other specialty fasteners. These products are used in a broad range of industries, including marine textile, automotive, aerospace, military, medical/surgical products, luggage, leather goods, electronic equipment, sporting and recreational goods and consumer batteries. The end-users of the Company's products include a wide variety of companies, including Ford, Boeing, Baxter, Samsonite, U.S. Marine for its Bayliner Boats, Johnston & Murphy, Eveready Battery, Riddell for its football helmets and the U.S. Army. The Company believes that it sells a significant portion of the specialty industrial fasteners sold in the product markets in which it competes.

INDUSTRY

  The Company operates in an industry characterized by customer switching costs, a broad customer base in which no single customer dominates as a purchaser of fasteners, substantial economies of scale and few manufacturers who can match the level of service that the Company provides. Customers in the apparel and specialty industrial fastener industries tend to be more quality-driven than price-driven in their purchase decisions because (i) a particular fastener constitutes a very small portion of the overall cost of a customer's end product, (ii) defective or improperly attached fasteners can result in costly rework or scrap and (iii) the customers' cost of attaching a fastener is typically substantially more than the cost of the fastener itself, which leads customers to focus on the speed, precision and flexibility of the fastener attaching system. These factors result in steady, long-term customer relationships for those industry participants that offer quality and service.

  The apparel snap fastener market includes snap fasteners, tack buttons, rivets and burrs and excludes other apparel devices such as zippers, buttons and Velcro. The primary customers for apparel snap fasteners include manufacturers of basic garments such as jeans, infantswear, childrenswear and outerwear. Demand for apparel snap fasteners is related to apparel industry trends generally, which, in turn, are affected by demographics. The production of each category of apparel depends upon population trends and consumer spending in each apparel category. According to U.S. Department of Commerce estimates, the value of domestic shipments of apparel and other finished textiles has averaged over 4% growth per year since 1976. During that time, the domestic apparel industry generally has exhibited low cyclicality, with the value of such shipments having increased in all but two years. In foreign markets, the Company believes that expected population growth over the next several years and improved standards of living will result in increased apparel sales abroad.

  The specialty industrial fastener market is large and highly fragmented. The market is comprised of a variety of niche segments with specialized customers, competitors and products in which the Company generally earns higher margins than it does in the apparel market. The Company estimates that the market segments in which it currently competes constitute less than 10% of the overall market. The Company believes that there is no dominant manufacturer that competes in all of its markets, and the Company intends to broaden its participation through new products and product line extensions.

COMPETITIVE STRENGTHS

  The Company attributes its historical success and significant opportunities for continued growth to the following competitive strengths:

  Leading Market Position. The Company is the oldest and most established manufacturer of a variety of apparel and specialty industrial fasteners in the United States. The Company's fasteners have been used in many products throughout its history, from U.S. military uniforms since the War of 1812 to the flight suits worn by NASA shuttle astronauts. The Company's reputation for high quality and its well-known brand names, including Scovill, Gripper and DOT, make it a leading presence in domestic markets and provide it with a platform for enhanced global expansion. The Company believes that it supplies the majority of the snap fasteners sold to U.S. infantswear manufacturers, a substantial portion of the snap fasteners sold to U.S. apparel manufacturers generally and a significant portion of the specialty industrial fasteners sold in the product markets in which it competes.

  "Total System" Approach. In addition to manufacturing and distributing fasteners to its customers, the Company also leases approximately 8,000 proprietary attaching machines to attach its products to those of its customers, primarily in the apparel industry. The Company's large size enables it to (i) employ what the Company believes to be the industry's only existing dedicated field service force that provides on-site maintenance, which minimizes equipment down-time, (ii) have ready access, through its servicing relationships, to its customers' facilities, providing the Company with opportunities to cross-sell products and to test new fastener machinery, (iii) continue to develop next-generation attaching machines, such as the new Gemini system, which has lower manufacturing and maintenance costs and improved fastener application flexibility and attaching speed, and (iv) maintain an applications development and design lab that enables customers to outsource design functions to the Company. The Company's "total system" approach enables it to compete based on its ability to decrease its customers' costs and improve the quality of their products, rather than on the unit price of the Company's fasteners.

  Large Installed Base of Attaching Machines. The Company has the industry's largest installed base of attaching machines in the United States, which enables it to generate a recurring stream of cash flow from high volume sales of fasteners. These machines are designed to be used only with the Company's fasteners. The

Company believes that customers are reluctant to switch to other manufacturers in order to avoid the costs associated with retraining personnel, reduced productivity and the business interruption that results from the need to replace an entire network of machines in a plant or a production line in order to maintain the compatibility of the network. The Company has been able to maintain a high level of customer retention. In 1996, approximately 99% of all of its attaching machine leases were renewed.

  Broad Customer Base and Product Line. The Company's customers include many large and well-known apparel and industrial manufacturing companies. The Company is a leading supplier for private-label infantswear sold at Kmart, Wal*Mart, Target and Sears stores. In 1997, no single customer accounted for more than 7% of the Company's total net sales, and the Company's 10 largest customers accounted for approximately 28% of the Company's total net sales. The Company's broad line of products for apparel and specialty industrial use reduces its exposure to any one customer segment and to fashion trends.

  Reputation for High Quality. The Company has built its reputation by producing high quality products designed and manufactured to precise specifications. The Company has developed many of the safety standards for infantswear adopted by the American Society of Testing Methods (the "ASTM"), and the Company's senior quality manager is currently chairman of the ASTM subcommittee responsible for establishing testing methodologies for the apparel fastener industry. These methodologies provide the basis for determining compliance with requirements for apparel set by the Consumer Products Safety Commission.

  Experienced Management Team. The Company's senior management team has an average of over 15 years of experience in the fastener industry. Since its formation in 1992, the management team has delivered significant revenue and EBITDA improvements by successfully reorganizing the business and positioning the Company for growth. Management has achieved these results by rationalizing existing operations, exiting an unprofitable product line and integrating domestic and international acquisitions. This team has successfully identified, integrated and consolidated three significant acquisitions since 1992 and established a platform for international growth. Senior management rolled over an aggregate of $3.3 million of their stock options in KSCO into equity of Parent, representing approximately one-half of the proceeds they would have received in the Acquisition.

BUSINESS STRATEGY

  The Company seeks to enhance its competitive position while increasing its net sales and operating cash flow by continuing to implement the following components of its business strategy:

  Continue to Strengthen Customer Relationships. The Company intends to continue to distinguish itself from competitors as a full-service provider. The Company will continue to foster long-term partnerships with its customers by providing a broad range of high quality products, consistent delivery performance, comprehensive product support, efficient attaching machinery and dedicated field service. The introduction of the Gemini attaching machine, which accommodates rapid and cost-efficient switching of fastener types and is designed to address ergonomic concerns, illustrates the Company's commitment to customer service. The Company also continues to develop and implement value-added services, such as specialized billing and delivery systems.

  Reduce Customers' CPAF. The Company intends to develop new means to continue its commitment to lower its customers' cost per attached fastener ("CPAF"). Customers incur significant costs beyond the unit price of fasteners; an individual fastener typically represents only 10% of an average customer's CPAF. CPAF is also a function of factors such as attaching speed, production errors, equipment downtime due to changeover and maintenance and the attaching machinery lease expense or cost. The Company's "total system" approach and its focus on CPAF are designed to reduce the remaining costs associated with the attaching of its fasteners.

  Seek Higher Margin Specialty Applications. The Company intends to take advantage of its diverse and flexible manufacturing capabilities to enhance its line of specialty applications, which offers higher margins. Examples of specialty applications are stainless steel buckles for football, hockey and cycling helmets; engineered eyelets for consumer electronics; and male/female connectors for batteries. The Company intends to develop new applications for current products, engineer new products and re-engineer those products obtained through acquisitions. Unlike smaller manufacturers, the Company possesses its own tooling, stamping, plating and finishing equipment and, therefore, can develop specialty applications without significant capital expenditures.

  Strengthen "Retail Pull." The Company seeks to have large retailers specify the use of the Company's products in their private label apparel lines. The Company has been designated as the sole or preferred fastener supplier for the private-label infantswear manufactured for and sold by Wal*Mart, Kmart, Target and Sears. Additionally, the Company's reputation for high quality and consumer awareness has led to Kmart's joint branding on garment tags to highlight the names of Scovill and Klikit, a Gripper brand. The Company intends to expand its international opportunities by leveraging existing relationships with customers that move sourcing abroad and by expanding its distribution channels overseas to better serve them. The Company believes that the high quality of its products, its "total system" approach and its Asian distribution channels enhance the Company's ability to effect this strategy.

  Leverage Existing Manufacturing Base. The Company intends to continue to leverage its existing manufacturing base by incrementally expanding the capacity of the Clarkesville facility. By optimizing its operations, adding shifts and outsourcing particular activities, the Company believes that it can significantly increase the output of the Clarkesville facility with limited capital expenditures. Through the addition of increased revenue at minimal incremental fixed costs, the Company has been able to increase EBITDA margins. The Company expects to increase revenue through new product development and tuck-in acquisitions, such as the 1996 acquisitions of Rau Fastener Company, L.L.C. ("Rau") and PCI Group, Inc. ("PCI"), whose operations were consolidated into the Company's Clarkesville, Georgia facility.

  Pursue Attractive Acquisition Opportunities. The Company will continue to evaluate opportunities to expand its sales and product offerings through smaller, easily integrated domestic add-on acquisitions. The Company may also explore larger international acquisitions, primarily in Europe and Asia. The criteria for identifying attractive acquisition candidates include (i) revenue potential, (ii) increases in manufacturing, production and other cost efficiencies and (iii) diversification and expansion of the Company's product lines and customer base.

                                THE TRANSACTIONS

  SAI and Parent were formed by Saratoga Partners III, L.P. ("Saratoga") to effect the acquisition of the Company. On October 10, 1997, SAI entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with KSCO Acquisition Corporation ("KSCO"), which owned all of the capital stock of Fasteners, and the stockholders and optionholders of KSCO. Under the Stock Purchase Agreement, SAI agreed to purchase all of the capital stock of KSCO for a purchase price in cash of approximately $168.8 million less the amount of indebtedness of the Company existing immediately prior to closing of the acquisition (including indebtedness that will not be repaid in connection with the Transactions).

  Concurrently with the consummation of the Offerings, SAI merged with and into KSCO, and KSCO merged with and into Fasteners, with Fasteners surviving the mergers. Following such mergers, the Notes became obligations of Fasteners. The purchase of KSCO capital stock by SAI and the mergers of SAI and KSCO into Fasteners are together referred to herein as the "Acquisition."

  In connection with the Acquisition, Saratoga and certain other investors made a $36.6 million equity investment, consisting of (i) $0.4 million in shares of Parent's Common Stock, par value $0.0001 per share (the "Common Stock"), and
(ii) $36.2 million aggregate liquidation preference of Parent's Series B Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock") (collectively, the "Saratoga Investment"). Management and the Chairman of the Board rolled over $3.4 million of their stock options in KSCO into options to purchase Common Stock and Series B Preferred Stock (the "Management Investment"). The Saratoga Investment and the Management Investment are referred to as the "Equity Investments." Concurrently with the Notes Offering, Parent sold, for gross proceeds of $10.0 million, 100,000 Units, each Unit consisting of $100 liquidation preference of Parent's Series A Cumulative Redeemable Exchangeable Preferred Stock (the "Senior Preferred Stock") and one warrant (the "Warrants") to purchase Common Stock. The net proceeds of the Equity Investments and the Units Offering totalled $49.4 million, after fees and expenses to Parent of $0.6 million. Parent contributed (the "Equity Contribution") such amount to Fasteners in the form of common equity.

  In connection with the Acquisition, Fasteners entered into a new senior secured credit facility (the "New Credit Facility"), consisting of a $28.0 million term loan (the "Term Loan") and a $25.0 million revolving credit facility (the "Revolving Credit Facility"). See "Description of Other Indebtedness--New Credit Facility."

  Proceeds from the Equity Contribution, the Notes Offering and the Term Loan were used to finance the purchase price in the Acquisition, repurchase attaching machinery subject to a synthetic lease (the "Synthetic Lease"), repay the Company's then existing credit facility (the "Existing Credit Facility") and pay related fees and expenses. The Acquisition, the repurchase of attaching machinery subject to the Synthetic Lease, the repayment of the Existing Credit Facility, the Offerings, the Equity Contribution, the borrowing of the Term Loan and the payment of related fees and expenses are collectively referred to herein as the "Transactions." The following table illustrates the sources of funds to the Company and uses of funds by the Company relating to the Transactions, assuming they were consummated on September 30, 1997:

SOURCES OF FUNDS
                                        USES OF FUNDS
                             (Dollars in millions)

Notes..................... $100.0      Cash to selling stockholders.  $ 98.1
Term Loan.................   28.0      Repurchase of equipment
Equity Contribution(a)....   49.4       subject to Synthetic Lease..    29.2
                           ------      Repay Existing Credit Facili-
  Total................... $177.4       ty..........................    39.3
                           ======      Fees and expenses(b).........    10.8
                                                                      ------
                                         Total......................  $177.4
                                                                      ======

--------
(a) Parent funded the Equity Contribution from the Equity Investments and the Units Offering (net of estimated fees and expenses).
(b) Excludes estimated fees and expenses of Parent related to the Units Offering of $0.6 million.

  The diagrams on the next page illustrate the Transactions and the post-closing structure of the Company.

  Saratoga is a private investment fund which, together with its related funds (collectively, the "Saratoga Funds"), has managed corporate buyout partnerships totaling $500 million in committed and contributed capital. The Saratoga Funds have invested in 22 companies with an aggregate purchase valuation of approximately $2.4 billion. Individual acquisition valuations have ranged from $20 million to $400 million. In all of these acquisitions, the Saratoga Funds have been the lead investor, either with sole voting control or in partnership with other investors.

 [FLOW CHART OF TRANSACTION STRUCTURE AND POST-CLOSING STRUCTURE APPEARS HERE]

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENT...
                                  The Initial Notes were sold by the Company on November 26, 1997 to the Initial Purchasers who resold the Initial Notes (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon Rule 144A under the Securities Act and (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. In connection therewith, SAI, Parent and the Initial Purchasers entered into the Registration Rights Agreement dated as of November 26, 1997 (the "Registration Rights Agreement"), providing for, among other things, the Exchange Offer.


THE EXCHANGE OFFER..............  The Company is offering to exchange up to
                                  $100,000,000 aggregate principal amount of
                                  Exchange Notes for up to $100,000,000
                                  aggregate principal amount of Initial Notes issued in the Initial Offering in reliance upon an exemption from registration under the Securities Act. Upon consummation of the Exchange Offer, the terms of the Exchange Notes (including principal amount, interest rate, maturity and ranking) will be identical in all material respects to the term of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate thereon under certain circumstances described in the Registration Rights Agreement.

MINIMUM CONDITION...............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

EXPIRATION DATE.................  The Exchange Offer will expire at 5:00 p.m.,
                                  New York city time, on       , 1998, unless
                                  extended (the "Expiration Date").

EXCHANGE DATE...................  The date of acceptance for exchange of the
                                  Initial Notes will be the first business day practicable following the Expiration Date.

CONDITIONS TO THE EXCHANGE        The obligation of the Company to consummate
OFFER...........................  the Exchange Offer is subject to certain conditions. See "The Exchange Offer--
                                  Conditions." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

                                  Tenders may be withdrawn at any time prior to
WITHDRAWAL RIGHTS...............  the Expiration Date. Any Initial Notes not
                                  accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING          See "The Exchange Offer--Procedures for
INITIAL NOTES...................  Tendering."

FEDERAL INCOME TAX                The exchange of Initial Notes for Exchange
CONSEQUENCES....................  Notes by Holders will not be a taxable exchange for federal income tax purposes, and Holders should not recognize any taxable gain or loss or any interest income as a result of such exchanges.

CERTAIN REPRESENTATIONS.........  Each Holder desiring to participate in the
                                  Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder").

TRANSFER RESTRICTIONS ON          Based upon interpretations by the staff of
EXCHANGE NOTES..................  the Commission, the Company believes that
                                  Exchange Notes issued pursuant to the
                                  Exchange Offer to Participating Broker-
                                  Dealers may be offered for resale, resold, and otherwise transferred by a Participating
                                  Broker-Dealer upon compliance with the
                                  prospectus delivery requirements, but without compliance with the registration requirements of the Securities Act. The Company has agreed that for a period of nine months following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the
                                  Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating
                                  Broker-Dealer engaged in market-making or other trading activities. See "The Exchange
                                  Offer" and "Plan of Distribution." Based upon interpretations by the staff of the Commission, the Company believes that
                                  Exchange Notes issued pursuant to the
                                  Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the
                                  Securities Act.

EFFECT ON HOLDERS OF INITIAL      As a result of the making of this Exchange
NOTES...........................  Offer, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of the Exchange Offer, the holders of the Initial Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of November 26, 1997 among SAI, Parent, and United States Trust Company of New York, as trustee (the "Trustee"), relating to the Initial Notes and the Exchange Notes (as amended, the "Indenture"). All untendered, and tendered but unaccepted, Initial Notes will continue to be subject to the restrictions on transfer provided for in the Initial Notes and the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See "Risk Factors--
                                  Consequences of Failure to Exchange."

CHANGE OF CONTROL...............  Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all or any part of each holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary, or be permitted by its debt or other agreements, to purchase the Notes upon a Change of Control. See "Risk Factors-- Change of Control" and "Description of Notes--Change of Control."

CERTAIN COVENANTS...............  The Indenture contains certain covenants that, among other things, limit the ability of the Company and the Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, enter into sale and leaseback transactions, make certain investments, incur certain secured indebtedness, enter into certain transactions with affiliates, or enter into certain mergers or consolidations or sell all or substantially all of the assets of the Company and the Restricted Subsidiaries. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes-- Certain Covenants."

USE OF PROCEEDS.................
                                  The Company will receive no cash proceeds from the Exchange Offer. The proceeds from the offering of the Initial Notes were used as set forth under "The Transactions."

                           CONCURRENT UNITS OFFERING

  Concurrent with the Notes Offering, Parent offered 100,000 Units, each Unit consisting of $100 liquidation preference of Senior Preferred Stock and one warrant to purchase shares of Common Stock. The Senior Preferred Stock will be exchangeable, at the option of Parent, into Parent's Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"), subject to certain conditions. The Senior Preferred Stock will be mandatorily redeemable on November 30, 2009. Dividends on the Senior Preferred Stock will be payable quarterly in arrears, in cash or, prior to November 30, 2002 at Parent's option, in additional shares of Senior Preferred Stock. See "Description of Units."

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in evaluating the Exchange Offer, see "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

  The following table presents (i) summary historical consolidated financial data of Predecessor-Alper (as defined) and Predecessor-KSCO (as defined) as of the date and for the periods indicated, including the results of operations of acquired companies from their respective dates of acquisition, and (ii) summary pro forma financial data of Parent as of the date and for the periods indicated after giving effect to the Transactions as though they had occurred at the beginning of the periods presented in the case of statement of operations data and September 30, 1997 in the case of balance sheet data. The financial data for the period from January 1, 1995 to October 17, 1995, the period from October 17, 1995 to December 31, 1995 and the year ended December 31, 1996 have been derived from the consolidated financial statements of Predecessor-Alper and Predecessor-KSCO audited by Arthur Andersen llp, independent public accountants. The financial data for the year ended December 31, 1994 have been derived from the consolidated financial statements of Predecessor-Alper audited by Deloitte & Touche llp, independent auditors. The financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements of Predecessor-KSCO, which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year. The pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had the Transactions been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The summary historical and pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                          PREDECESSOR-ALPER(1)           PREDECESSOR-KSCO(2)                      PARENT
                          -------------------- ----------------------------------------  --------------------------
                                                                                                PRO FORMA
                                                                                         --------------------------
                                                                        NINE MONTHS
                                      PERIOD                               ENDED                       NINE
                          YEAR ENDED   FROM    PERIOD FROM YEAR ENDED  SEPTEMBER 30,     YEAR ENDED   MONTHS
                           DECEMBER  1/1/95 TO 10/17/95 TO  DECEMBER  -----------------   DECEMBER     ENDED
                           31, 1994  10/17/95   12/31/95    31, 1996    1996     1997     31, 1996    9/30/97
                          ---------- --------- ----------- ---------- --------  -------  ----------  ---------
STATEMENT OF OPERATIONS DATA:
Net sales...............   $65,428    $53,589   $ 12,799    $91,632   $ 69,796  $73,466  $  91,632   $  73,466
Gross profit............    18,383     13,329      3,446     27,032     19,533   20,362     27,282      21,484
Selling, general and
 administrative
 expenses(3)............    10,534      7,822      1,827     17,051     12,733   11,697     17,226      11,772
Amortization expense....       411        320        239      2,557      2,046    2,025      3,729       2,874
                           -------    -------   --------    -------   --------  -------  ---------   ---------
Operating income .......     7,438      5,187      1,380      7,424      4,754    6,640      6,327       6,838
Interest expense........     5,092      3,472        892      5,953      4,848    2,698     14,570      10,929
Other expense (income)..      (629)       551        214        450        102      430        471         416
                           -------    -------   --------    -------   --------  -------  ---------   ---------
Income (loss) before
 taxes and extraordinary
 loss...................     2,975      1,164        274      1,021       (196)   3,512     (8,714)     (4,507)
Tax provision (benefit).       634        --         158        923        258    1,586     (2,156)     (1,023)
                           -------    -------   --------    -------   --------  -------  ---------   ---------
Income (loss) before
 extraordinary loss.....     2,341      1,164        116         98       (454)   1,926     (6,558)     (3,484)
                           -------    -------   --------    -------   --------  -------  ---------   ---------
Net income (loss)(4)....   $ 2,341    $ 1,164   $    116    $  (852)  $ (1,404) $ 1,926  $  (6,558)   $ (3,484)
                           =======    =======   ========    =======   ========  =======  =========   =========
Net income (loss)
 available to common
 stockholders...........   $ 2,341    $ 1,164   $    116    $  (852)  $ (1,404) $ 1,926  $  (8,016)  $  (4,578)
                           =======    =======   ========    =======   ========  =======  =========   =========
OTHER DATA:
EBITDA(5)...............   $14,514    $10,814   $  2,886    $17,218   $ 12,210  $16,310  $  17,022     $16,248
Adjusted EBITDA(6)......    14,346     11,242      3,163     18,365     12,772   17,115     18,240      17,022
Depreciation............     6,559      5,735      1,481      6,829      5,512    4,213      7,437       6,952
Capital expenditures....     7,363      4,962      1,168      5,695      4,437    4,114      5,695       4,114
Adjusted Interest
 Expense(7).............     4,995      3,255        757      5,633      4,608    2,493     13,749      10,313
Earnings/Fixed
 Charges(8).............      1.56x      1.32x      1.29x      1.16x       --      1.81x       --          --
EBITDA/Adjusted Interest
 Expense................                                                                                  1.58x
Adjusted EBITDA/Adjusted
 Interest Expense.......                                                                                  1.65x
Cash flows from
 operating activities...     8,027      7,027     (1,013)    (1,416)    (1,779)   2,476     (1,593)     (1,249)
Cash flows from
 investing activities...    (7,187)    (4,936)   (45,298)     2,586    (27,423)  (4,114)  (136,712)   (139,864)
Cash flows from
 financing activities...      (484)    (1,998)    46,721       (977)    29,892    2,229    138,562     141,768

                                                              SEPTEMBER 30, 1997
                                                              ------------------
                                                               ACTUAL  PRO FORMA
                                                              -------- ---------
BALANCE SHEET DATA:
Working capital(9)........................................... $ 21,437 $ 23,443
Total assets.................................................  108,742  220,515
Total debt(10)...............................................   40,130  130,269
Stockholders' equity(11).....................................   22,762   32,169

--------

(1) On October 17, 1995, Fasteners was acquired (the "Kohlberg Acquisition") by KSCO, which was organized by Kohlberg & Co. ("Kohlberg") for the purpose of acquiring the capital stock of Fasteners. The Kohlberg Acquisition was accounted for using the purchase method of accounting. Financial information for periods prior to October 17, 1995 are for Fasteners when it was a wholly owned subsidiary of Alper Holdings USA, Inc. ("Alper") (in such capacity, Fasteners is referred to herein as "Predecessor-Alper"). The Kohlberg Acquisition and the related application of purchase accounting resulted in changes to the capital structure of Predecessor-Alper and the historical basis of various assets and liabilities. The effect of such changes significantly impairs the comparability of the financial position and results of operations of Predecessor-Alper to those of KSCO.

(2) The Acquisition and the related application of purchase accounting resulted in changes to the capital structure of KSCO (sometimes referred to herein as "Predecessor--KSCO") and the historical basis of various assets and liabilities. The effect of such changes significantly impairs the comparability of the financial position and results of operations of Predecessor-KSCO to those of Parent.

(3) Selling, general and administrative expenses ("SG&A") includes non-recurring income of $600 in 1994 primarily related to the favorable resolution of matters previously accrued. SG&A also includes a non-recurring charge for severance payments made to employees at the Clarkesville facility who were terminated when certain Rau and PCI employees were transferred to the Clarkesville facility. Such charge amounted to $118 and $272 for the nine months ended September 30, 1996 and the year ended December 31, 1996, respectively. On a pro forma basis, SG&A also includes management fees to be paid to Saratoga by Parent, which will be dividended by Fasteners to Parent in an amount of $600 annually.

(4) In January 1996, the Company refinanced its previously existing credit agreements with the Existing Credit Facility, which resulted in an extraordinary after-tax charge of $950 in the first quarter of 1996 from the write-off of related deferred financing costs.

(5) EBITDA is defined as net income (loss) before interest expense (including amortization of deferred financing costs), provision for income taxes, depreciation, amortization, rental payments on the Synthetic Lease, the non-cash portion of other expense (income), preferred stock dividends and extraordinary items. Payments on the Synthetic Lease were $858 and $3,861 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The non-cash portion of other expense (income) was $(523) and $123 for the year ended December 31, 1994 and for the period from January 1, 1995 to October 17, 1995, respectively, and was insignificant for all other periods presented.

(6) Adjusted EBITDA is defined as EBITDA (as defined in footnote (5) above) plus (i) non-recurring expense (income) included in SG&A (see footnote (3) above), (ii) the portion of other expense (income) not included in EBITDA, which consists of miscellaneous non-operating cash items, and (iii) management fees to Alper, Kohlberg and, on a pro forma basis, Saratoga. On an historical basis, management fees paid to Alper and Kohlberg, included in the general and administrative expenses, were $538, $0, $63, $425, $342 and $375 for the year ended December 31, 1994, the period from January 1, 1995 to October 17, 1995, the period from October 17, 1995 to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively. On a pro forma basis, management fees paid to Saratoga would have been $600 and $450 for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.
     The Company has included information concerning EBITDA and Adjusted EBITDA because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA and Adjusted EBITDA are not required by generally accepted accounting principles ("GAAP") and should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash flow from operating activities determined in accordance with GAAP as a measure of liquidity. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA.

(7) Adjusted Interest Expense is defined as interest expense less the amortization of deferred financing costs.

(8) For the purpose of determining the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of income before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense (including amortization of deferred financing costs) and one third of rental expense, representing that portion of rental expense deemed to be representative of the interest factor. On an historical basis, earnings were insufficient to cover fixed charges by $196 for the nine months ended September 30, 1996. On a pro forma basis, earnings were insufficient to cover combined fixed charges and the pre-tax earnings that would be required to cover dividends on the Senior Preferred Stock by $11,006 and $6,226 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively.

(9)  Working capital is defined as current assets less current liabilities.

(10) Excludes off-balance sheet financing pursuant to the Synthetic Lease, proceeds of which were applied toward repayment of debt of $31,268 in November 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

(11) Pro forma stockholder's equity reflects the Equity Contribution. See "The Transactions," "Capitalization" and "Description of Capital Stock." Pro forma stockholder's equity is presented net of $7,831 which represents the non-cash accounting treatment required for management's continuing ownership interest, in accordance with the provisions of Emerging Issues Task Force Issue No. 88-16 of the Financial Accounting Standards Board (the "FASB").

                                 RISK FACTORS

  Holders of Initial Notes should carefully consider the following factors, as well as the other information and financial data contained in this Prospectus, before exchanging Initial Notes for Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Issuance of the Exchange Notes in exchange for the Initial Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Initial Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Initial Notes desiring to tender such Initial Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Initial Notes for exchange.

  Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer, including Holders whose Initial Notes are tendered but not accepted, will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon, and, except in certain limited circumstances, will no longer have any registration rights with respect to the Initial Notes. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Initial Notes under the Securities Act.

  As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each Holder of Initial Notes shall furnish, upon the request of the Company, prior to the consummation of the Exchange Offer, a written representation to the Company and the Guarantor (which may be contained in the Letter of Transmittal) to the effect that (A) it is not an affiliate of the Company or the Guarantor within the meaning of the Act, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Holders of Initial Notes shall use their best efforts to cooperate in the Company's and the Guarantor's preparations for the Exchange Offer.

  Each broker-dealer that holds Initial Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange the Initial Notes for Exchange Notes; provided however, that such broker-dealer must deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities. The Company has agreed that, for a period of nine months after the consummation of the Exchange Offer it will keep this Prospectus effective, supplemented and amended, as required by the Registration Rights Agreement, to the extent necessary to ensure that it is available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." To the extent Initial Notes are exchanged, the tender of Initial Notes pursuant to the Exchange Offer will reduce the principal amount of the Initial Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Initial Notes due to a reduction in liquidity.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company is highly leveraged. At December 31, 1997, the Company had total consolidated debt of $130.4 million (including the Notes), none of which was subordinated to the Notes. Based on expected borrowings under the Revolving Credit Facility, the Company's cash debt service requirements (including an amortization payment on the Term Loan) will total approximately $15.2 million in 1998. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of scheduled debt repayments.

  Subject to the restrictions in the Indenture and the New Credit Facility, the Company may incur additional indebtedness from time to time to provide working capital, to finance acquisitions or capital expenditures and for other corporate purposes. The level of the Company's indebtedness has important consequences for holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, acquisitions or capital expenditures may be limited, (iii) certain of the Company's indebtedness contains financial and other restrictive covenants which, if breached, could result in an event of default under such indebtedness, (iv) the Company's borrowings under the New Credit Facility are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates and (v) the Company's level of indebtedness could limit its flexibility in planning for and reacting to, and make it more vulnerable to, competitive pressures and changes in industry and economic conditions generally. In addition, indebtedness incurred under the New Credit Facility is scheduled to become due prior to the time any principal payments are required on the Notes and therefore the Company may need to refinance such indebtedness. The Company's ability to refinance the New Credit Facility, if necessary, will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness and other factors, including market conditions, that are beyond the control of the Company.

  The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance. Future operating performance will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. Based upon the current level of operations and anticipated future growth, the Company believes that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and capital requirements and its debt service requirements. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated future growth can be achieved. If the Company is unable to generate sufficient cash flow to service its indebtedness and fund its capital or other expenditures, it will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (including the Notes), or seeking additional equity or debt capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, particularly in view of the Company's high leverage following the Transactions and the fact that substantially all of its assets are pledged to secure borrowings under the New Credit Facility and other secured obligations.

  The terms of the New Credit Facility, the Indenture, and the other agreements governing the Company's indebtedness impose operating and financing restrictions on the Company. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends or repurchase stock or make other distributions, create liens, make certain investments, sell assets, or enter into mergers or consolidations. The New Credit Facility requires the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. These restrictions could limit the ability of the Company to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. See "Description of Notes--Certain Covenants" and "Description of Other Indebtedness." There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that would be in the interest of the Company. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the Notes.

EFFECTIVE SUBORDINATION OF THE NOTES AND THE GUARANTEES

  The Notes and each Guarantee are effectively subordinated to all secured obligations of the Company and the guarantor thereof, respectively, to the extent of the assets securing such obligations. At September 30, 1997, after giving pro forma effect to the Transactions, the Company would have had approximately $30.3 million of secured indebtedness outstanding, excluding the $25.0 million Revolving Credit Facility. The New Credit Facility is secured by all of the capital stock of the Company's domestic subsidiaries, 66% of the capital stock of the Company's foreign subsidiaries and substantially all of the domestic assets of the Company and its subsidiaries.

  The Notes are structurally subordinated to all obligations (including trade payables and accrued liabilities) of the Company's subsidiaries, other than any subsidiary that issues a Subsidiary Guarantee. No Subsidiary Guarantees will be required on the date of the issuance of the Notes. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. The Indenture does not limit Parent's ability to incur indebtedness.

FOREIGN SALES AND OPERATIONS; IMPACT OF NAFTA

  In 1996 and the first nine months of 1997, approximately 22.1% and 26.6%, respectively, of the Company's net sales were derived from foreign sales and operations and export sales. In addition, a significant portion of the Company's anticipated growth is expected to come from foreign sales and operations. Foreign sales and operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include the possibility of unfavorable circumstances arising from host country laws or regulations, including unexpected changes of interpretations thereof. Other risks include partial or total expropriation; export duties and quotas; currency exchange rate fluctuations; restrictions on repatriation of funds; the disruption of operations from labor and political disturbances, insurrection, or war; and the requirements of partial local ownership of operations in certain countries. Furthermore, customer credit risks are exacerbated in foreign sales and operations because there often is little information available about the credit histories of customers in certain countries.

  The value of the Company's foreign sales and earnings may vary with currency exchange rate fluctuations. To the extent that the Company does not take steps to mitigate the effects of changes in relative values, changes in currency exchange rates could have an adverse effect upon the Company's results of operations, which in turn could adversely affect the ability of Parent and the Company to meet their debt and preferred stock obligations, including payments on the Securities.

  The North American Free Trade Agreement ("NAFTA"), implemented on January 1, 1994, removes barriers to free trade among Canada, the United States, and Mexico. The removal of these barriers will take place over a ten-year period between Mexico and the United States and over five years between Canada and the United States. There can be no assurance that NAFTA will not result in an increase in apparel imports from Mexico that compete against products manufactured by the Company's customers in the United States. Such a development could materially adversely affect the Company's sales in the United States. Historically, a majority of the Company's net sales has been to customers in the United States. No assurance can be given that the Company will be able to increase sales outside of the United States in the event of a decline in sales to customers in the United States.

ACQUISITION RISKS

  The Company's growth in recent years has been attributable in part to strategic business acquisitions. The Company intends to seek additional acquisition opportunities that will allow it to increase its market penetration, product offerings and distribution capabilities both domestically and internationally. The criteria for identifying attractive acquisition candidates include revenue potential, increases in manufacturing, production and other cost efficiencies and the diversification and expansion of the Company's product lines and customer base. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. The diversion of management's attention, as well as any unforeseen difficulties or liabilities, expenses, complications or delays that may be encountered in the integration of acquired businesses, could have a material adverse effect on the Company. Further, once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the Company's existing operations, or otherwise perform as expected. There can be no assurance that the Company will, in future acquisitions, continue to achieve results comparable to those from recent acquisitions.

  Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise additional financing. The Company expects that a substantial portion of the financing of any acquisition would be additional indebtedness. Additional indebtedness incurred to finance acquisitions could adversely affect the Company's liquidity and financial condition. There can be no assurance that the New Credit Facility, the Indenture or any other loan agreements to which the Company may become a party or subject to will permit such additional financing or that such additional financing will be available to the Company on acceptable terms or at all. See "Business--Business Strategy."

RAW MATERIALS

  In 1996, the Company purchased approximately 11 million pounds of brass, 1.1 million pounds of steel, 0.3 million pounds of stainless steel and 0.7 million pounds of aluminium for use in manufacturing its products. The volatility of the prices of these materials, particularly brass, which typically is composed of 70% copper and 30% zinc, could have a material impact on the Company's results of operations. The cost of copper has been subject to considerable volatility, ranging between $0.78 and $1.40 per pound in 1994, between $1.21 and $1.46 per pound in 1995 and between $0.87 and $1.30 per pound in 1996. The volatility of copper prices has in the past adversely affected the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal Year 1995 (Combined Predecessor-KSCO and Predecessor-Alper) Compared with Fiscal Year 1994 (Predecessor-Alper)."

  The Company seeks to minimize the impact of price volatility by entering into hedging arrangements. It has hedged a substantial portion of its raw material needs through June 1998. To the extent that prices for the Company's remaining expected needs increase before prices are set in hedging contracts, there can be no assurance that the Company will be able to achieve adequate margins on finished products. However, there can be no assurance that the Company will be able to do so in the future. If the Company is unable to maintain an adequate differential between finished product prices and material prices and the effect cannot largely be passed on to its customers, the Company's operating results would be materially adversely affected.

CONCENTRATION OF MANUFACTURING FACILITIES

  Approximately 80% of the Company's products sold in 1996 were manufactured at its Clarkesville, Georgia facility. The Company anticipates that a similarly significant amount of its products will continue to be manufactured at the Clarkesville facility. Should a natural disaster or other event result in the operations at the Clarkesville facility being disrupted for any significant period of time or inventory located there being damaged, the results of operations and financial condition of the Company could be materially adversely affected. Although the Company maintains insurance coverage on its production facilities (including business interruption insurance designed to reduce the impact of significant damage to its Clarkesville facility), there can be no assurance that such insurance proceeds would be available on a timely basis or be sufficient to offset fully such losses. See "Business--Insurance."

COMPETITION

  The Company operates in a highly competitive environment. Some of the Company's competitors are larger, have greater financial resources and may be less leveraged than the Company. See "Business--Competition."

CONTROLLING STOCKHOLDER

  Upon consummation of the Transactions, Saratoga became the beneficial owner of 67.2% of the voting stock of Parent, which owns all of the capital stock of the Company. By virtue of such ownership, Saratoga is in a position to direct the management and affairs of the Company. Saratoga may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the holders of the Securities.

RELIANCE ON KEY PERSONNEL

  The Company depends to a large extent upon the abilities and continued efforts of its senior management, the loss of any of whom could have an adverse impact on the Company. The Company does not maintain "key man" insurance on any of its employees. Furthermore, the Company likely will be dependent on the senior management of any businesses acquired in the future. Although the Company has entered into employment agreements with certain executive officers, if any of these persons becomes unavailable to continue in such capacity, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be materially adversely affected. See "Management." In addition, the Company's growth and success depend on its ability to attract and retain skilled personnel to operate machinery used in the Company's manufacturing processes.

LIMITED PRACTICAL VALUE OF PARENT GUARANTEE

  Parent will unconditionally guarantee all payments of principal and interest on the Notes. However, since at present Parent's only significant asset is the capital stock of the Company (and such asset is pledged to the lenders under the New Credit Facility), if the Company should be unable to meet its payment obligations with respect to the Notes, it is unlikely that Parent would be able to do so.

ENVIRONMENTAL MATTERS

  Like similar companies, the Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's current and former operations, and those of its predecessors in interest, exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs and liabilities will not be incurred in connection with such claims. The Company is currently subject, and may in the future be subject, to liability for violations of Environmental Laws and remediation of contamination at currently or formerly owned or operated facilities, including its Clarkesville, Georgia facility. Based upon its experience to date, the Company believes that the future cost of compliance with the existing Environmental Laws, and liability for known environmental claims pursuant to such Environmental Laws, will not have a material adverse effect on the cash flow, financial condition or results of operation of the Company. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Business-- Environmental Matters."

PENSION MATTERS

  As described in Note 11 to the Company's consolidated financial statements, at December 31, 1996, the projected benefit obligations under the Company's defined benefit pension plan exceeded the fair value of plan assets (excluding the effect of unrecognized net gain relating thereto) by approximately $9.8 million, based on certain assumptions by the Company set forth in the Note, which could be different from those used by the Pension Benefit Guaranty Corporation (the "PBGC"). On November 19, 1997, the Company received a request for information from the PBGC, a quasi-government agency which guarantees certain benefits under defined benefit pension plans and monitors such plans. Among its powers, the PBGC may institute proceedings to terminate a defined benefit pension plan. The PBGC has requested information with respect to the Acquisition and its potential effect on the Company's pension plan. The Company is complying with the PBGC's request, but cannot predict whether the PBGC will seek to require the Company to take any actions as a result of the Acquisition, including accelerated payment to the pension plan. The Company, Saratoga and Kohlberg intend to cooperate with the PBGC to resolve in a timely manner any concerns it may have. Any such actions could increase the Company's costs of maintaining its pension plan, which could have an adverse effect on the cash flow, financial condition or results of operations of the Company.

MATURE INDUSTRY

  The fastener industry is a mature industry in which minimal growth in sales of fasteners is expected. Accordingly, growth in the Company's revenues and earnings will depend significantly on the Company's ability to acquire and consolidate profitable companies, to develop and sell higher margin specialty applications and to achieve further cost reductions through improved manufacturing technology.

FRAUDULENT CONVEYANCE CONSIDERATIONS

  A significant portion of the net proceeds of the Offerings was distributed to the stockholders of KSCO. In connection with the Transactions, affiliates of Kohlberg and KSCO's other existing stockholders received an aggregate of approximately $98.1 million. Under fraudulent transfer law, if a court were to find in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of other creditors of the Company, that the Initial Notes were issued with the intent to defraud, hinder or delay creditors, or that the Company received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Initial Notes and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of Notes and/or (b) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency.

  Management believed the Initial Notes were being issued without the intent to hinder, defraud or delay creditors, for proper purposes and in good faith. To the extent that proceeds from the sale of the Initial Notes were used to finance the distribution to stockholders, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes. Management believed that the Company received equivalent value at the time the indebtedness under the Initial Notes was incurred. As of September 30, 1997 on a pro forma basis after giving effect to the Transactions, the Company would have had stockholders' equity of $41.6 million. See "Capitalization." Management believed that, although a significant portion of the net proceeds from the sale of the Notes was distributed to stockholders of KSCO, for purposes of the U.S. Bankruptcy Code and state fraudulent transfer or conveyance laws, the Company was and, after the issuance of the Initial Notes and the application of the proceeds therefrom, was, solvent, had sufficient capital for carrying on its business and was able to pay its debts as they matured. These beliefs were based upon the Company's operating history, management's analysis of cash flows, the estimated fair value of the Company's assets and the Company's estimated liabilities after giving effect to the Transactions. In determining the estimated fair value of the Company's assets, the Board of Directors utilized a written report of an expert in appraisals as to the equity value of the Company and as to certain other valuation and solvency matters. The various factors considered by the Board, as enumerated above, supported the Board's conclusions regarding the sufficiency of the Company's capital and no one factor was given more significance than others by the Board in reaching its conclusions. As a result of the uncertainty of the application of fraudulent transfer or conveyance law in transactions similar to the Transactions, including the distribution to stockholders, there can be no assurance that a court passing on any of the foregoing issues would agree with management's views.

  In addition, the Subsidiary Guarantees, if any are issued, may be subject to review under fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of other creditors of any of the guarantors thereof. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the guarantors thereof), they were incurred for less than reasonably equivalent value or fair consideration. A court could therefore subordinate the Subsidiary Guarantees to the other obligations of the guarantors thereof, or take other action detrimental to holders of the Notes, including, under certain circumstances, invalidating the Subsidiary Guarantees. No Subsidiary Guarantees will be required on the Issue Date.

CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available, will be able to raise sufficient funds through a refinancing of the Notes, or will be permitted by its other debt agreements to purchase the Notes upon the occurrence of a Change of Control. In addition, a Change of Control may require the Company to offer to purchase other outstanding indebtedness and would cause a default under the New Credit Facility. The inability to purchase all of the tendered Notes would constitute an Event of Default (as defined) under the Indenture. See "Description of Notes--Change of Control."

   The Change of Control provision may not necessarily afford the holders of Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger, or similar transaction involving the Company that could adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, may not involve a shift of the required magnitude or may not otherwise fit within the definition of Change of Control.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

   The Initial Notes are eligible for trading on the Private Offerings, Resales and Trading through Automated Linkage Market by Qualified Institutional Buyers ("QIBs"). The Exchange Notes are new securities for which there is no existing market. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time without notice. The Company and Parent do not intend to apply for listing of the Exchange Notes on any securities exchange.

   The liquidity of, and trading market for, the Exchange Notes may also be materially and adversely affected by declines in the market for high yield securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company and Parent.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Initial Notes were sold by the Company on November 26, 1997 to the Initial Purchasers who resold the Initial Notes (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon Rule 144A under the Securities Act and (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. In connection therewith, the Company, Guarantor and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company and Guarantor agreed, for the benefit of the Holders of the Initial Notes, that they would, at their sole cost, (i) within 90 days following the original issuance of the Initial Notes, file with the Commission the Exchange Offer Registration

Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Initial Notes and (ii) use their best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 120 days following the original issuance of the Initial Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of the Initial Notes the opportunity to exchange their Initial Notes for a like principal amount of Exchange Notes, to be issued without a legend restricting their transfer and which may, subject to certain exceptions described below, be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to any Note means any person in whose name such Note is registered on the books of the Company.

  Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company or the Guarantor
(ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in the ordinary course of its business (a Holder unable to make the foregoing representation is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may only sell its Initial Notes pursuant to a registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

  Each broker-dealer (other than a Restricted Holder) that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Initial Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such Exchange Notes. Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of nine months following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities. See "The Exchange Offer" and "Plan of Distribution".

  Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

  If (i) prior to the consummation of the Exchange Offer, it is reasonably determined in good faith that (A) the Exchange Notes upon receipt would not be tradable by Holders thereof, other than Restricted Holders, without registration under the Securities Act and applicable state securities laws or
(B) the Commission is unlikely to permit the consummation of the Exchange Offer or (ii) the Exchange Offer commenced but not consummated prior to May 25, 1998 for any reason, then the Company is required under the Registration Rights Agreement to file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined) by the Holders thereof who satisfy certain conditions relating to the provision of information for inclusion in the Shelf Registration Statement. The Company is required under the Registration Rights Agreement to file the Shelf Registration Statement as promptly as reasonably practicable but in no event later than 60 days after the date on which the Company becomes obligated to file same, to use its reasonable best effort to cause the Shelf Registration Statement to be declared effective on or before the 150th day after the obligation to file arises and, except under certain circumstances, to keep the

Shelf Registration Statement continuously effective under the Securities Act until November 30, 2007, or such earlier time when all Initial Notes are sold. For purposes of the foregoing, "Transfer Restricted Securities" means each Initial Note and each Exchange Note to which clause (i)(A) of the first sentence of this paragraph is applicable, until in the case of any such Notes (i) such Notes have been sold pursuant to an effective registration statement, (ii) such Notes have been sold in compliance with Rule 144 under the Securities Act or would be permitted to be sold pursuant to Rule 144(k) thereunder or (iii) such Notes cease to be outstanding.

  The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder of Transfer Restricted Securities covered by the Shelf Registration Statement copies of any Shelf Registration Statement or any prospectuses which is a part thereof, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of Transfer Restricted Securities. A Holder of Transfer Restricted Securities that sells such Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement within a reasonable time in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and receive any Liquidated Damages (as defined). The Company will notify such Holders of the occurrence of any event that makes any statement made in the Shelf Registration Statement untrue in any material respect or that requires the making of any changes so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in which case such Holders will be prohibited from using the Shelf Registration Statement and any prospectus which is a part thereof until the Company amends or supplements the same.

  If (a) the Company and the Guarantor fail to file within 90 days, or cause to become effective within 120 days, the Exchange Offer Registration Statement or (b) the Company and the Guarantor are obligated to file the Shelf Registration Statement and such Shelf Registration Statement is not filed within 90 days, or declared effective within 150 days, of the date on which the Company and the Guarantor became so obligated or (c) the Company and the Guarantor fail to consummate the Exchange Offer within 30 days of the Exchange Offer Effective Date or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the Company and the Guarantor will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on the applicable interest payment dates to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to the Holder of certificated securities by mailing a check to such Holders' registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Payment of Liquidated Damages is the sole remedy available to the Holders of Transfer Restricted Securities in the event that the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the registration of Transfer Restricted Securities for resale under the Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes accepted in the Exchange Offer. Holders may tender some or all of their Initial Notes pursuant to the Exchange Offer. However, Initial Notes may be tendered only in integral multiples of $1,000.

  The terms of the Exchange Notes will be identical in all material respects to the terms of the Initial Notes, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not be entitled to Liquidated Damages, if any, under certain circumstances described in the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture under which the Initial Notes were, and the Exchange Notes will be, issued.

  As of the date of this Prospectus, $100.0 million aggregate principal amount of the Initial Notes is outstanding. The Company has fixed the close of
business on       , 1998 as the record date for the Exchange Offer for
purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent.

  Holders of the Initial Notes do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  Holders who tender Initial Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
 , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent (as defined) of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date unless otherwise required by applicable law or regulation.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Initial Notes, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a Holder of Initial Notes may tender such Initial Notes in the Exchange Offer. A Holder who wishes to tender Initial Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined), and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Initial Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Initial Notes, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  DTC has authorized DTC participants that hold Initial Notes on behalf of beneficial owners of Initial Notes through DTC to tender their Initial Notes as if they were Holders. To effect a tender of Initial Notes, DTC participants should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or
(ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of the Initial Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Initial Notes, or Book-Entry Confirmation, as the case may be, should be sent to the Company.

  Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Initial Notes, either make appropriate arrangement to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered Holder as such registered Holder's name appears on such Initial Notes.

  If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Initial Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad15 under the Exchange Act (an "Eligible Institution").

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Initial Notes will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of Initial Notes. Tenders of Initial Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Such Initial Notes will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each Holder will represent to the Company, among other things, that such Holder is not a Restricted Holder. In addition, each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  For each Initial Note accepted for exchange, the Holder of such Initial Note will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes or a timely Book-Entry Confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering Holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish a new account or utilize an existing account with respect to the Initial Notes at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Initial Notes may make a book-entry tender of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Initial Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of Initial Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Initial Notes stating (i) the aggregate principal amount of Initial Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

GUARANTEE DELIVERY PROCEDURES

  Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available, (ii) who cannot deliver their Initial Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate numbers(s) of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, together with the certificate(s) representing the Initial Notes, or Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, as well as the certificate(s) representing all tendered Initial Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Initial Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number or numbers and principal amount of such Initial Notes),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Initial Notes register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. If certificates for Initial Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly retendered. Properly withdrawn Initial Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

  Any Initial Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Initial Notes).

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Initial Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Initial Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (d) there shall have occurred (i) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to the Company or (iii) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; or, in the case any of the foregoing exists at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (e) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Initial Notes and return all tendered Initial Notes to the Tendering

Holders, (ii) extend the Exchange Offer and retain all Initial Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Initial Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly rendered Initial Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to six business day period.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                  To: United States Trust Company of New York

                       By Hand (before 4:30 p.m.):
                    United States Trust Company of New York
                                 111 Broadway

New York, New York 10006   By Overnight Courier/By Hand (after 4:30 p.m.): 770
               Broadway 13t     h Floor New York, New York 10003
                   Attn: Lower Level Corporate Trust Window

                         Facsimile Transmission:
                                (212) 780-0592
                     Confirm by Telephone: (800) 548-6565

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes, or Initial Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Initial Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Initial Notes will be amortized over the term of the Notes.

REGULATORY APPROVALS

  The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

OTHER

  Participation in the Exchange Offer is voluntary and Holders of Initial Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER INITIAL NOTES IN THE EXCHANGE OFFER

  Issuance of the Exchange Notes in exchange for the Initial Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Initial Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Initial Notes desiring to tender such Initial Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Initial Notes for exchange. Initial Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement will terminate.

  In the event the Exchange Offer is consummated, the Company will not be required to register the unexchanged Initial Notes. Unexchanged Initial Notes will continue to be subject to the following restrictions on transfer: (i) the unexchanged Initial Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder or if neither such registration nor such exemption is required by law and (ii) the unexchanged Initial Notes bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the unexchanged Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted in connection with the Exchange Offer, any trading market for unexchanged Initial Notes could be adversely affected.

                               THE TRANSACTIONS

  SAI and Parent were formed by Saratoga to effect the acquisition of the Company. SAI entered into the Stock Purchase Agreement with KSCO, which owned all of the capital stock of Fasteners, and the stockholders and optionholders of KSCO. Under the Stock Purchase Agreement, SAI agreed to purchase all of the capital stock of KSCO for a purchase price in cash of approximately $168.8 million less the amount of indebtedness of the Company existing immediately prior to closing of the acquisition (including indebtedness that will not be repaid in connection with the Transactions).

  Concurrently with the consummation of the Offerings, Predecessor merged with and into KSCO, and KSCO merged with and into Fasteners, with Fasteners surviving the mergers. Following such mergers, the Notes became obligations of Fasteners. The purchase of KSCO capital stock by SAI and the mergers of SAI and KSCO into Fasteners are together referred to herein as the "Acquisition."

  In connection with the Acquisition, Saratoga and certain other investors made a $36.6 million equity investment, consisting of (i) $0.4 million in shares of Parent's Common Stock, par value $0.0001 per share (the "Common Stock"), and (ii) $36.2 million aggregate liquidation preference of Parent's Series B Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock") (collectively, the "Saratoga Investment"). Management and the Chairman of the Board rolled over $3.4 million of their stock options in KSCO into options to purchase Common Stock and Series B Preferred Stock (the "Management Investment"). The Saratoga Investment and the Management Investment are referred to as the "Equity Investments." Concurrently with the Notes Offering, Parent offered, for gross proceeds of $10.0 million, 100,000 Units, each Unit consisting of $100 liquidation preference of Parent's Series A Cumulative Redeemable Exchangeable Preferred Stock (the "Senior Preferred Stock") and one warrant (the "Warrants") to purchase Common Stock. The net proceeds of the Equity Investments and the Units Offering totalled $49.4 million, after fees and expenses to Parent of $0.6 million. Parent contributed (the "Equity Contribution") such amount to Fasteners in the form of common equity. In connection with the Acquisition, Fasteners entered into the New Credit Facility, which consists of the $28.0 million Term Loan and the $25.0 million Revolving Credit Facility. See "Description of Other Indebtedness--New Credit Facility."

  Proceeds from the Equity Contribution, the Notes Offering and the Term Loan were used to finance the purchase price in the Acquisition, repurchase attaching machinery subject to the Synthetic Lease, repay the Existing Credit Facility and pay related fees and expenses. The Acquisition, the repurchase of attaching machinery subject to the Synthetic Lease, the repayment of the Existing Credit Facility, the Offerings, the Equity Contribution, the borrowing of the Term Loan and the payment of related fees and expenses are collectively referred to herein as the "Transactions." The following table illustrates the sources of funds to the Company and uses of funds by the Company relating to the Transactions, assuming they were consummated on September 30, 1997:

  SOURCES OF FUNDS
                                       USES OF FUNDS
                             (Dollars in millions)

Notes..................... $100.0    Cash to selling stockholders.  $ 98.1
Term Loan.................   28.0    Repurchase of equipment
Equity Contribution(a)....   49.4     subject to Synthetic Lease..    29.2
                           ------    Repay Existing Credit Facili-
  Total................... $177.4     ty..........................    39.3
                           ======    Fees and expenses(b).........    10.8
                                                                    ------
                                       Total......................  $177.4
                                                                    ======

-------
(a) Parent funded the Equity Contribution from the Equity Investments and the Units Offering (net of estimated fees and expenses).
(b) Excludes estimated fees and expenses of Parent related to the Units Offering of $0.6 million.

                                CAPITALIZATION
                            (DOLLARS IN THOUSANDS)

  The following table sets forth, as of September 30, 1997, the consolidated capitalization of (i) Predecessor-KSCO and its subsidiaries on an historical basis and (ii) the Company and its subsidiaries after giving pro forma effect to the Transactions. This table should be read in conjunction with "The Transactions," "Pro Forma Consolidated Financial Statements" and the consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum.

                                                           SEPTEMBER 30, 1997
                                                         ----------------------
                                                         PREDECESSOR-  COMPANY
                                                         KSCO ACTUAL  PRO FORMA
                                                         ------------ ---------
Long-term debt (including current maturities)(1):
  Existing Credit Facility..............................   $37,861    $    --
  New Credit Facility(2)................................       --       28,000
  11 1/4% Senior Notes due 2007.........................       --      100,000
  Other(3)..............................................     2,269       2,269
                                                           -------    --------
    Total long-term debt (including current maturities).    40,130     130,269
                                                           -------    --------
Stockholders' equity:
  Common stock, par value $0.01 per share, 15,000,000
   shares authorized, 8,880,102 shares issued and
   outstanding, actual; 1,000 shares authorized,
   100 shares issued and outstanding, pro forma.........        89         --
  Preferred stock, par value $0.01 per share, 20,000
   shares authorized, no shares issued and outstanding,
   actual and pro forma.................................       --          --
  Additional paid-in capital............................    22,086      49,400
  Retained earnings.....................................     1,191         --
  Foreign currency translation adjustment...............      (604)        --
  Predecessor basis adjustment(4).......................       --       (7,831)
                                                           -------    --------
    Total stockholders' equity..........................    22,762      41,569
                                                           -------    --------
    Total capitalization................................   $62,892    $171,838
                                                           =======    ========

--------
(1) Excludes off-balance sheet financing pursuant to the Synthetic Lease, proceeds of which were applied toward repayment of debt of $31,268 in November 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

(2) Excludes the $25,000 Revolving Credit Facility, which was undrawn at closing. See "Description of Other Indebtedness--New Credit Facility."

(3) Includes long-term debt at Scovill Europe and various capital lease obligations.
(4) Represents the non-cash accounting treatment required for management's continuing ownership interest in accordance with the provisions of Emerging Issues Task Force Issue No. 88-16 of the FASB.

  The following table sets forth the consolidated capitalization of Parent and its subsidiaries (including the Company) as of September 30, 1997 assuming that Parent had been formed at such date and after giving pro forma effect to the Transactions. This table should be read in conjunction with "The Transactions," "Pro Forma Consolidated Financial Statements" and the consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum.

                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                                   PARENT
                                                                 PRO FORMA
                                                             ------------------
Long-term debt (including current maturities)(1):
  New Credit Facility(2) ...................................      $ 28,000
  11 1/4% Senior Notes due 2007.............................       100,000
  Other(3) .................................................         2,269
                                                                  --------
    Total long-term debt (including current maturities).....       130,269
                                                                  --------
Series A Cumulative Redeemable Exchangeable Preferred
 Stock(4)...................................................         9,400
Stockholders' equity:
  Series B Preferred Stock..................................        39,600
  Common Stock..............................................           --
  Additional paid-in capital................................           400
  Retained earnings.........................................           --
  Predecessor basis adjustment(5)...........................       (7,831)
                                                                  --------
    Total stockholders' equity..............................        32,169
                                                                  --------
    Total capitalization....................................      $171,838
                                                                  ========

--------
(1) Excludes off-balance sheet financing pursuant to the Synthetic Lease, proceeds of which were applied toward repayment of debt of $31,268 in November 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."
(2) Excludes the $25,000 Revolving Credit Facility, which was undrawn at closing. See "Description of Other Indebtedness--New Credit Facility."
(3) Includes long-term debt at Scovill Europe and various capital lease obligations.
(4) After fees and expenses paid by Parent of $600.
(5) Represents the non-cash accounting treatment required for management's continuing ownership interest in accordance with the provisions of Emerging Issues Task Force Issue No. 88-16 of the FASB.

                      SELECTED HISTORICAL FINANCIAL DATA
                            (DOLLARS IN THOUSANDS)

  The following table presents selected historical financial data of Predecessor-Alper and Predecessor-KSCO as of the dates and for the periods indicated, including the results of operations of acquired companies from their respective dates of acquisition. The financial data as of December 31, 1995 and 1996 and for the period from January 1, 1995 to October 17, 1995, the period from October 17, 1995 to December 31, 1995 and the year ended
December 31, 1996 have been derived from the consolidated financial statements of Predecessor-Alper and Predecessor-KSCO audited by Arthur Andersen llp, independent public accountants. The financial data for the year ended
December 31, 1994 have been derived from the consolidated financial statements of Predecessor-Alper audited by Deloitte & Touche llp, independent auditors. The financial data for the years ended December 31, 1992 and 1993 have been derived from the audited consolidated financial statements of Predecessor-Alper. The financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited consolidated financial statements of Predecessor-KSCO, which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year. The selected historical financial data should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                 PREDECESSOR-ALPER(1)                       PREDECESSOR-KSCO(2)
                          -------------------------------------- -------------------------------------------
                                                                                          NINE MONTHS ENDED
                          YEAR ENDED DECEMBER 31,    PERIOD FROM PERIOD FROM  YEAR ENDED    SEPTEMBER 30,
                          -------------------------   1/1/95 TO  10/17/95 TO DECEMBER 31, ------------------
                           1992     1993     1994     10/17/95    12/31/95       1996       1996      1997
                          -------  -------  -------  ----------- ----------- ------------ --------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $67,352  $65,066  $65,428    $53,589     $12,799     $91,632    $ 69,796  $ 73,466
Gross profit............   16,421   15,988   18,383     13,329       3,446      27,032      19,533    20,362
Selling, general and
 administrative
 expenses(3)............    8,409   14,120   10,534      7,822       1,827      17,051      12,733    11,697
Amortization expense....      388      388      411        320         239       2,557       2,046     2,025
                          -------  -------  -------    -------     -------     -------    --------  --------
Operating income........    7,624    1,480    7,438      5,187       1,380       7,424       4,754     6,640
Interest expense........    5,216    5,320    5,092      3,472         892       5,953       4,848     2,698
Other expense (income)..     (308)    (263)    (629)       551         214         450         102       430
                          -------  -------  -------    -------     -------     -------    --------  --------
Income (loss) before
 income taxes and
 extraordinary loss.....    2,716   (3,577)   2,975      1,164         274       1,021        (196)    3,512
Tax provision (benefit).    1,308     (163)     634        --          158         923         258     1,586
                          -------  -------  -------    -------     -------     -------    --------  --------
Income (loss) before
 extraordinary loss.....    1,408   (3,414)   2,341      1,164         116          98        (454)    1,926
                          -------  -------  -------    -------     -------     -------    --------  --------
Net income (loss)(4)....  $ 1,408  $(3,414) $ 2,341    $ 1,164     $   116     $  (852)    $(1,404)  $ 1,926
                          =======  =======  =======    =======     =======     =======    ========  ========
OTHER DATA:
EBITDA(5)...............  $11,393  $ 8,492  $14,514    $10,814     $ 2,886     $17,218    $ 12,210  $ 16,310
Adjusted EBITDA(6)......   12,332   12,279   14,346     11,242       3,163      18,365      12,772    17,115
Depreciation............    5,820    6,131    6,559      5,735       1,481       6,829       5,512     4,213
Capital expenditures....    9,182    8,566    7,363      4,962       1,168       5,695       4,437     4,114
Adjusted Interest
 Expense(7).............    5,216    5,320    4,995      3,255         757       5,633       4,608     2,493
Earnings/Fixed
 Charges(8).............     1.50x     --      1.56x      1.32x       1.29x       1.16x        --       1.81x
Cash flows from
 operating activities...    8,161    7,709    8,027      7,027      (1,013)     (1,416)     (1,779)    2,476
Cash flows from
 investing activities...   (8,984)  (8,498)  (7,187)    (4,936)    (45,298)      2,586     (27,423)   (4,114)
Cash flows from
 financing activities...        0        0     (484)    (1,998)     46,721        (977)     29,892     2,229

                            PREDECESSOR-ALPER           PREDECESSOR-KSCO
                         ----------------------- ------------------------------
                              DECEMBER 31,         DECEMBER 31,   SEPTEMBER 30,
                         ----------------------- ---------------- -------------
                          1992    1993    1994    1995     1996       1997
                         ------- ------- ------- ------- -------- -------------
BALANCE SHEET DATA:
Working capital(9)...... $ 9,072 $11,141 $ 7,810 $ 6,688 $ 17,562   $ 21,437
Total assets............  70,670  72,521  76,448  88,577  103,866    108,742
Total debt(10)..........     --      --   14,516  41,538   37,718     40,130
Redeemable preferred
 stock..................     --      --   19,439     --       --         --
Stockholders'
 equity(11).............  36,998  37,369  29,043  18,263   21,421     22,762

--------

(1) On October 17, 1995, Fasteners was acquired by KSCO, which was organized by Kohlberg for the purpose of acquiring the capital stock of Fasteners. The Kohlberg Acquisition was accounted for using the purchase method of accounting. Financial information for periods prior to October 17, 1995 are for Fasteners when it was a wholly owned subsidiary of Alper. The Kohlberg Acquisition and the related application of purchase accounting resulted in changes to the capital structure of Predecessor-Alper and the historical basis of various assets and liabilities. The effect of such changes significantly impairs the comparability of the financial position and results of operations of Predecessor-Alper to those of Predecessor-KSCO.


(2) The Acquisition and the related application of purchase accounting resulted in changes to the capital structure of KSCO (sometimes referred to herein as "Predecessor-KSCO") and the historical basis of various assets and liabilities. The effect of such changes significantly impairs the comparability of the financial position and results of operations of Predecessor-KSCO to those of Parent.

(3) SG&A includes non-recurring expense (income) as follows: 1992--($1,500), primarily related to reversing accruals for the disposal of the zipper product line in an earlier year; 1993--$3,500, primarily related to the accrual of an environmental matter at a former facility; and 1994--$(600), primarily related to the favorable resolution of matters previously accrued. SG&A also includes a non-recurring charge for severance payments made to employees at the Clarkesville facility who were terminated when certain Rau and PCI employees were transferred to the Clarkesville facility. Such charge amounted to $118 and $272 for the nine months ended September 30, 1996 and the year ended December 31, 1996, respectively.

(4) In January 1996, the Company refinanced its previously existing credit agreements with the Existing Credit Facility, which resulted in an extraordinary after-tax charge of $950 in the first quarter of 1996 from the write-off of related deferred financing costs.

(5) EBITDA is defined as net income (loss) before interest expense (including amortization of deferred financing costs), provision for income taxes, depreciation, amortization, rental payments on Synthetic Lease, the non-cash portion of other expense (income) and extraordinary items. Payments on the Synthetic Lease were $858 and $3,861 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The non-cash portion of other expense (income) was $(2,747), $230, $(523) and $123 for the years ended December 31, 1992, 1993 and 1994, and for the period from January 1, 1995 to October 17, 1995, respectively, and was insignificant for all other periods presented.

(6) Adjusted EBITDA is defined as EBITDA (as defined in footnote (5) above) plus (i) non-recurring expense (income) included in SG&A (see footnote (3) above), (ii) the portion of other expense (income) not included in EBITDA, which consists of miscellaneous non-operating cash items, and (iii) management fees to Alper and Kohlberg. On an historical basis, management fees paid to Alper and Kohlberg, included in the general and administrative expenses, were $0, $780, $538, $0, $63, $425, $342 and $375 for the years ended December 31, 1992, 1993 and 1994, the period from January 1, 1995 to October 17, 1995, the period from October 17, 1995 to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30,
     1996 and 1997, respectively.      The Company has included information
     concerning EBITDA and Adjusted EBITDA because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA and Adjusted EBITDA are not required by GAAP and should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash flow from operating activities determined in accordance with GAAP as a measure of liquidity. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA.

(7) Adjusted Interest Expense is defined as interest expense less the amortization of deferred financing costs.

(8) For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of income before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense (including amortization of deferred financing costs) and one-third of rental expense, representing that portion of rental expense representative of the interest factor. Earnings were insufficient to cover fixed charges by $3,577 and $196 for the year ended December 31, 1993 and the nine months ended September 30, 1996, respectively.

(9)  Working capital is defined as current assets less current liabilities.

(10) Excludes off-balance sheet financing pursuant to the Synthetic Lease, proceeds of which were applied toward repayment of debt of $31,268 in November 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

(11) Stockholders' equity includes affiliate advances, demand notes and debentures from Predecessor-Alper's parent at December 31, 1992, 1993 and 1994 of $56,243, $62,046 and $31,237, respectively.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated statements of operations of Parent for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transactions as though they had occurred at the beginning of the periods presented. The following unaudited pro forma consolidated balance sheet of Parent as of September 30, 1997 gives effect to the Transactions as though they had occurred on September 30, 1997.

  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma consolidated financial statements are not necessarily indicative of operating results or financial position that would have been achieved had the Transactions been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The pro forma consolidated financial statements should be read in conjunction with "The Transactions" and the consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum.

  The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Acquisition using the purchase method of accounting. The total purchase cost will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values adjusted to reflect their carryover basis at the time the Transactions are consummated. The allocation of the aggregate purchase price reflected in the pro forma consolidated financial statements is preliminary. The actual purchase adjustments to reflect the fair values of the assets and liabilities assumed will be based upon appraisal studies that are not yet complete and management's evaluation of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated financial statements are subject to change pending the final allocation of the total purchase cost of the Acquisition. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position or pro forma results of operations.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                           SCOVILL HOLDINGS INC.
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, 1997
                                             ----------------------------------
                                                         PRO FORMA
                                             HISTORICAL ADJUSTMENTS    PRO FORMA
                                             ---------- -----------    ---------
                   ASSETS
Current Assets
  Cash and cash equivalents.................  $  1,194   $     64 (A)  $  1,258
  Accounts receivable, net of allowance.....    15,048        --         15,048
  Inventories...............................    24,025        --         24,025
  Other.....................................       741        --            741
                                              --------   --------      --------
    Total Current Assets....................    41,008         64        41,072
                                              --------   --------      --------
Property, Plant and Equipment, net..........    41,473     29,200 (B)    70,673
                                              --------   --------      --------
Other Assets
  Goodwill..................................    15,559     66,065 (C)    81,624
  Trademarks................................     2,066     14,000 (C)    16,066
  Non-compete agreements....................     2,764        --          2,764
  Deferred acquisition and financing fees...     3,725     (3,725)(C)       --
                                                   --       7,467 (A)     7,467
  Deferred taxes............................     1,298     (1,298)(D)       --
  Other assets..............................       849        --            849
                                              --------   --------      --------
    Total Other Assets......................    26,261     82,509       108,770
                                              --------   --------      --------
      Total Assets..........................  $108,742   $111,773      $220,515
                                              ========   ========      ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt......  $  1,013   $   (467)(A)  $    546
  Accounts payable..........................     9,612        --          9,612
  Accrued liabilities.......................     8,946     (1,475)(A)     7,471
                                              --------   --------      --------
    Total Current Liabilities...............    19,571     (1,942)       17,629
Long-Term Liabilities
  Revolving line of credit..................    11,930    (11,930)(A)       --
  Term loan.................................    25,464    (25,464)(A)       --
                                                   --      28,000 (A)    28,000
  11 1/4% Senior Notes due 2007.............       --     100,000 (A)   100,000
  Other debt................................     1,723        --          1,723
  Employee benefits.........................    24,351        --         24,351
  Deferred taxes............................       --       5,600 (C)
                                                           (1,298)(D)     4,302
  Other.....................................     2,941        --          2,941
                                              --------   --------      --------
    Total Long-Term Liabilities.............    66,409     94,908       161,317
                                              --------   --------      --------
Series A Cumulative Redeemable Exchangeable
 Preferred Stock............................       --       9,400 (A)     9,400
Stockholders' Equity
  Series B Preferred Stock..................       --      39,600 (A)    39,600
  Common Stock..............................        89        (89)(C)       --
  Additional paid-in capital................    22,086    (22,086)(C)       --
                                                              400 (A)       400
  Retained earnings.........................     1,191     (1,191)(C)       --
  Predecessor basis adjustment..............       --      (7,831)(C)    (7,831)
  Foreign currency translation adjustment...      (604)       604 (C)       --
                                              --------   --------      --------
    Total Stockholders' Equity..............    22,762      9,407        32,169
                                              --------   --------      --------
      Total Liabilities and Stockholders'
       Equity...............................  $108,742   $111,773      $220,515
                                              ========   ========      ========

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                           SCOVILL HOLDINGS INC.
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                               YEAR ENDED DECEMBER 31, 1996
                           ----------------------------------------
                                       PRO FORMA
                           HISTORICAL ADJUSTMENTS    PRO FORMA
                           ---------- -----------    ---------
Net sales................   $91,632    $    --       $ 91,632
Cost of sales............    64,600        (250)(E)    64,350
                            -------    --------      --------
 Gross profit............    27,032         250        27,282
Selling expenses.........    10,220         --         10,220
General and
 administrative expenses.     6,831         175 (F)     7,006
Amortization expense.....     2,557       1,172 (G)     3,729
                            -------    --------      --------
 Operating income........     7,424      (1,097)        6,327
Other expense (income)...       450          21 (H)       471
Interest expense.........     5,953       8,617 (I)    14,570
                            -------    --------      --------
Income (loss) before
 income tax provision....     1,021      (9,735)       (8,714)
Income tax provision
 (benefit)...............       923      (3,079)(D)    (2,156)
                            -------    --------      --------
Net income (loss) before    $    98    $ (6,656)     $ (6,558)
 extraordinary loss (J)..   -------    --------      --------
Dividends and accretion
 on Senior Preferred            --        1,458 (K)     1,458
 Stock...................   -------    --------      --------
Net income (loss)
 available to common
 stockholders (before
 extraordinary loss).....   $    98    $ (8,114)     $ (8,016)
                            =======    ========      ========
                           NINE MONTHS ENDED SEPTEMBER 30, 1997
                           ----------------------------------------
                                       PRO FORMA
                           HISTORICAL ADJUSTMENTS    PRO FORMA
                           ---------- -----------    ---------
Net sales................   $73,466    $    --       $ 73,466
Cost of sales............    53,104      (1,122)(E)    51,982
                            -------    --------      --------
 Gross profit............    20,362       1,122        21,484
Selling expenses.........     7,192         --          7,192
General and
 administrative expenses.     4,505          75 (F)     4,580
Amortization expense.....     2,025         849 (G)     2,874
                            -------    --------      --------
 Operating income........     6,640         198         6,838
Other expense (income)...       430         (14)(H)       416
Interest expense.........     2,698       8,231 (I)    10,929
                            -------    --------      --------
Income (loss) before
 income tax provision....     3,512       (8019)       (4,507)
Income tax provision
 (benefit)...............     1,586      (2,609)(D)    (1,023)
                            -------    --------      --------
Net income (loss)........   $ 1,926    $ (5,410)     $ (3,484)
Dividends and accretion
 on Senior Preferred            --        1,094 (K)     1,094
 Stock...................   -------    --------      --------
Net income (loss)
 available to common
 stockholders............   $ 1,926    $ (6,504)     $ (4,578)
                            =======    ========      ========

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(A) These adjustments record (i) the issuance of the Notes, (ii) the borrowing of the Term Loan, (iii) the Equity Contribution (see "The Transactions," "Capitalization" and "Description of Capital Stock"), (iv) the use of a portion of the net proceeds to repurchase equipment subject to the Synthetic Lease and to repay the Existing Credit Facility and (v) the capitalization of deferred financing costs of $7,467. The table below reflects the financing transactions:

     Notes............................................................ $100,000
     Term Loan........................................................   28,000
     Equity Contribution..............................................   49,400
                                                                       --------
                                                                       $177,400
                                                                       ========
     Repayment of existing indebtedness:
      Current maturities and accrued interest......................... $  1,084
      Accrued Synthetic Lease payments................................      858
      Long-term loan..................................................   25,464
      Revolving line of credit........................................   11,930
     Transaction fees and expenses....................................    7,467
                                                                       --------
                                                                       $ 46,803
                                                                       ========

(B) Represents the capitalization of attaching machinery and equipment resulting from the repurchase of equipment subject to the Synthetic Lease.

(C) The pro forma cost and the preliminary pro forma calculation of the excess of the cost over the book value of net assets acquired is as follows:


     Cash purchase price of equity.................................... $98,100
     Transaction fees included in excess of purchase cost over book
      value...........................................................   3,233
                                                                       -------
     Book value of KSCO's equity......................................  22,762
     Predecessor basis adjustment(i)..................................   7,831
     Elimination of existing deferred financing, acquisition and organization costs..............................................  (3,725)
                                                                       -------
     Adjusted book value of net assets acquired.......................  26,868
     Purchase price allocated to trademarks...........................  14,000
     Deferred income taxes related to valuation of trademarks.........  (5,600)
                                                                       -------
     Excess of purchase cost over book value.......................... $66,065
                                                                       =======

  Certain transaction fees and expenses totaling $3,233 that will be incurred in connection with the Acquisition are included in the excess of purchase cost over book value.

  --------

  (i) As further described in "The Transactions", management maintained a continuing ownership interest in the Company. Accordingly, stockholders' equity and the excess of purchase cost over book value have been reduced pursuant to the provisions of Emerging Issues Task Force Issue No. 88-16 of the FASB.

(D) Reflects the deferred tax benefit related to the loss from operations. Based on present estimates of future operations and debt servicing related to the Acquisition, it is management's opinion that it is more likely than not that future tax benefits related to the Acquisition will not be realized beyond the amount of reversing taxable temporary differences, which continued to exceed the future tax benefits realized in the pro forma periods presented.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(E) Represents depreciation expense adjustment related to repurchase of equipment subject to the Synthetic Lease assuming an eight-year life. Adjustment is reflected net of operating lease expense incurred under the prior lease agreement.

(F) Reflects the elimination of management fees historically paid to Kohlberg and the addition of management fees to be paid to Saratoga. Upon consummation of the Transactions, Parent entered into a management agreement with Saratoga, pursuant to which Parent will pay $600 per year to Saratoga. Although such payments will be funded with a dividend from Fasteners they have been reflected herein as an operating expense of Parent.

(G) Represents the incremental amortization of goodwill based on preliminary estimated fair values of the assets acquired and liabilities assumed using a 40-year life. See note (C).

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
   Goodwill...............................      $1,651             $1,238
   Trademark..............................         350                263
   Less: historical amortization of
         deferred transaction costs.......        (829)              (652)
                                                ------             ------
                                                $1,172             $  849
                                                ======             ======

(H) The adjustment represents the charge for commitment fees on the unused portion of the Existing Credit Facility which was repaid upon closing of the Transactions, offset by the amount of commitment fees on the unused portion of the Revolving Credit Facility.

(I) The pro forma adjustments to interest expense reflect the following:

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
   Interest expense on new financing:
     Term Loan(1).........................      $ 2,352           $ 1,764
     Notes................................       11,250             8,438
   Interest expense on historical debt
    repaid................................       (5,806)           (2,587)
                                                -------           -------
                                                  7,796             7,615
   Net deferred financing cost
    adjustment(2).........................          821               616
                                                -------           -------
   Total adjustment.......................      $ 8,617           $ 8,231
                                                =======           =======

  --------

  (1) The assumed interest rate on the Term Loan is 8.4%. A change in the interest rate on the Term Loan of 1% would change interest expense by $280 and $210 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
  (2) Deferred financing costs are amortized over the life of the related debt, using a weighted average life of ten years for the Notes and six years for the Term Loan.

(J) In January 1996, the Company refinanced its previously existing credit agreements with the Existing Credit Facility, which resulted in an extraordinary after-tax charge of $950 in the first quarter of 1996 from the write-off of related deferred financing costs.

(k) Represents dividends and accretion on the Series A Cumulative Redeemable Exchangeable Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum. All dollar figures have been rounded to the nearest one-tenth of one million for presentation purposes.

GENERAL

  The Company, whose business has been in continuous operation since 1802, is a leading designer, manufacturer and distributor of apparel and specialty industrial fasteners. The Scovill name is the oldest and one of the most well-known brands in the fasteners industry. In the twelve-month period ended September 30, 1997, the Company sold more than 10 billion fastener units worldwide. The Company has achieved and maintained its reputation by offering its customers an integrated system of high quality fasteners, proprietary attaching machines, technical service, on-site maintenance and customized applications and design services tailored to individual customer needs.

  The Company has two main product groups: the Apparel Group and the Industrial Group. For the periods covered by the financial statements included in this Offering Memorandum, the Company does not account for the results of operations of its subsidiaries in the Apparel Group or the Industrial Group.

  Revenues include sales of fastener products and rental income from the leasing of attaching machines to customers. Cost of sales includes the costs of raw material, labor and variable and fixed manufacturing overheads. Selling, general and administrative expenses ("SG&A") consist primarily of salaries and benefits paid to sales and administrative personnel, commissions, and travel, marketing and advertising expenses.

  During 1996, the Company acquired three companies and integrated their operations into existing facilities. On January 24, 1996, the Company acquired Rau, a Rhode Island apparel fastener manufacturer, for $7.9 million and PCI, a Massachusetts-based eyelet manufacturer, for $15.6 million. The Rau acquisition expanded the Company's customer base in its existing product offerings. Rau's Klikit brand was integrated into the Gripper line. In April, Rau's domestic facility was closed, relocated and integrated into the Company's Clarkesville, Georgia facility. The Company consolidated the Rau Canada operation with the Scovill Canada facility. PCI's operations were integrated into the Clarkesville, Georgia facility in October. In March, the Company also purchased Daude, a French fastener manufacturer, for $2.5 million, which was integrated into the Scovill Europe facility in Belgium in June 1996. The Rau, PCI and Daude acquisitions were accounted for using the purchase method of accounting and, as a result, the Company's financial statements include the results of operations of Rau, PCI and Daude from their dates of acquisition.

  The Company ceased operations of the unprofitable zipper product line in late 1995. In 1996, the Company relocated the PCI machine tool business of PCI to Scovill Canada and opened a sales, warehouse and machine repair center in Torreon, Mexico. A new distribution network was also established in Asia in late 1996.

  In November 1996, the Company refinanced its attaching machinery under the Synthetic Lease with General Electric Capital Corporation ("GECC"). Pursuant to the Synthetic Lease, GECC leased to the Company various fastener equipment, which the Company then subleased to its customers. The Company originally sold the equipment to GECC for $31.3 million. The lease was accounted for as an operating lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The sale reduced the Company's plant, property and equipment account by $19.5 million, consisting of $22.5 million for the cost of the attaching equipment and $3.1 million for the related accumulated depreciation. The increase to fair market value over the amount of the purchase price originally allocated to the attaching equipment was recorded as a reduction of goodwill recorded in the Kohlberg Acquisition. See
Note 9 to the audited financial statements. Proceeds from the Synthetic Lease were used to repay a term loan under the Existing Credit Facility. The Synthetic Lease was terminated, and the equipment subject thereto repurchased, in connection with the Transactions. See "The Transactions" and "Pro Forma Consolidated Financial Statements." The Company entered into the Synthetic Lease transaction to benefit from the increased short-term liquidity resulting from the proceeds of the sale of the equipment. The Company decided to terminate the Synthetic Lease because it determined that the Synthetic Lease would be inconsistent with its global expansion strategy, which may call for the Company, in certain cases, to sell its attaching machines (rather than lease them). In addition, rental payments under the Synthetic Lease were greater than amortization payments on the Term Loan (proceeds of which were used to repurchase the equipment subject to the Synthetic Lease).

  On October 17, 1995 ("Inception"), Fasteners was acquired by KSCO, which was organized by Kohlberg & Co. for the purpose of acquiring the capital stock of Fasteners. The Kohlberg Acquisition was accounted for using the purchase method of accounting. Financial information for periods prior to October 18, 1995 are for Fasteners when it was a wholly owned subsidiary of Alper Holdings USA, Inc. ("Predecessor-Alper"). The Kohlberg Acquisition and the related application of purchase accounting resulted in changes to the capital structure of the Predecessor and the historical basis of various assets and liabilities. The effect of such changes significantly impairs the comparability of the financial position and results of operations of Predecessor-Alper and Predecessor-KSCO. The results of operations of Predecessor-Alper and Predecessor-KSCO have been combined for purposes of discussion of the results of operations for fiscal year 1995.

RESULTS OF OPERATIONS

  The table below sets forth certain items in the statement of operations expressed as a percentage of net sales for the periods indicated.

                                                                  NINE MONTHS
                                                                     ENDED
                                                                   SEPTEMBER
                                       YEAR ENDED DECEMBER 31,        30,
                                       -------------------------  ------------
                                        1994     1995     1996    1996   1997
                                       -------  -------  -------  -----  -----
Net sales.............................   100.0%   100.0%   100.0% 100.0% 100.0%
Gross profit..........................    28.1     25.3     29.5   28.0   27.7
Selling, general and administrative
 expenses.............................    16.1     14.5     18.6   18.2   15.9
Operating income......................    11.4      9.9      8.1    6.8    9.0
Interest expense......................     7.8      6.6      6.5    6.9    3.7
Income tax provision..................     1.0      0.2      1.0    0.4    2.2
Net income (loss).....................     3.6      1.9     (0.9)  (2.0)   2.6

 NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1996

  Net Sales. Net sales increased $3.7 million, or 5.3%, from $69.8 million to $73.5 million. The increase of $1.9 million, or 2.7%, was attributable, in part, to receipt of revenues from the former Rau and PCI operations for a full nine months in 1997, compared to approximately eight months of revenues in 1996, measured from the dates of acquisition. Strong jeans and denimwear orders also contributed $1.7 million, or 2.4%, of additional overall Apparel Group sales. The Company's international subsidiaries also experienced increased sales, resulting from the acquisition of Daude. These increases were partially offset by initial sales declines resulting from customer concerns relating to publicized workforce unrest due to the relocation of the PCI operations from Bedford, Massachusetts to Clarkesville, Georgia during the latter part of 1996. The PCI facility in New Bedford was closed in November 1996. Employees of this facility who were not relocated or chose not to be relocated received severance and other benefits subject to the shutdown agreement negotiated between the labor union representing the employees and the Company. PCI no longer has any employees in New Bedford.

  Gross Profit. Gross profit increased $0.8 million, or 4.2%, from $19.5 million to $20.4 million. Gross margin decreased from 28.0% to 27.7%. The cost of goods sold in 1997 includes rental expense of $1.1 million related to the Synthetic Lease. Without the effect of the Synthetic Lease transaction, gross profit would have increased by $1.1 million to $21.5 million, and gross margin would have increased to 29.3%, of which $0.8 million resulted primarily from the Company's relocation and integration of operations from the Rau, PCI and Daude acquisitions during 1996. In the case of the Rau and PCI integrations, additional manufacturing volume at the Clarkesville facility absorbed a greater portion of fixed costs.

  Selling, General and Administrative Expenses. SG&A decreased $1.0 million, or 8.1%, from $12.7 million to $11.7 million. The decrease was primarily attributable to reductions, in late 1996, in the number of salespeople after integration of the Rau and PCI operations and the related decrease in travel, advertising and commission expenses. SG&A was 15.9% of net sales for the first nine months of 1997 compared to 18.2% for the comparable period in 1996.

  Operating Income. Operating income increased $1.9 million, or 39.7%, from $4.8 million to $6.6 million. The increase attributable to acquisitions was $1.8 million stemming from SG&A reductions and increased volume.

  Interest Expense. Interest expense decreased $2.2 million, or 44.3%, from $4.8 million to $2.7 million. This decrease was attributable to the repayment of indebtedness with proceeds from the Synthetic Lease.

  Income Tax Provision. The provision for income taxes was $1.6 million in 1997 compared to $0.3 million for 1996.

  Net Income. Net income for the first nine months of 1997 was $1.9 million compared to a loss of $1.4 million in 1996, of which loss $1.0 million was attributable to the Synthetic Lease Charge. The remaining impact was attributable to the factors discussed above.

 FISCAL YEAR 1996 COMPARED WITH FISCAL YEAR 1995 (COMBINED PREDECESSOR-KSCO AND PREDECESSOR-ALPER)

  Net Sales. Net sales increased $25.2 million, or 38.0%, from $66.4 million to $91.6 million. This increase was primarily attributable to increased sales volume as a result of the 1996 acquisitions of Rau, PCI and Daude. The Rau acquisition increased revenues in both apparel and industrial fasteners. The PCI acquisition was a product line extension that increased industrial fastener sales. Finally, the Daude acquisition, also a product line extension in Europe, increased the Company's European sales.

  Gross Profit. Gross profit increased $10.2 million, or 61.1%, from $16.8 million to $27.0 million. Gross margin increased from 25.3% to 29.5%. The increases in gross profit and margin were primarily the result of the Company's acquisitions in early 1996. The Rau and Daude facilities were operated until April 1996 and June 1996, respectively, when operations from the Rau facility were relocated to the Company's main manufacturing facility in Clarkesville and the Daude operations were relocated to the Company's facility in Belgium. The PCI facility was operated through October 1996. To a lesser extent, the Company's increases in gross profit reflected absorption of a greater percentage of fixed costs at the Clarkesville facility as a result of relocating the acquired operations.

  Selling, General and Administrative Expenses. SG&A increased $7.4 million, or 76.7%, from $9.6 million to $17.1 million. The increase was a result of the addition of administrative and selling personnel from the acquired companies. SG&A was 18.6% of net sales for 1996 compared to 14.5% for 1995. This increase was due to the expenses related to duplicate functions and administrative operations of the acquired businesses prior to their integration into the Company's existing operations.

  Operating Income. Predecessor-KSCO's operating income for 1996 was $7.4 million compared with Predecessor-KSCO's $1.4 million for the period from Inception (October 17, 1995) to December 31, 1995, or $6.6 million on an annualized basis. The increase was attributable to the Company's acquisitions and increased sales volume.

  Interest Expense. Predecessor-KSCO's interest expense for 1996 was $6.0 million compared with Predecessor-KSCO's $0.9 million for the period from Inception (October 17, 1995) to December 31, 1995, or $4.3 million on an annualized basis. This increase was primarily attributable to the additional debt incurred under the Existing Credit Facility in January 1996 in connection with the Rau and PCI acquisitions.

  Income Tax Provision. Predecessor-KSCO's income tax provision for 1996 was $0.9 million compared with Predecessor-KSCO's $0.2 million for the period from Inception (October 17, 1995) to December 31, 1995, or $0.8 million on an annualized basis.

  Net Income. Predecessor-KSCO's net loss for 1996 was 0.9 million (of which $0.9 million was attributable to an extraordinary item related to the extinguishment of debt in connection with the Rau and PCI acquisitions) compared with Predecessor-KSCO's net income of $0.1 million for the period from Inception (October 17, 1995) to December 31, 1995, or $0.6 million on an annualized basis.

 FISCAL YEAR 1995 (COMBINED PREDECESSOR-KSCO AND PREDECESSOR-ALPER) COMPARED
   WITH FISCAL YEAR 1994 (PREDECESSOR-ALPER)

  Net Sales. Net sales increased $1.0 million, or 1.5%, from $65.4 million to $66.4 million. A $2.2 million, or 3.3%, increase in net sales from continuing business lines was primarily attributable to increased sales of DOT and plastic products, offset by reduced sales from the Company's discontinued zipper product line.

  Gross Profit. Gross profit decreased $1.6 million, or 8.7%, from $18.4 million to $16.8 million. Gross margin decreased from 28.1% to 25.3%. The decreases in gross profit and margin were primarily the result of underlying raw material cost increases. The Company's primary raw material, brass, and its components, copper and zinc, are subject to cost variations. See "Risk Factors -- Raw Materials." These increases were partially offset by a reduction of manufacturing costs as a result of management's continued cost control efforts initiated in 1994. See "-- Hedging Activities."

  Selling, General and Administrative Expenses. SG&A decreased $0.9 million, or 8.4%, from $10.5 million to $9.6 million. The decrease was a result of the cost reduction activities initiated by management and management incentive payments in 1994 that were not paid in 1995. SG&A was 14.5% of net sales for 1995 compared to 16.1% for 1994.

  Operating Income. Predecessor-Alper's operating income for the period from January 1, 1995 to October 17, 1995 was $5.2 million, or $6.6 million on an annualized basis, compared with Predecessor-Alper's $7.4 million for 1994. The decrease was attributable to increased raw material prices. The decrease was offset by reduced manufacturing costs and SG&A.

  Interest Expense. Predecessor-Alper's interest expense for the period from January 1, 1995 to October 17, 1995 was $3.5 million, or $4.4 million on an annualized basis, compared with Predecessor-Alper's $5.1 million for 1994. The decrease was attributable to a renegotiated credit agreement with an affiliate during 1994, which resulted in a significantly lower interest rate.

  Income Tax Provision. Predecessor-Alper's income tax provision for the period from January 1, 1995 to October 17, 1995 was $0 compared with Predecessor-Alper's $0.6 million for 1994.

  Net Income. Predecessor-Alper's net income for the period from January 1, 1995 to October 17, 1995 was $1.2 million, or $1.5 million on an annualized basis, compared with Predecessor-Alper's $2.3 million for 1994. The decrease was attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company derived its cash from funds generated by operations and from third-party financings, including the Existing Credit Facility. As of September 30, 1997, $11.9 million was outstanding under the revolving line of credit available under the Existing Credit Facility. After the Transactions, the Company's liquidity requirements will consist primarily of scheduled payments of principal and interest on its indebtedness, working capital needs and capital expenditures. After consummation of the Transactions, the Company believes that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and capital requirements, and its debt service requirements through 1998.

 Capital Expenditures

  The Company's capital expenditures during the first nine months of 1997 aggregated approximately $4.1 million and are not expected to exceed $6.0 million for 1997. Such expenditures were primarily for reconditioning and purchases of attaching machines and plant machinery and equipment. Capital expenditures for 1998 and 1999 are expected to be less than $5.0 million per year.

 Cash Flows

  Net cash provided in the Company's operating activities was $2.5 million for the first nine months of 1997. Principal working capital changes included increases of $2.6 million and $2.4 million in accounts receivable and inventory, respectively. The Company's cash used in investing activities during the first nine months of 1997 related principally to capital expenditures. Net cash provided by financing activities was $2.2 million, reflecting $2.5 million in borrowings under the Existing Credit Facility offset by $0.3 million in long-term debt payments.

  Net cash used by the Company's operations in 1996 was $1.4 million. Principal working capital changes included a $6.2 million increase in inventory, a $4.0 million decrease in accrued liabilities and a $3.0 million increase in accounts payable. The Company's cash used in investing activities during 1996 was $28.7 million, of which $25.3 million related to the Rau and PCI acquisitions, including acquisition costs. Additionally, the Company had capital expenditures of $5.7 million. Net cash provided by financing activities was $30.3 million, reflecting a net decrease in borrowings under the Existing Credit Facility of $5.0 million, $31.3 million in proceeds from the Synthetic Lease transaction and $4.0 million related to the issuance of common stock.

  The Indenture and the New Credit Facility will place significant restrictions on the Company's ability to incur additional indebtedness, pay dividends or repurchase stock or make other distributions, create liens, make certain investments, sell assets, or enter into mergers or consolidations. See "Description of Notes," "Description of Other Indebtedness" and "Risk Factors--Substantial Leverage; Restrictive Covenants."

 Impact of the Transactions

  The Transactions had a material impact on the Company's financial condition and will have a material impact on the Company's results of operations and cash flows. The Transactions resulted in the Company's consolidated total long-term debt increasing from $40.1 million (excluding off-balance sheet financing pursuant to the Synthetic Lease of $31.3 million) to $130.3 million and its stockholders' equity increasing from $22.8 million to $41.6 million. The increased debt will result in increased interest expense. Scheduled debt repayments are $1.0 million in 1998, $3.0 million in 1999, $5.0 million in 2000, $6.0 million in 2001, $6.0 million in 2002 and $107.0 million (including the Notes) thereafter.

  In addition, the Acquisition was reflected using purchase accounting, with the excess of the purchase price over the fair value of the Company's identifiable net assets (such excess initially estimated at $81.6 million) being classified as goodwill. Therefore, the amortization expense of the Company is significantly higher than the amortization expense of Predecessor-KSCO.

INFLATION

  Inflation had a nominal impact on operations during the last three years. Increases in operating costs were consistent with the general inflation rate and were offset by management cost control measures and productivity improvements.

HEDGING ACTIVITIES

  Since late 1995, the Company has entered into certain hedging transactions regarding its raw material purchases. The Company regularly purchases copper and zinc call and put options that are regularly traded on exchanges. These transactions (commonly referred to as "Bull Spreads") attempt to effectively ensure maximum and minimum net purchase costs. At September 30, 1997, the Company had outstanding (i) call options covering 2,250,000 pounds of copper, expiring from January through July 1998 with exercise prices ranging from $0.91 to $1.08 per pound, and (ii) put obligations covering 2,675,000 pounds of copper, expiring from January through July 1998 with exercise prices ranging from $0.81 to $1.00 per pound. At September 30, 1997, the Company also had outstanding (i) call options covering 1,775,000 pounds of zinc, expiring from October 1997 through December 1998 with exercise prices ranging from $0.57 to $0.61 per pound, and (ii) put obligations covering 1,775,000 pounds of zinc, expiring from October 1997 through December 1998 with exercise prices ranging from $0.52 to $0.57 per pound. At September 30, 1997, the fair market value of the outstanding copper and zinc put and call options was $38,000. For the year ended December 31, 1996 and the nine months ended September 30, 1997, hedging activities resulted in trading gains (reflected in reductions to cost of sales) of $69,000 and $258,000.

  See "Business--Raw Materials" and Note 2 to the audited financial statements.

YEAR 2000

  The Company is modifying its computer systems to accurately process information that includes the year 2000 date and beyond (the "Year 2000 Project"). Pursuant to current accounting rules, the cost of the Year 2000 Project must be expensed as incurred. The Company believes that future costs of the Year 2000 Project, expected to be incurred largely in 1998, will not have a material impact on the Company's results of operations, financial position or cash flows.

ACQUISITIONS

  The Company intends to pursue attractive acquisition opportunities that provide products and services that complement those currently offered by the Company. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise additional financing. The Company expects that a substantial portion of the financing of any acquisition would be additional indebtedness. Additional indebtedness incurred to finance acquisitions could adversely affect the Company's liquidity and financial condition. There can be no assurance that the New Credit Facility, the Indenture or any other loan agreements to which the Company may become a party or subject to will permit such additional financing or that such additional financing will be available to the Company on terms acceptable to its management or at all. See "Business--Business Strategy." The timing, size or success of any acquisition effort and the associated potential capital commitments are currently not known. While there can be no assurance, based on current facts and circumstances, management believes it has adequate cash flows and financing alternatives to fund its current operations and to implement its acquisition strategy.

ACCOUNTING STANDARDS

  In 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 introduces a new segment reporting model called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. The Company will adopt SFAS 130 and SFAS 131 in fiscal year 1998. Management believes adoption of SFAS 130 and SFAS 131 will not significantly affect the Company's financial position or results of operations. The adoption of SFAS 131 will affect presentation of the Company's operating results within the footnotes of the financial statements.

                                   BUSINESS

  The Company, whose business has been in continuous operation since 1802, is a leading designer, manufacturer and distributor of apparel fasteners and specialty industrial fasteners. The Scovill name is the oldest and one of the most well-known brands in the fasteners industry. In the twelve-month period ended September 30, 1997, the Company sold more than 10 billion fastener units worldwide. The Company has achieved and maintained its reputation by offering its customers an integrated system of high quality fasteners, proprietary attaching machines, technical service, on-site maintenance and customized applications and design services tailored to individual customer needs.

  The Company has two main product groups: the Apparel Group and the Industrial Group. The Apparel Group, through its Gripper and DuraMark brands, produces snaps, tack buttons, rivets, burrs and other snap fastener products used in numerous apparel applications. The Company's customers and end-users include many leading apparel design and manufacturing companies, including Wrangler, OshKosh B'Gosh, Gerber Childrenswear, William Carter Company, Tommy Hilfiger, Polo Ralph Lauren, Liz Claiborne and L.L. Bean. The Company believes that it supplies the majority of the snap fasteners sold to U.S. infantswear and childrenswear manufacturers and a substantial portion of the snap fasteners sold to U.S. apparel manufacturers.

  The Industrial Group, primarily through its DOT and PCI product lines, produces specialty industrial fasteners including large snaps, windshield clips, turn buttons, eyelets, grommets, screw studs, gypsy studs and other specialty fasteners. These products are used in a broad range of industries, including marine textile, automotive, aerospace, military, medical/surgical products, luggage, leather goods, electronic equipment, sporting and recreational goods and consumer batteries. The end-users of the Company's products include a wide variety of companies, including Ford, Boeing, Baxter, Samsonite, U.S. Marine for its Bayliner Boats, Johnston & Murphy, Eveready Battery, Riddell for its football helmets and the U.S. Army. The Company believes that it sells a significant portion of the specialty industrial fasteners sold in the product markets in which it competes.

  Scovill Acquisition Inc. and Scovill Holdings Inc. were organized as Delaware corporations in October and November 1997, respectively, in connection with the Acquisition. KSCO Acquisition Corporation was organized as a Delaware corporation in August 1995. Scovill Fasteners Inc., a Delaware corporation, was incorporated in 1985 as the successor to the business operated by the fasteners division of Scovill Inc. The Company's executive offices are located at 1802 Scovill Drive, Clarkesville, Georgia 30523, and its telephone number is (706) 754-4181.

COMPETITIVE STRENGTHS

  The Company attributes its historical success and significant opportunities for continued growth to the following competitive strengths:

  Leading Market Position. The Company is the oldest and most established manufacturer of a variety of apparel and specialty industrial fasteners in the United States. The Company's fasteners have been used in many products throughout its history, from U.S. military uniforms since the War of 1812 to the flight suits worn by NASA shuttle astronauts. The Company's reputation for high quality and its well-known brand names, including Scovill, Gripper and DOT, make it a leading presence in domestic markets and provide it with a platform for enhanced global expansion. The Company believes that it supplies the majority of the snap fasteners sold to U.S. infantswear manufacturers, a substantial portion of the snap fasteners sold to U.S. apparel manufacturers generally and a significant portion of the specialty industrial fasteners sold in the product markets in which it competes.

  "Total System" Approach. In addition to manufacturing and distributing fasteners to its customers, the Company also leases approximately 8,000 proprietary attaching machines to attach its products to those of its customers, primarily in the apparel industry. The Company's large size enables it to (i) employ what the Company believes to be the industry's only existing dedicated field service force that provides on-site maintenance, which minimizes equipment down-time, (ii) have ready access, through its servicing relationships, to its customers' facilities, providing the Company with opportunities to cross-sell products and to test new fastener machinery, (iii) continue to develop next-generation attaching machines, such as the new Gemini system, which has lower manufacturing and maintenance costs and improved fastener application flexibility and attaching speed, and (iv) maintain an applications development and design lab that enables customers to outsource design functions to the Company. The Company's "total system" approach enables it to compete based on its ability to decrease its customers' costs and improve the quality of their products, rather than on the unit price of the Company's fasteners.

  Large Installed Base of Attaching Machines. The Company has the industry's largest installed base of attaching machines in the United States, which enables it to generate a recurring stream of cash flow from high volume sales of fasteners. These machines are designed to be used only with the Company's fasteners. The Company believes that customers are reluctant to switch to other manufacturers in order to avoid the costs associated with retraining personnel, reduced productivity and the business interruption that results from the need to replace an entire network of machines in a plant or a production line in order to maintain the compatibility of the network. The Company has been able to maintain a high level of customer retention. In 1996, approximately 99% of all of its attaching machine leases were renewed.

  Broad Customer Base and Product Line. The Company's customers include many large and well-known apparel and industrial manufacturing companies. The Company is a leading supplier for private-label infantswear sold at Kmart, Wal*Mart, Target and Sears stores. In 1997, no single customer accounted for more than 7% of the Company's total net sales, and the Company's 10 largest customers accounted for approximately 28% of the Company's total net sales. The Company's broad line of products for apparel and specialty industrial use reduces its exposure to any one customer segment and to fashion trends.

  Reputation for High Quality. The Company has built its reputation by producing high quality products designed and manufactured to precise specifications. The Company has developed many of the safety standards for infantswear adopted by the American Society of Testing Methods (the "ASTM"), and the Company's senior quality manager is currently chairman of the ASTM subcommittee responsible for establishing testing methodologies for the apparel fastener industry. These methodologies provide the basis for determining compliance with requirements for apparel set by the Consumer Products Safety Commission.

  Experienced Management Team. The Company's senior management team has an average of over 15 years of experience in the fastener industry. Since its formation in 1992, the management team has delivered significant revenue and EBITDA improvements by successfully reorganizing the business and positioning the Company for growth. Management has achieved these results by rationalizing existing operations, exiting an unprofitable product line and integrating domestic and international acquisitions. This team has successfully identified, integrated and consolidated three significant acquisitions since 1992 and established a platform for international growth. Senior management rolled over an aggregate of $3.3 million of their stock options in KSCO in equity for Parent, representing approximately one-half of the proceeds they would have received in the Acquisition.

BUSINESS STRATEGY

  The Company seeks to enhance its competitive position while increasing its net sales and operating cash flow by continuing to implement the following components of its business strategy:

  Continue to Strengthen Customer Relationships. The Company intends to continue to distinguish itself from competitors as a full-service provider. The Company will continue to foster long-term partnerships with its customers by providing a broad range of high quality products, consistent delivery performance, comprehensive product support, efficient attaching machinery and dedicated field service. The introduction of the Gemini attaching machine, which accommodates rapid and cost-efficient switching of fastener types and is designed to address ergonomic concerns, illustrates the Company's commitment to customer service. The Company also continues to develop and implement value-added services, such as specialized billing and delivery systems.

  Reduce Customers' CPAF. The Company intends to develop new means to continue its commitment to lower its customers' cost per attached fastener ("CPAF"). Customers incur significant costs beyond the unit price of fasteners; an individual fastener typically represents only 10% of an average customer's CPAF. CPAF is also a function of factors such as attaching speed, production errors, equipment downtime due to changeover and maintenance and the attaching machinery lease expense or cost. The Company's "total system" approach and its focus on CPAF are designed to reduce the remaining costs associated with the attaching of its fasteners.

  Seek Higher Margin Specialty Applications. The Company intends to take advantage of its diverse and flexible manufacturing capabilities to enhance its line of specialty applications, which offers higher margins. Examples of specialty applications are stainless steel buckles for football, hockey and cycling helmets; engineered eyelets for consumer electronics; and male/female connectors for batteries. The Company intends to develop new applications for current products, engineer new products and re-engineer those products obtained through acquisitions. Unlike smaller manufacturers, the Company possesses its own tooling, stamping, plating and finishing equipment and, therefore, can develop specialty applications without significant capital expenditures.

  Strengthen "Retail Pull." The Company seeks to have large retailers specify the use of the Company's products in their private label apparel lines. The Company has been designated as the sole or preferred fastener supplier for the private-label infantswear manufactured for and sold by Wal*Mart, Kmart, Target and Sears. Additionally, the Company's reputation for high quality and consumer awareness has led to Kmart's joint branding on garment tags to highlight the names of Scovill and Klikit, a Gripper brand. The Company intends to expand its international opportunities by leveraging existing relationships with customers that move sourcing abroad and by expanding its distribution channels overseas to better serve them. The Company believes that the high quality of its products, its "total system" approach and its Asian distribution channels enhance the Company's ability to effect this strategy.

  Leverage Existing Manufacturing Base. The Company intends to continue to leverage its existing manufacturing base by incrementally expanding the capacity of the Clarkesville facility. By optimizing its operations, adding shifts and outsourcing particular activities, the Company believes that it can significantly increase the output of the Clarkesville facility with limited capital expenditures. Through the addition of increased revenue at minimal incremental fixed costs, the Company has been able to increase EBITDA margins. The Company expects to increase revenue through new product development and tuck-in acquisitions, such as the 1996 acquisitions of Rau Fastener Company, L.L.C. ("Rau") and PCI Group, Inc. ("PCI"), whose operations were consolidated into the Company's Clarkesville, Georgia facility.

  Pursue Attractive Acquisition Opportunities. The Company will continue to evaluate opportunities to expand its sales and product offerings through smaller, easily integrated domestic add-on acquisitions. The Company may also explore larger international acquisitions, primarily in Europe and Asia. The criteria for identifying attractive acquisition candidates include (i) revenue potential, (ii) increases in manufacturing, production and other cost efficiencies and (iii) diversification and expansion of the Company's product lines and customer base.

PRODUCT OVERVIEW

  Recognizing the opportunity to improve production while enhancing the services provided to customers, the Company has divided its operations into two main product groups: the Apparel Group and the Industrial Group. Creating both groups has provided the Company with several distinct advantages over competitors. First, because each group services different customers, each possesses a greater appreciation for the needs and specifications of particular customers. Second, division into groups provides for better management of working capital. Third, in focusing on their individual customer segments, each group improves the delivery and quality of the products and services it provides.

  The following table sets forth, for the periods specified, the net sales and the percentage of total net sales contributed by each product category (dollars in thousands):

                                                                      NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                         -------------------------------------------  ------------------
                          1992     1993     1994     1995     1996      1996      1997
                         -------  -------  -------  -------  -------  --------  --------
Total net sales......... $67,352  $65,066  $65,428  $66,388  $91,632  $ 69,796  $ 73,466
Apparel Group
  Net sales............. $44,437  $43,964  $45,536  $46,309  $48,258  $ 36,683  $ 40,135
  % of total net sales..    66.0%    67.6%    69.6%    69.8%    52.7%     52.6%     54.6%
Industrial Group(1)
  Net sales............. $16,596  $16,117  $14,175  $14,924  $19,747  $ 13,386  $ 21,987
  % of total net sales..    24.6%    24.8%    21.7%    22.5%    21.6%     19.2%     29.9%
Other(2)
  Net sales............. $ 6,319  $ 4,985  $ 5,717  $ 5,155  $23,627  $ 19,727  $ 11,344
  % of total net sales..     9.4%     7.7%     8.7%     7.8%    25.8%     28.3%     15.4%

--------
(1) Includes all Canadian operations.
(2) Includes (a) European operations, (b) the zipper product line, which was discontinued in 1995, and (c) Rau and PCI prior to their integration in April and October 1996, respectively, into the Clarkesville facility. Amounts also include Scovill Europe subsequent to the Rau and Daude acquisitions in January and March 1996.

APPAREL GROUP

 Industry Overview

  The apparel snap fastener market includes snap fasteners, tack buttons, rivets and burrs and excludes other apparel devices such as zippers, buttons and Velcro. The primary customers for apparel snap fasteners are manufacturers of basic garments such as jeans, infantswear, childrenswear and outerwear. Demand for apparel snap fasteners is related to apparel industry trends generally, which, in turn, are affected by demographics. The production of each category of apparel depends upon population trends and consumer spending in each apparel category. According to U.S. Department of Commerce estimates, the value of domestic shipments of apparel and other finished textiles has averaged over 4% growth per year since 1976. During that time, the domestic apparel industry has exhibited low cyclicality, with the value of such shipments having increased in all but two years. In foreign markets, the Company believes expected population growth over the next several years and improved standards of living will result in increased apparel sales abroad.

     [CHART OF MANUFACTURERS' SHIPMENT OF APPAREL/OTHER FINISHED TEXTILES]

  Despite improvements in technology, manufacturing processes in the apparel industry are still quite labor-intensive. Because labor is such a significant cost component in apparel manufacturing, manufacturers in low-wage, developing countries enjoy a cost advantage over U.S. manufacturers. In response, many U.S. companies have been shifting assembly operations to low-wage countries or turning to foreign-based contractors in an effort to lower their production costs. As a result, some export growth has consisted of shipments of garment parts for assembly abroad and subsequent re-importation into the United States. The Company has been able to follow a large portion of its customers production abroad, as evidenced by its more than 2,500 attaching machines located outside of the United States. In addition, in marketing to national accounts such as Sears, The Gap, and Wal*Mart, the Company will continue to implement its "retail pull" strategy by leveraging relationships with customers that move sourcing abroad and expanding its distribution channels overseas to better serve them.

 Product Lines

  The Company's Apparel Group is composed of three main product lines:
Gripper, DuraMark and Attaching Machines. The following table sets forth, for the periods indicated, the net sales and percentage of the Company's total net sales contributed by each product line (dollars in thousands):

                                 1994                 1995                 1996
                         -------------------- -------------------- --------------------
                                   % OF TOTAL           % OF TOTAL           % OF TOTAL
                         NET SALES NET SALES  NET SALES NET SALES  NET SALES NET SALES
                         --------- ---------- --------- ---------- --------- ----------
Gripper.................  $19,683     30.1%    $19,599     29.5%    $20,734     22.6%
DuraMark................   21,416     32.7      21,581     32.5      22,296     24.3
Attaching Machines......    4,437      6.8       5,129      7.8       5,228      5.7
                          -------     ----     -------     ----     -------     ----
  Total.................  $45,536     69.6%    $46,309     69.8%    $48,258     52.7%
                          =======     ====     =======     ====     =======     ====

  The Apparel Group serves six apparel market segments: infantswear, childrenswear, jeans, workwear, leisurewear/fashion and disposables. The Company competes in the apparel fastener markets in the Americas, Asia, the Pacific Rim and Europe.

  The Company has remained a leader in the apparel market through the manufacture and sale of its Gripper product line, which consists of a variety of fasteners such as ring sockets, segmented sockets, short and long prongs and western pearls. In addition, the Company has become a market leader through its growing DuraMark product line, which consists of large snap fasteners, tack buttons, rivets and burrs. Through its "total system" approach, the Company leases approximately 8,000 attaching machines so that customers may attach the apparel fasteners to their apparel products. When viewed together, the Apparel Group's product offerings, attaching machines and support services have enabled the Company to provide a comprehensive fastener system that improves customer product quality and lowers customers' product costs.

  The Company, in connection with its distributor in Asia, Acotex, seeks to increase distribution capacity in China and other countries in Asia. Management believes this expansion will allow the Company to maintain its customer base as U.S. manufacturers, seeking to reduce costs, seek sources for their products outside the United States. The Company utilizes a "retail pull" strategy, whereby it seeks to have large retailers specify the use of the Company's products in their private label apparel lines. The Apparel Group also seeks to increase its customer base through the deployment of its new Gemini attaching machine. The ergonomically designed Gemini machine provides customers with high speed attaching capability and the ability to change types quickly and efficiently, through interchangeable hopper and feed units, a feature which most competitors' machines lack.

  Gripper. Gripper is a type of snap fastener with a stud-and-socket design that was trademarked by the Company in 1937. The Gripper trademark is so widely recognized that it effectively defines this type of snap fastener. Although Gripper is a versatile snap fastener that can be used on almost any type of garment, it is most commonly used with infantswear, toddler clothing, workwear, uniforms, western-style shirts and womenswear. The Company sells Gripper fasteners to some of the most widely recognized brand names in the infantswear and childrenswear industry, including OshKosh B'Gosh, William Carter and Gerber Childrenswear. In addition to apparel applications, Gripper fasteners are used in toys, wallets and a variety of other accessories.

  The Rau acquisition has allowed the Company to increase its Gripper sales, as Gripper fasteners are now marketed to Rau's Klikit customers. The Company intends to reposition Klikit as the premium brand in the Gripper product line. In certain applications, Klikit's ring-socket design provides a competitive advantage against segmented-socket styles. The Company is the only significant manufacturer of small ring-socket fasteners that are designed to high performance specifications. The Gripper product line generally provides higher profit margins than other products in the Apparel Group.

  DuraMark. The DuraMark product line includes large snap fasteners and tack buttons, rivets and burrs made from brass, steel, aluminum, zinc and copper. Large snap fasteners differ from Gripper fasteners in that they are based on a ring-socket design rather than the segmented-socket design used in Gripper fasteners. The Company's large snap fasteners are marketed under their trade names: Mighty-Snap and Maxi-Snap. Mighty Snap and Maxi-Snap fasteners are generally larger than Gripper fasteners and are normally used in apparel-related applications where greater strength is required, such as outerwear garments. Some of the Company's customers for these snap fasteners include such well-known names as OshKosh B'Gosh, Wrangler and Land's End.

  Tack buttons are most commonly used as the waist-fastening button above the zipper on jeans or other types of pants. Tack buttons derive their name from the fact that they are attached to the garment from the back with a tack, rather than being sewn to the garment. Rivets and burrs are generally sold in tandem with tack buttons for reinforcement in stressed areas of heavy clothing such as jeans. In addition to being functional, tack buttons, rivets and burrs typically serve decorative functions. Accordingly, they have matching finishes and designs. They are produced in numerous sizes and colors and typically include a customer brand logo. Certain of the brand names which use the Company's tack buttons, rivets and burrs include Wrangler, Polo Ralph Lauren, The Gap and Arizona Jean.

  Attaching Machine Leases. The Company leases to its customers, pursuant to short-term lease agreements (generally one year, subject to renewal, with a 60-day notice clause), approximately 8,000 attaching machines, which are used at customer locations to attach its products. The reliability and efficiency of the Company's attaching machinery, which include patented components, have proven to be key factors in maintaining a stable base of apparel fastener sales. The Company has the industry's largest installed base of attaching machines in the United States, which enables it to generate a recurring stream of cash flow from high volume sales of fasteners. These machines are designed to be used only with the Company's fasteners. The Company believes that customers are reluctant to switch to other manufacturers in order to avoid the costs associated with retraining personnel, reduced productivity and the business interruption that results from the need to replace an entire network of machines in a plant or a production line in order to maintain the compatibility of the network. Accordingly, the Company has been able to maintain a high level of customer retention. In 1996, approximately 99% of all of its attaching machine leases were renewed.

  The attaching machines are used primarily for apparel products. They are used less frequently for industrial products because attaching machines are better suited for high volume, non-bulky items that can be readily fed through the guides at the point of attachment. Many industrial fasteners are attached by hand or as part of another manufacturing process.

  The Company supplies its customers with three core models of apparel fastener attaching machinery that can be customized to customers' specifications through the addition of auxiliary attachments. The Company designed these machines and historically contracted to have them manufactured and serviced in Connecticut. However, the assembly and reconditioning of these machines have recently been moved to the Clarkesville facility in order to improve control and reduce servicing costs.

  The Company recently introduced a new line of attaching machines--the Gemini. Gemini attaching machines permit an operator to change styles and types of fasteners within minutes. The Gemini model is ergonomically designed, has fewer moving/wear parts, and costs less to assemble when compared to conventional attaching machines. The Company intends to selectively market this line of machines to jeans and denimwear manufacturers as a means to gain new customers.

  The following table sets forth the Company's active attaching machine base as of September 30, 1997:

                                                               NUMBER % OF TOTAL
                                                               ------ ----------
     United States............................................ 5,484     68.6%
     Canada...................................................   912     11.4
     Caribbean................................................   515      6.4
     Mexico...................................................   330      4.1
     Central America..........................................   247      3.1
     Belgium..................................................   231      2.9
     Other Europe.............................................   126      1.6
     South America............................................    56      0.7
     Asia.....................................................     9      0.1
     Other....................................................    82      1.1
                                                               -----    -----
       Total.................................................. 7,992    100.0%
                                                               =====    =====

  Typically, as part of the leasing arrangements, the Company's field technicians provide on-site maintenance services with guaranteed 24-hour response time (primarily in the Americas). Some customers perform the maintenance themselves with Company-trained personnel. When machines require more comprehensive reconditioning services, they are sent to the in-house reconditioning center in Clarkesville. The Company has dedicated facilities and employees through which the Company has lowered the reconditioning cost component of capital expenditures. Not only has the Company achieved significant cost savings per machine, but the Company also expects in-house servicing to reduce the overall number of machines requiring reconditioning through better administration of this process. This approach is also expected to further improve communications and coordination between the Company's manufacturing and field service operations and lead to shorter reconditioning turnaround times. See "--Marketing and Sales."

INDUSTRIAL GROUP

 Industry Overview

  The industrial fastener market serves a wide range of manufacturers, including those in the marine textiles, automotive, aerospace, military, medical/surgical products, electronic equipment, sporting goods and consumer battery industries. Growth in this market is influenced by both the economy generally and consumer purchases of electronics, automobiles, housing and footwear. The industrial fastener market is large and highly fragmented. The market is comprised of a variety of niche segments with specialized customers, competitors and products in which the Company generally earns higher margins than it does in the apparel market. The Company estimates that the market segments in which it currently competes constitute less than 10% of the overall market. The Company believes that there is no dominant manufacturer that competes in all of its markets, and the Company intends to broaden its participation through new products and product line extensions.

  The markets the Company serves with its DOT, PCI and Plastics product lines are largely in North America. The Company has made limited sales of DOT products in the European market. The Company plans to increase sales through the efforts of Scovill Europe in Belgium. Other specialty fastener markets in Europe are currently served by Scovill Europe in France.

  The Company believes that there are opportunities to expand its product offerings to include electronic equipment (such as PC boards), consumer batteries (such as male and female connectors), identification bracelets (Tag Lock, one-time fasteners), and grommets and washers (such as leisure products and utility bags), among others.

 Product Lines

  The Company's Industrial Group is comprised of three main product lines:
DOT, PCI and Plastic Fasteners. The following table sets forth, for the periods indicated, the net sales and percentage of net sales contributed by each product line (dollars in thousands):

                                 1994                 1995                 1996
                         -------------------- -------------------- --------------------
                                   % OF TOTAL           % OF TOTAL           % OF TOTAL
                         NET SALES NET SALES  NET SALES NET SALES  NET SALES NET SALES
                         --------- ---------- --------- ---------- --------- ----------
DOT.....................  $10,940     16.7%    $11,116     16.7%    $14,080     15.5%
PCI.....................      --       --          --       --        2,054      2.2
Plastic Fasteners.......    3,235      5.0       3,808      5.8       3,613      3.9
                          -------     ----     -------     ----     -------     ----
  Total.................  $14,175     21.7%    $14,924     22.5%    $19,747     21.6%
                          =======     ====     =======     ====     =======     ====

  Industrial fasteners are sold through direct sales and authorized distributors to a wide variety of customers, including manufacturers of marine textiles, sporting and recreational products, electronics, electrical equipment and footwear. The Company competes mostly in the specialty fastener market in the Americas (including Canada) and, to a more limited extent, in Europe and Asia.

  The Company's acquisition of the DOT product line in 1991 has enabled it to supply heavy duty snap fasteners to additional markets, including marine textiles, automotive, luggage, medical, sporting and recreational, aircraft, military and health-related goods. The PCI product line, acquired in 1996, further expanded the Company's offering of industrial fasteners, which the Company has been able to sell through its existing DOT distribution channels. The Company's Plastic Fastener product line provides fasteners for a variety of end uses, including use with the Company's own Gripper and DuraMark products, as well as for those of Johnson & Johnson.

  To remain competitive in the industrial fastener industry, the Company intends to focus on methods of improving plant efficiency and cost reduction. While investing in research and development to create new products and to re-engineer product lines acquired through acquisitions, the Company is also actively developing new applications for its current industrial products.

  DOT and PCI Product Lines. DOT fasteners include large snaps, windshield clips, turn buttons, screw studs, gypsy studs and other specialty fasteners. An advantage of certain DOT products is their locking feature. Examples of DOT products with a locking feature include Pull-the-DOT, which is a unidirectional lock designed to open only when properly aligned, and the Common Sense line, which has a positive locking feature that offers strength and durability. DOT fasteners are used for, among other things: marine textiles, automobiles, awnings, luggage, athletic outerwear, sporting goods, tents and packaging. DOT end-users include Micron, Samsonite, Boeing and NASA.

  With the acquisition of PCI, the Company expanded its industrial product line to include footwear eyelets, grommets, washers, industrial eyelets, and specialty stampings. PCI end-users include Zenith, Converse and Eveready. The Company's supply division provides specialized setting tools and supplies so that PCI customers can customize third-party manufactured attaching machines to accommodate PCI fasteners. These products are largely able to utilize the DOT distribution channels.

  Plastic Fasteners. The Company's plastic fastener line is principally composed of three products that are known by their trade names: Whipper Snap, Color Snap and Tag Lock. The Whipper Snap was the first plastic snap fastener. Each Whipper Snap is composed of four parts and employs a four-prong design that grips fabric securely without tearing. Currently, the Whipper Snap is the most important of the Company's plastic fasteners, measured by sales volumes, and is primarily sold for use in protective disposable medical apparel. Since late 1992, the demand for disposable medical garments has increased as a result of new OSHA regulations governing the medical profession.

  Color Snaps are used in packaging and other non-apparel applications. The Tag Lock fastener is a one-way fastener that is most commonly used for one-time use identification bracelets such as hospital bracelets and amusement park entrance wrist bands.

MANUFACTURING AND DISTRIBUTION OPERATIONS

  The Company's U.S. manufacturing facilities are situated on 31 acres owned by the Company in Clarkesville, Georgia (approximately 90 miles northeast of Atlanta, Georgia) and include a 230,000 square foot building used for manufacturing and administration, as well as a 26,400 square foot attaching machine center. The Company also leases manufacturing facilities in Montreal, Canada, and owns a manufacturing facility in Braine le Comte, Belgium. Beginning in 1992, the Company reorganized its manufacturing operations, resulting in a substantial reduction in the number of employees and in total operating costs. The Company reduced its manufacturing employee headcount from 635 at the end of 1992 to 545 at the end of 1995, prior to the acquisitions of Rau and PCI. By integrating acquired operations into its Clarkesville facility, the Company has increased production volume at the facility, which has enabled it to absorb more fixed costs and indirect labor costs. In addition, the Company reorganized its manufacturing organization to focus on its product lines rather than production processes. The Company established five separate production units, each dedicated to a particular product line. These production units, in turn, are subdivided into a number of manufacturing cells. Each production unit consists of dedicated equipment, employees and management. As a result of the sale of its zipper line, the Company was able to integrate the manufacturing operations of Rau and PCI at the Clarkesville facility in 1996.

  The implementation of improved manufacturing techniques, including "Total Quality Management," "Statistical Process Control" and "Just In Time" inventory management, has substantially increased plant production throughout the Company by reducing bottlenecks, improving material flows and focusing the Company on manufacturing process improvements. The Company regularly performs maintenance under "Total Preventative Maintenance" practices on its machines and equipment to reduce downtime and improve production efficiency. Additional examples of improved techniques implemented by the Company include the establishment of corrective action teams, educational programs for manufacturing employees and vendor-certification programs.

  In conjunction with the restructuring of the Company's manufacturing organization and implementation of improved manufacturing techniques, the Company commenced a value-added capital expenditures program. This program emphasizes investments that improve the efficiency of the Company's manufacturing operations, increase product quality, enhance the safety of workers and in some cases, require a reduction in the number of employees. These initiatives have significantly lowered the Company's manufacturing costs and have contributed to improved gross margins.

  The manufacture of a majority of the Company's products begins with the stamping of the relevant raw material. Some products are formed through a series of stamping steps using progressive dies while others are formed through a single stamping step using sophisticated forming dies. These products are then cleaned to reduce lubricant residues and prepare the surface for finishing before being assembled and packed for shipping. To facilitate shipping, the Company works with several different common carriers and its manufacturing facility is readily accessible to the interstate highway system. Availability and cost of transportation are not competitive factors affecting the Company's business.

  The Company maintains a central distribution warehouse at its manufacturing facility and satellite warehouses in Texas and Mexico. Its products are also available from distributor facilities located throughout the United States and in Western Europe, Central America, South America, and the Far East. The Company intends to use its facilities in Brussels, acquired in connection with Rau acquisition, to increase the distribution of its products in Europe. Goods are packaged to meet market needs for safe handling and effective storage, and customized packaging is available for distributors in select market channels such as the marine product line.

  The Company defines capacity by individual manufacturing cells within five product line-oriented production units, as opposed to functional processes such as stamping or plating. The Company believes it has sufficient manufacturing capacity in each of its product lines, including the recently acquired Rau and PCI product lines, to meet current customer demands, including anticipated growth thereof. By optimizing its operations, adding shifts and outsourcing particular activities, the Company believes that it can significantly increase the output of the Clarkesville facility with limited capital expenditures.

INSURANCE

  The Company maintains property insurance, liability insurance, business interruption insurance and other insurance policies customary to the manufacturing industry. The Company believes that its policies are sufficient to cover any potential loss or liability that is likely to arise in the future.

RAW MATERIALS

  The prices of raw materials are subject to volatility. The Company's principal raw materials are brass, steel, zinc, nickel alloys, and plastic resins, of which brass is the most significant. These raw materials are commodities that are widely available. In 1996, the Company purchased approximately 11 million pounds of brass, 1.1 million pounds of steel, 0.3 million pounds of stainless steel and 0.7 million pounds of aluminum for use in manufacturing its products. See "Risk Factors--Raw Materials."

  The Company seeks to minimize the impact of price volatility through hedging practices. The Company has hedged a substantial portion of its expected raw material needs, largely for brass, through June 1998. To the extent that the price for the Company's remaining needs increases before prices are set, there can be no assurance that the Company will be able to set the price low enough to enable the Company to achieve adequate margins on finished products, although it has in the past been able to pass a portion of any price increase in materials to its customers.

  The Company has strong relationships with many of the largest suppliers of raw and processed materials in the United States. The Company's policy is to establish arrangements with select vendors, based upon price, quality, and delivery terms. By limiting the number of its suppliers, the Company believes that it obtains materials of consistently high quality at favorable prices. In addition to purchase contracts, the Company has tolling agreements with some of its suppliers whereby the suppliers reprocess the Company's scrap for a fixed charge. These relationships afford the Company certain purchasing advantages, including stable supply and favorable pricing arrangements.

MARKETING AND SALES

  The Company's sales and marketing organization consists of four functional areas: sales, customer service, field service and product support. These four areas work in close cooperation with one another in an effort to maximize the Company's sales revenue and to offer superior customer service. The general marketing strategy of the Company is to differentiate itself from other fastener manufacturers by offering a full range of premium branded products and services. Components of this strategy include offering attaching machine service, engineering and sales support through the maintenance of a network of service personnel, a large direct field sales organization, applications engineering, and product design and development.

 Sales

  After the Rau and PCI acquisitions, the Company divided its sales personnel between the Apparel and Industrial Groups. The sales organization is further divided by domestic U.S. regions. Regional sales managers have supervisory and administrative responsibility for the sales personnel in their respective regions, as well as direct sales responsibility for certain large regional accounts.

  The Company recently created a new position to handle large national accounts such as JC Penney, Wal* Mart, Kmart, Sears, The Gap, The Limited and other large private label apparel merchandisers. These large national retailers contract with independent garment manufacturing firms to produce their private label apparel products. The Company seeks to strengthen the "retail pull" of large retailers by having them specify the use of the Company's products in their private label lines. See "--Business Strategy." The Company believes that this strategy will help increase its sales to contractors abroad that service domestic retailers.

  The Company sells its products through a twelve-person apparel sales force and an eleven-person specialty industrial sales force. Products in Europe are sold through a combination of direct sales in Belgium and France, as well as through distributors in fifteen European countries. The Company has recently signed a distribution agreement with Acotex, which provides the Company with expanded distribution capability (including local finishing and stocking of products) in Southeast Asia.

 Marketing

  The Company services lower volume customers (particularly DOT customers) through a telemarketing office in Clarkesville, Georgia, which enables the Company to cost-effectively reach a large number of diversified customers throughout the United States in a cost-effective manner.

  The Company maintains published price lists generally based on a single price philosophy, subject under certain conditions to adjustments for finishes, small lots and, in the case of DOT products, large volume. The Company may modify pricing under specific and strict procedures in response to competitive pricing action. To reach its markets, the Company employs a general promotional mix, utilizing a direct field sales staff, a telemarketing group and authorized distributors. The sales activity is supported by participation in trade exhibitions, as well as a full advertising program in trade publications. Other promotional activities include publicity announcements, entertainment functions, advertising novelties and a Company website.

 Customer Service

  The Company provides customers with a "total system" approach, which includes the fasteners, attaching equipment and dedicated field service. The Company believes that its sales depend on in-depth knowledge of customer manufacturing procedures, responsiveness to product design changes, consistent product quality, timely delivery, and efficient and reliable attaching machinery. Typically, the buying decision requires a consensus among the customer's plant managers, plant engineers and merchandising and purchasing personnel. The Company's sales force has been able to develop and maintain long-term customer relationships, providing it with a competitive advantage. The Company's customer service center is located in Clarkesville, Georgia and is dedicated to handling customer orders. The center is staffed by twelve customer service representatives. These representatives work with the Company's sales personnel and customer purchasing representatives to process orders and ensure that all specifications are met. The customer service center also handles inquiries regarding order changes, delivery and billing.

 Field Service

  The Company provides product support through a field service organization of 24 professionals. The Company believes its field service force is the only one in the industry dedicated exclusively to maintenance service. These service representatives regularly visit customer locations. Through the service representatives, the Company is able to minimize the downtime of its attaching machinery and increase machine efficiency, hence reducing CPAF for its customers.

 Product Support

  The Company's product support includes a quality assurance department that maintains an applications laboratory staffed by an applications engineer and three technicians. The applications laboratory performs a variety of tests, including strength and durability testing, in order to evaluate the suitability of a fastener for a customer's application. The Company's engineering department employs three dedicated graphics designers. These designers work with a CAD/CAM system to adapt customers' logo designs to the Company's fastener products. The Company believes that its comprehensive product support services distinguish the Company from competitors. The Company also has a dedicated research and development department, staffed by four full-time employees, which focuses on new product development and manufacturing process improvements.

BACKLOG

  At September 30, 1997 and 1996, the Company had backlog of $8.4 million and $8.1 million, respectively. Management does not believe that a material amount of orders constituting such backlog at September 30, 1997 will remain unfilled at the end of 1997.

CUSTOMERS

  The Company serves two major markets: apparel and industrial. The Apparel Group serves six primary market segments, consisting of infantswear, childrenswear, jeans, workwear, leisurewear/fashion and disposables. The Industrial Group serves six primary market segments, consisting of automotive, marine textiles, military, leather, sporting goods and medical.

  The Company's apparel fastener customers include many of the leading apparel design and manufacturing companies in the United States, including Wrangler, OshKosh B'Gosh, Gerber Childrenswear, William Carter Company, Tommy Hilfiger, Polo Ralph Lauren, Liz Claiborne and L.L. Bean. In addition, the Company manufactures and leases to its apparel fastener customers a line of specially designed automated attaching machines which attach its fasteners to customers' products. Industrial fasteners are sold through direct sales and authorized distributors to a wide variety of customers. End users of the Company's industrial fasteners include Ford, Boeing, Baxter, Samsonite, U.S. Marine for its Bayliner Boats, Johnston & Murphy, Eveready Battery, Riddell for its football helmets and the U.S. Army.

  In 1997, no single customer accounted for more than 7% of the Company's total net sales, and the Company's 10 largest customers accounted for approximately 28% of the Company's total net sales. The Company's broad line of products for apparel and specialty industrial use reduces its exposure to any one customer segment and to fashion trends. The Company plans to expand its customer base by introducing new products, developing applications for existing products, and promoting the use of the new Gemini attaching machine.

COMPETITION

  The Company operates in a highly competitive environment. Some of the Company's competitors have greater financial resources and may be less leveraged than the Company. As a result of its presence in both the apparel and industrial markets and the diversity of its products, the Company believes that no single competitor competes with the Company across the entire range of the Company's product lines.

  In the United States, the Company primarily competes with Universal Fasteners/Stocko and Morito. Universal, located in Kentucky, is a subsidiary of YKK, a large Japanese company which supplies the zipper industry. Universal competes primarily with the Company's DuraMark products. Universal recently acquired Stocko. Stocko's products compete with the Gripper, plastic and DOT product lines.

  In the specialty industrial market, competition is highly fragmented. The Company's largest competitor is E.B. Stimpson Company, which offers eyelets, grommets and washers similar in variety and application to those of the Company. The Company's remaining competitors are specialty manufacturers that generally address only one segment of this market. These competitors include Stocko, Fasnap, a distributor for Kane-Morito, a Japanese manufacturer whose products compete with DOT; Mark Eyelet, whose products compete with PCI products in the electronic equipment industry; Newmark, Inc. and EFI, Inc., whose products compete with PCI in the medical/surgical products industry; Anstro, Inc., whose products compete with PCI in the footwear industry; and E.E. Weller, whose products compete with PCI in the specialty eyelet industry.

  Although the primary competitive factors for the Company's products vary somewhat across different product categories, the principal factors influencing competition are breadth of product line, cost of raw materials, cost of attaching machinery, price, quality and customer service. Brand recognition is also a differentiating factor in the Apparel Group, which includes the Gripper product line, and in the Industrial Group, which includes the DOT product line. The Company believes that it has remained competitive by developing strong customer relations based on its ability to supply quality products while minimizing costs and utilizing its "total system" approach.

TRADEMARKS AND PATENTS

  The Company currently uses numerous trademarks and trade names in its business, including Color Snap(R), Common Sense(TM), DOT(R), DuraMark(R), Gemini(TM), Gripper(R), Klikit(R), Maxi-Snap(TM), Mighty-Snap(TM), PCI(TM), Pull-the-DOT(R), Tag Lock(TM), and Whipper Snap(R). In addition, the Company owns 19 patents relating to its fasteners and attaching machinery and it has 3 patents pending. Although the products and services underlying such trademarks and patents have achieved significant brand recognition and, as a result, are of significant economic value, the Company does not believe that any individual trademark or patent is of material importance to the Company's business.

  The Company also relies upon trade secret protection of its confidential and proprietary information. The Company routinely enters into confidentiality agreements with both high- and low-level employees. There can be no assurance that such measures will be successful or that competitors will not be able to discover the trade secrets on their own.

FACILITIES

  Set forth in the table below is certain information relating to certain real properties that the Company uses in its business. Two properties are owned by the Company. The remaining properties are leased pursuant to leases expiring at various dates through 2005.

                LOCATION                                     USE
                --------                                     ---
        Scovill Fasteners Inc.
        Clarkesville, Georgia                  Manufacturing, Distribution,
                                               Warehouse, Office (Owned)
        Lewiston, Maine                        Office
        El Paso, Texas                         Office/Warehouse
        Wareham, Massachusetts                 Distribution, Warehouse, Office
        Scovill Canada Inc.
        Montreal, Quebec, Canada               Manufacturing and Distribution
        Montreal, Quebec, Canada               Warehouse
        Montreal, Quebec, Canada               Office/Warehouse
        Unifast Manufacturing
        Braine-le-Comte, Belgium               Manufacturing, Distribution,
                                               Warehouse, Office (Owned)
        Unifast-Daude
        Soucie en Brie, France                 Office/Warehouse
        Scovill Mexico
        Torreon, Mexico                        Office/Warehouse

ENVIRONMENTAL MATTERS

  Like similar companies, the Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws").

  The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, provide for responses to and liability for releases of certain hazardous materials into the environment. These obligations are imposed on the current owner or operator of a facility, the owner or operator of a facility at the time of disposal of hazardous materials at the facility, any person who arranged for the treatment or disposal of hazardous materials at the facility, and any person who accepted hazardous materials for transport to a facility selected by such person. Liability under CERCLA is strict, and may be joint and several. Certain federal Environmental Laws, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, each as amended, and similar state and local Environmental Laws, regulate air emissions, water discharges, hazardous materials and wastes, and require public disclosure related to the use of various hazardous materials. The Company's operations are also governed by Environmental Laws relating to workplace safety and worker health, primarily pursuant to the federal Occupational Safety and Health Act, as amended. Compliance with Environmental Laws may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The Environmental Laws are subject to frequent amendment and have historically become increasingly stringent. The Company is currently subject, and may in the future be subject, to liability under Environmental Laws for remediation of contamination at currently or formerly owned or operated facilities including, presently, remediation at its Clarksville, Georgia facility. In addition, from time to time, the Company has been cited for violations of Environmental Laws. The sanctions for failure to comply with such Environmental Laws can include significant civil penalties, injunctive relief and denial or loss of, or imposition of significant restrictions on, environmental permits. In addition, the Company could be subject to suit by third parties in connection with violations of or liability under Environmental Laws. In the event of liability under Environmental Laws, the Company intends to pursue available statutory and contractual remedies, including any applicable rights of contribution and indemnification from predecessors in interest. However, there can be no assurance that the Company will prevail in connection with any such claims.

  As of September 30, 1997, the Company had environmental reserves of approximately $2.9 million for environmental liabilities. Of the total reserve for environmental liabilities, $2.6 million represents contractual payments to a former parent. Because Environmental Laws have historically become increasingly more stringent, costs and expenses relating to environmental control and compliance may increase in the future.

  The nature of the Company's current and former operations, and those of its predecessors in interest, exposes it to the risk of claims with respect to environmental matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing Environmental Laws, and liability for known environmental claims pursuant to such Environmental Laws, will not have a material adverse effect on the cash flow, financial condition or results of operation of the Company. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Risk Factors--Environmental Matters."

GOVERNMENTAL REGULATIONS

  A number of regulations affect the Company's business. The Company believes that it complies substantially with all laws and regulations affecting its business and that it does not have any material liabilities under such laws and regulations. The Company also believes that compliance with all such laws and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's capital expenditures, earnings or competitive position.

LEGAL PROCEEDINGS

  From time to time, the Company is named in claims involving manufacturers, contractual disputes and other matters arising in the ordinary course of the Company's business. Currently, no legal proceedings are pending against or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company. See "Risk Factors--Pension Matters."

EMPLOYEES

  As of September 30, 1997, the Company employed 813 people. Approximately 170 were employed in administrative and sales positions and 643 were employed in manufacturing positions. None of the Company's employees at the Clarkesville or the Montreal facilities is represented by a labor union. The 84 non-management employees at the Belgium facility may belong to a labor union, but under Belgian law, such membership is not required to be disclosed to the Company.

  The Company believes that its relationships with its employees are satisfactory. Because of its dependence on apparel manufacturers and other customers, however, the Company may be adversely affected by labor strikes, work slowdowns and walkouts at the manufacturing facilities of such manufacturers or other customers.

CHANGE IN INDEPENDENT AUDITORS

  Following the Kohlberg Acquisition in October 1995, KSCO appointed Arthur Andersen llp to replace Deloitte & Touche llp as the independent accountants for KSCO and the Company. The reports of Deloitte & Touche llp on the consolidated financial statements of the Company for the two fiscal years prior to the change in accountants contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years and any subsequent interim periods preceding the change in accountants, there were no disagreements with Deloitte & Touche llp on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche llp, would have caused Deloitte & Touche llp to make reference to the matter in their report on the consolidated financial statements for such years.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Set forth below are the names, ages as of September 30, 1997, and a brief account of the business experience of each person who will be serving as an executive officer or director of the Company and of Parent upon consummation of the Transactions.

      NAME               AGE                                  POSITION
      ----               ---                                  --------
David J. Barrett........  47 President, Chief Executive Officer and Director
Martin A. Moore.........  38 Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Michael Baxley..........  40 Executive Vice President--Apparel Group
John Champagne..........  49 Executive Vice President--Industrial Group
Robert Feltz............  48 Executive Vice President--Business Development
William F. Andrews......  66 Chairman of the Board
Christian L. Oberbeck...  37 Director

  Mr. Barrett has been with the Company since November 1991, when he joined as Vice President of Operations. He has also served as President of the Company and Executive Vice President of Operations. Mr. Barrett has been President and CEO since 1995. Prior to joining the Company, Mr. Barrett held various manufacturing, operational and administrative positions with the Newell Company and Continental Group, Inc.

  Mr. Moore joined the Company as Director of Finance in February 1992. He has also served as the Vice President of Finance and the Vice President of Finance and Administration. Mr. Moore was promoted to Executive Vice President in 1997. Prior to joining the Company, Mr. Moore held various financial, controller and manufacturing positions with Frantschach AG, Quality Forms, Inc. and Society Corporation.

  Mr. Baxley joined the Company as Executive Vice President--Sales and Marketing in February 1997. Mr. Baxley became Executive Vice President-- Apparel Group in April 1997. Prior to joining the Company, Mr. Baxley served as Senior Vice President and General Manager of ACD Tridon, Inc. from 1994 to 1996. He was also Vice President of Marketing for Johnston & Murphy (a division of Genesco) from 1992 to 1994. Prior to 1992, Mr. Baxley held various positions with Proctor and Gamble and the United States Navy.

  Mr. Champagne joined the Company as Vice President of Manufacturing in 1996. He was named Executive Vice President of the Industrial Group in 1997. Before joining the Company, Mr. Champagne worked at Rau Fastener, Inc. from 1968 to 1995, serving as President and Director from 1988 to 1995. He also served as President of Rau Fasteners, LLC from 1995 to 1996.

  Mr. Feltz joined the Company as National Sales and Service Manager in 1980. He has also served as Vice President of Sales and Marketing Worldwide. Prior thereto, he worked at Talon, Inc., a zipper manufacturer.

  Mr. Andrews has been Chairman of the Company's Board of Directors since 1996. From 1981 to 1986, he was Chairman, President and Chief Executive Officer of Scovill Manufacturing, Co., where he worked for more than 20 years. Mr. Andrews is also Chairman of Schrader-Bridgeport International Inc., a manufacturer of tire valves and pressure control devices. From 1993 to 1995, Mr. Andrews was Chairman and Chief Executive Officer of Amdura Corporation, a manufacturer of hardware and industrial equipment. From 1990 to 1992, he was President and Chief Executive Officer of UNR Industries, Inc., a diversified manufacturer of steel products. Prior to 1990, Mr. Andrews was President of Massey Investment Company and Chairman, President, and Chief Executive Officer of Singer Sewing Company. Mr. Andrews is also a director of Black Box Corporation; Corrections Corporation of America; Johnson Controls, Inc.; Katy Industries; Navistar, Inc.; Northwestern Steel and Wire Co.; and Southern New England Telephone Company.

  Mr. Oberbeck became a director of the Company upon consummation of the Transactions and is the sole member of the Executive Committee of the Board of Directors. Mr. Oberbeck has been a Managing Director of SBC Warburg Dillon Read Inc. since September 1997. From February 1995 to September 1997, Mr. Oberbeck was a Managing Director of Dillon, Read & Co. Inc. Prior to joining Dillon, Read & Co. Inc., Mr. Oberbeck was a Managing Director of Castle Harlan, Inc., where he worked from October 1987 until February 1995. He is a member of the Saratoga Partners Investment Committee and a director of J&W Scientific Incorporated, USI Holdings Corporation and Koppers Industries, Inc.

EMPLOYMENT AGREEMENTS

  In order to assure the continued service of executive management, the Company has entered into employment agreements ("Employment Agreements") with Messrs. Barrett, Moore, and Feltz (each, an "Executive," and together, the "Executives"). Each of these Employment Agreements became effective upon consummation of the Transactions. Mr. Barrett serves as Chief Executive Officer of the Company and has an annual salary of $243,750. Mr. Moore serves as Chief Financial Officer of the Company and has an annual salary of $187,813. Mr. Feltz serves as Executive Vice President--Business Development of the Company and has an annual salary of $156,250. Each contract has a three-year term and renews annually for successive one-year periods, subject to termination upon notice by either party. Salary for such renewal periods is to be negotiated between the Executive and the Company. The Employment Agreements also provide for the payment of an amount equal to two times the annual base salary of the Executive ("Incentive Payment") upon the occurrence of an "Incentive Event." An "Incentive Event" is generally defined as either a sale of substantially all of the Company's assets or over 50% of its common stock, or any transaction whereby Saratoga Partners III, L.P. or any of its affiliates no longer controls the Board of Directors. Each Executive is entitled to participate in the Company's benefit plans for senior executives and receives certain fringe benefits, including a car, personal computer and cellular telephone.

  If the Company terminates the employment of any of the Executives without Cause (as defined in the Employment Agreements) or if an Executive terminates his employment with the Company for a specific reason set forth in the Employment Agreements, the Executive is entitled to receive a severance payment, equal to the greater of (1) two times the Executive's annual base salary on that date and (2) the remainder of the base salary to be paid under the initial three-year term of the Executive's Employment Agreement. If the Executive voluntarily terminates his employment (other than for specifically enumerated reasons) or the Executive's employment is terminated by the Company for Cause, the Company is not obligated to make a severance payment to the Executive. In addition, each Executive has agreed to not compete with the Company during the period of his employment and for 18 months following the termination of his employment, unless the termination is without Cause, and to comply with confidentiality covenants. In the event that the Company terminates the employment of any of the Executives without Cause or an Executive terminates his employment with the Company for a specific reason set forth in his Employment Agreement in anticipation or in connection with certain transactions or within the two-month period prior to completing certain transactions, the Executive is entitled to receive the Incentive Payment, provided that any severance payments to which the Executive is entitled upon termination of employment is reduced by the full amount of the Incentive Payment.

  The preceding description of the Employment Agreements is intended only as a summary and is qualified in its entirety by reference to the Employment Agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  See also "Certain Transactions--The Acquisition."

BOARD MEMBER COMPENSATION

  The Company may compensate the members of the Board of Directors who are not full-time employees of the Company on an annual and per meeting basis, in an amount and on a basis as may be determined in the future. The Company also may compensate members of committees of the Board of Directors for each Committee meeting attended. Directors of the Company receive reimbursement of their reasonable out-of-pocket expenses incurred in connection with their board activities. The Company intends to purchase directors' and officers' insurance for its executive officers and directors, assuming that such insurance is available on commercially reasonable terms.

NEW INCENTIVE STOCK OPTION PLAN

  The Company has established a new stock option plan (the "New Plan") for key executives and managers which provides for the grant of stock options ("Options") to purchase up to 12.5% of the Common Stock of Parent on a fully diluted basis. The New Plan has the following terms: Options granted under the New Plan will have an exercise price equal to the fair market value of the stock underlying the Option on the date of grant, which exercise price will increase annually at a rate of 9%, and Options will vest over a period of 5 years commencing on the first anniversary of the date of grant. Vested options may be exercised by payment of the exercise price in cash or, if approved by Parent's stock option committee, by delivery of a promissory note. Upon a participant's termination of employment for cause, all of such participant's Options will immediately expire. If a participant's employment terminates by reason of (i) death, (ii) disability, (iii) retirement or (iv) voluntary resignation or termination of employment other than for cause, the participant's unvested Options will immediately expire and such participant's vested Options will remain exercisable for a period of 90 days.

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table contains information concerning the compensation provided by the Company in 1996 and 1997 to its Chief Executive Officer and the four other executive officers other than the Chief Executive Officer (together, the "Named Executive Officers") of the Company.

                                                      ANNUAL
                                                   COMPENSATION
                                                 ----------------   ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR SALARY   BONUS   COMPENSATION
---------------------------                 ---- -------- ------- -------------
David J. Barrett........................... 1997 $189,338 $51,000    $ 4,750(1)
 President and Chief Executive Officer      1996  167,916     --       4,197(1)
Martin A. Moore............................ 1997  149,490  27,000      4,750(1)
 Executive Vice President and Chief         1996  129,375     --       3,234(1)
  Financial Officer
Michael Baxley(2).......................... 1997  149,149     --      14,798(3)
 Executive Vice President--Apparel Group
John Champagne............................. 1997  133,907  65,000        853(1)
 Executive Vice President--Industrial Group 1996  119,356  45,000     10,833(4)
Robert Feltz............................... 1997  137,611  25,000     10,068(5)
 Executive Vice President--Business
  Development                               1996  124,398     --      43,365(6)

--------
(1) Represents matching contributions made by the Company to the Named Executive Officers' accounts under the Company's 401(k) plan.

(2) Mr. Baxley joined the Company in February 1997.

(3) Includes reimbursement for relocation expenses ($12,895) and matching contributions made by the Company to Mr. Baxley's account under the Company's 401(k) plan ($1,903).

(4) Represents reimbursement for relocation expenses.

(5) Includes reimbursement for office relocation expenses to home office ($6,000) and matching contributions made by the Company to Mr. Feltz's account under the Company's 401(k) plan ($4,068).

(6) Includes reimbursement for relocation expenses ($36,632) and matching contributions made by the Company to Mr. Feltz's account under the Company's 401(k) plan ($3,109).

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH KOHLBERG

  Since October 1995, the Company has paid an aggregate of $863,000 in management fees to Kohlberg & Co., pursuant to a management services agreement that will be terminated effective as of the closing of the Acquisition. In January 1996, the Company paid an advisory fee of $1.0 million to Kohlberg & Co. in conjunction with the acquisitions of PCI and Rau.

TRANSACTIONS WITH SARATOGA

  In connection with the Transactions, the Company paid a transaction fee of $1.75 million to an affiliate of Saratoga in consideration for advisory services related to the structuring and financing of the transaction. The Company entered into an agreement with Saratoga, pursuant to which the Company will pay a management fee of $150,000 per quarter to Saratoga (the "Management Services Agreement"). In addition, Saratoga will provide the Company with advisory services in connection with significant business transactions, such as acquisitions, for which the Company will pay Saratoga compensation comparable for similarly situated companies. See also "Plan of Distribution."

THE ACQUISITION

  In connection with the Transactions, affiliates of Kohlberg and KSCO's other existing stockholders received an aggregate of approximately $98.1 million. Members of management received aggregate proceeds of approximately $2.9 million in cash in consideration for their stock options in KSCO, excluding the $3.3 million that was rolled over into options to purchase Common Stock and Series B Preferred Stock. Certain members of management entered into employment agreements with the Company. See "Management." In addition, William
F. Andrews, the Chairman of the Board, received proceeds of approximately $1.8 million in cash in consideration for his stock and stock options of KSCO, excluding the $150,000 that was rolled over into options to purchase Common Stock and Series B Preferred Stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

  Concurrently with the consummation of the Offerings, the Company entered into the New Credit Facility with Credit Agricole Indosuez, as administrative agent, Swiss Bank Corporation, as documentation agent and syndication agent (the "Agent"), and a syndicate of lenders. The following summary of the principal terms of the New Credit Facility does not purport to be complete and is subject to the detailed provisions of the agreement governing the New Credit Facility, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Capitalized terms not defined under this caption have the meanings set forth in such agreement.

  The New Credit Facility consists of a $28.0 million senior secured amortizing term loan (the "Term Loan") and a $25.0 million senior secured revolving credit facility (the "Revolving Credit Facility").

  The New Credit Facility is guaranteed (the "Guarantees") by Parent and each existing and subsequently acquired or organized domestic subsidiary of the Company (collectively referred to as "the Guarantors"). The New Credit Facility is secured by (i) a first priority pledge of (x) all of the capital stock of the Company and each of its domestic subsidiaries and (y) 66% of the voting stock and 100% of the non-voting stock of each other direct subsidiary and (ii) a first priority security interest in substantially all of the domestic property, plant and equipment and other assets of Parent and its subsidiaries.

  Borrowings under the Revolving Credit Facility are available, subject to the satisfaction of customary borrowing conditions, for working capital and other general corporate purposes. A portion of the Revolving Credit Facility may be used for letters of credit. Availability under the Revolving Credit Facility is limited to a borrowing base, which is defined as the sum of (i) 85% of the Eligible Receivables of the Company and the Guarantors at such time and (ii) 60% of the Eligible Inventory of the Company and the Guarantors at such time.

  The interest rate on borrowings under the New Credit Facility is (i) LIBOR plus 2.5% per annum or (ii) the Base Rate plus 1.5% per annum. The unused line fee is 0.5% per annum. All or a portion of the New Credit Facility which is borrowed may be prepaid at any time, at the option of the Company.

  Amortization on the Term Loan will commence on December 31, 1998 in the amount of $1.0 million, with quarterly amortization payments thereafter, totaling $3.0 million in 1999, $5.0 million in 2000, $6.0 million in 2001, $6.0 million in 2002 and $7.0 million in 2003. The New Credit Facility will mature on the sixth anniversary of the Closing Date.

  The New Credit Facility includes certain covenants which, subject to certain specific exceptions and limitations, require the Company and its subsidiaries to, among other things, (i) provide certain financial information; (ii) not create or allow to be created any liens other than those permitted by the New Credit Facility; (iii) refrain from engaging in a consolidation, acquisition, merger or sale of assets except as allowed in the New Credit Facility; (iv) not engage in any transaction with or for the benefit of any affiliate other than certain arm's-length transactions; (v) prevent the existence of any agreement that prevents the Company's subsidiaries from paying dividends or other distributions on capital stock; (vi) refrain from making certain restricted payments other than those allowed under the New Credit Facility;
(vii) not incur Debt other than Debt allowed under the New Credit Facility;
(viii) not engage in certain speculative transactions; (ix) not incur operating lease expense except to the extent permitted in the New Credit Facility; (x) not issue disqualified stock except to the extent permitted in the New Credit Facility; (xi) not engage in any business other than businesses allowed under the New Credit Facility; (xii) maintain certain financial ratios as detailed below; and (xiii) not make consolidated capital expenditures in any fiscal year except to the extent permitted under the New Credit Facility. These covenants generally will be more restrictive than those set forth in the Indenture. The New Credit Facility will also require the Company to maintain the following financial covenants: (a) a minimum ratio of Consolidated EBITDA to Fixed Charges, which begins at 1.10x and steps up to 1.20x over three years; (b) a maximum ratio of Funded Indebtedness to Consolidated EBITDA, which begins at 6.50x and steps down to 4.50x over five years; and (c) a minimum net worth of $28.0 million. These financial covenants are subject to change by the Company and the lenders. See "Risk Factors--Substantial Leverage; Restrictive Covenants."

  The New Credit Facility will also contain certain other terms and conditions, covenants and events of default.

OTHER INDEBTEDNESS

  The Company's subsidiaries in Belgium have obtained various secured revolving lines of credit from Credit General for aggregate borrowings of up to 117,000,000 Belgian francs, which bear interest at variable rates. Such subsidiaries are not permitted by the agreements governing such lines of credit to make dividends or other distributions on their capital stock unless certain financial conditions are met. Such agreements provide for an indefinite term and are subject to Credit General's customary lending terms.

  In addition, a Belgian subsidiary has obtained term loans from local lenders aggregating 25,000,000 Belgian francs. These loans accrue interest at 6.75% per annum, payable semiannually in arrears. Amortization payments began in December 1996 and extend over five years.

                             DESCRIPTION OF NOTES

  The Initial Notes were issued, and the Exchange Notes will be issued, pursuant to the Indenture among Scovill Acquisition Inc. (the "Company"), Scovill Holdings Inc., as Parent Guarantor, and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Reference to the Notes under this caption are references to the Exchange Notes unless the context otherwise requires.

GENERAL

  The Notes will represent general senior unsecured obligations of the Company, limited to an aggregate principal amount of $100 million. The Notes will be fully and unconditionally guaranteed by each Guarantor on a senior unsecured basis. The Notes will bear interest at the rate shown on the cover page of this Offering Memorandum, payable on May 30 and November 30 of each year, commencing on May 30, 1998, to Holders of record at the close of business on the May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date of the Initial Notes. The Notes will mature on November 30, 2007 and will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the Holder thereof. See "--Book-Entry, Delivery and Form." Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Trustee will initially be the Paying Agent and Registrar under the Indenture. The Company may act as Paying Agent and/or Registrar under the Indenture and the Company may change the Paying Agent and/or Registrar without notice to the Holders.

PARENT GUARANTEE; FUTURE SUBSIDIARY GUARANTEES

  Parent will fully and unconditionally guarantee the payment of Obligations of the Company under the Notes. In addition, if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary (other than any Foreign Subsidiary) or contribute property or assets to an existing Subsidiary, then such Subsidiary will be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture, unless it has been designated as an Unrestricted Subsidiary; provided that no such Guarantee by such Subsidiary shall be required so long as (x) the Consolidated Net Income for the fourth fiscal quarter period immediately preceding the date of acquisition or creation of, or contribution to, such Subsidiary for which financial statements are available and net assets at the end of such period of such Subsidiary does not exceed 3% of the Consolidated Net Income for such period and net assets at such date, respectively, of the Company and its Restricted Subsidiaries and (y) the combined Consolidated Net Income for such period and the net assets at such date of all Restricted Subsidiaries (other than Guarantors and Foreign Subsidiaries) does not exceed 5% of the Consolidated Net Income for such period and the net assets at such date, respectively, of the Company and its Restricted Subsidiaries.

  Each Guarantee will be a senior unsecured obligation of the Guarantor thereof and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of such Guarantor and senior to all existing and future subordinated indebtedness of such Guarantor. The obligations of each Subsidiary Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. No Subsidiary Guarantees were required on the Issue Date of the Initial Notes.

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all of the obligations of such Guarantor pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) immediately after giving effect to such transaction, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant. The foregoing provisions will not prohibit the merger of two or more Guarantors into each other or the merger of one or more Guarantors into the Company.

  The Indenture provides that, in the event of a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor (including by way of merger or consolidation) to a Person, other than an Affiliate of the Company, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee. In such event, the Net Available Proceeds of such sale or other disposition will be required to be applied in accordance with the applicable provisions of the Indenture. See "--Certain Covenants--Limitations on Asset Sales."

RANKING

  The Notes and each Guarantee are general unsecured obligations of the Company and the applicable Guarantor thereof, respectively, and rank pari passu in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Company and such Guarantor, respectively, and senior to all existing and future subordinated indebtedness of the Company and such Guarantor, respectively. The Notes and each Guarantee are effectively subordinated to all secured obligations of the Company and the Guarantor thereof, respectively, to the extent of the assets securing such obligations. See "Risk Factors--Substantial Leverage; Restrictive Covenants" and "-- Effective Subordination of the Notes and the Guarantees" and "Capitalization." Subject to certain limitations, the Company and its Subsidiaries (including the Subsidiary Guarantors) may incur additional secured Indebtedness in the future. See "--Certain Covenants--Limitations on Additional Indebtedness."

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the option of the Company, in whole or in part, at any time on or after November 30, 2002, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the 12-month period beginning on November 30 of the years indicated below:

                                                                    OPTIONAL
                                                                REDEMPTION PRICE
                                                                ----------------
       2002....................................................     105.625%
       2003....................................................     103.750%
       2004....................................................     101.875%
       2005 and thereafter.....................................     100.000%

  Notwithstanding the foregoing, at any time on or prior to November 30, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that (a) at least $65.0 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and (b) notice of such redemption is given within 60 days of the date of the closing of any such Public Equity Offering.

  If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to all Holders of Notes to purchase (a "Change of Control Offer") all outstanding Notes and will purchase, on a business day not more than 60 days nor less than 30 days after the occurrence of the Change of Control (such purchase date being the "Change of Control Purchase Date"), all Notes properly tendered pursuant to such offer to purchase for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

  In order to effect a Change of Control Offer, the Company shall within 30 days after the occurrence of the Change of Control mail to the Trustee, who shall mail to each Holder of Notes, a copy of the Change of Control Offer, which shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

  The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of the Company and its Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders of Notes seeking to accept the Change of Control Offer.

  In addition, the Credit Agreement or other Indebtedness could restrict the Company's ability to purchase Notes upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company would seek the consent of its lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company could remain prohibited from purchasing Notes. In such case, the Company's failure to make a Change of Control Offer or to purchase Notes tendered pursuant to a Change of Control Offer would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under such other Indebtedness.

  The definition of Change of Control includes the sale of "all or substantially all" of the assets of the Company or the Company and its Restricted Subsidiaries taken as a whole. The phrase "all or substantially all" is subject to interpretation under applicable legal precedent and has no clear meaning. As a result, there may be uncertainty as to whether a Change of Control has occurred.

  The Change of Control feature of the Notes, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control feature is a result of negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in connection with the purchase of Notes pursuant to a Change of Control Offer.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitations on Additional Indebtedness. (A) (i) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including without limitation Acquired Indebtedness) and (ii) the Company will not permit any of its Restricted Subsidiaries (other than any Guarantor) to issue (except if issued to or owned beneficially and of record by the Company or any of its Restricted Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends; provided that (a) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (b) the Company or any Guarantor may incur Indebtedness if, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred through clause (b) of this covenant or by meeting the criteria of one or more of the types of Permitted Indebtedness pursuant to clause (a), the Company, in its sole discretion, (i) may classify such item of Indebtedness under and comply with either of such clauses (or any of such definitions), as applicable, (ii) may classify and divide such item of Indebtedness into more than one of such clauses (or definitions), as applicable, and (iii) may elect to comply with such clauses (or definitions), as applicable, in any order.

  (B) The Company will not, and will not permit any of its Subsidiaries that are Guarantors to, incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company or such Subsidiary unless such Indebtedness by its terms is also expressly made subordinated to the Notes, in the case of the Company, or the Subsidiary Guarantees, in the case of a Subsidiary.

  Limitations on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

    (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

    (ii) the Company would be unable to incur an additional $1.00 of Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant; or

    (iii) the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the Issue Date (other than any Restricted Payment permitted under clause (3)(a), (4) or (5) of the next paragraph), exceeds the sum (the "Basket") of (A) 50% of the Company's Consolidated Net Income (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus (B) the net cash proceeds from the issuance and sale (other than to a Restricted Subsidiary of the Company) after the Issue Date of Qualified Stock, plus (C) the net cash proceeds from the issuance or sale (other than to a Restricted Subsidiary of the Company) of Indebtedness or shares of Disqualified Stock after the Issue Date that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus (D) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, in whole or in part, the lesser of (x) the cash return of capital (including repayment in cash of Indebtedness, if applicable) with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment, plus (E) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary."

  The foregoing provisions will not prohibit, so long as (with respect to clauses (2) and (3) below) no Default or Event of Default shall have occurred and be continuing, (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of any Qualified Stock of the Company; (3) the redemption of Subordinated Indebtedness (a) with the net proceeds from or incurrence of Permitted Refinancing Indebtedness or (b) in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Qualified Stock of the Company (other than (x) Capital Stock sold to a Restricted Subsidiary of the Company and (y) Capital Stock purchased with the proceeds of loans from the Company or any of its Restricted Subsidiaries), (4) the redemption of any Capital Stock of the Company or of Parent, or dividends to Parent in any amount sufficient to and for the purpose of redeeming Capital Stock of Parent, held by any present or former employee or director of the Company or any of its Restricted Subsidiaries (or the estate or a trust for the benefit of any such Person) in an aggregate amount not to exceed $1.5 million in any fiscal year (provided that any unused amounts may be carried over to the immediately subsequent fiscal year but not beyond such fiscal year), (5) dividends to Parent in an amount sufficient for Parent to pay its legal, accounting and other operating expenses incurred in the ordinary course of business, but not to exceed $200,000 in the aggregate in any fiscal year and (6) the payment in an amount not to exceed $600,000 per year of dividends to Parent in an amount sufficient to and for the purpose of paying fees to Saratoga or its Affiliates pursuant to the Management Services Agreement.

  The amounts referred to in clauses (1), (2), (3)(b) and (6) shall be included as Restricted Payments in any computation made pursuant to clause
(iii) above.

  Limitations on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for any such Payment Restriction existing under or by reason of (a) applicable law, (b) customary non-assignment or net worth provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, (d) customary restrictions imposed on the transfer of copyrighted or patented materials, (e) the entering into of a contract for the sale or other disposition of assets, directly or indirectly, so long as such restrictions do not extend to assets that are not subject to such sale or other disposition, (f) the terms of any agreement evidencing any Indebtedness of Restricted Subsidiaries that was permitted by the Indenture to be incurred that only restricts the transfer of the assets purchased with the proceeds of such Indebtedness, (g) the terms of the Credit Agreement in effect on the Issue Date or any similar Payment Restriction under the Credit Agreement or any similar bank credit facility, provided that such similar Payment Restriction, taken as a whole, is not materially more restrictive than the Payment Restriction in effect on the Issue Date under the Credit Agreement, (h) the terms of any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such Payment Restriction only applies to assets that were subject to such restriction and encumbrances prior to the acquisition of such assets by the Company or its Restricted Subsidiaries, (i) contracts of a Restricted Subsidiary in effect prior to such Person becoming a Restricted Subsidiary and not entered into in contemplation thereof, so long as such restriction applies only to such Restricted Subsidiary or its assets, (j) restrictions on transfer of property or assets pursuant to any Lien permitted under the Indenture, (k) the terms of any agreement in effect on the Issue Date as such Payment Restriction is in effect on the Issue Date or as thereafter amended; provided that such Payment Restriction is no more restrictive, (1) the Indenture, the Notes or the Guarantees, and (m) Refinancing

Indebtedness; provided that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refinanced.

  Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of their respective Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Disinterested Directors approving such Affiliate Transaction or states that there are no Disinterested Directors, in which case an opinion, as described in clause (b), shall be required and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $5.0 million, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor; provided, however, that the following shall not be deemed to be Affiliate Transactions: (i) transactions exclusively between or among
(1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than any Person that is such an Affiliate solely because of the control of such Person by the Company) owns Capital Stock of any such Restricted Subsidiary; (ii) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan;
(iii) reasonable director, officer and employee compensation and other benefit, and indemnification, arrangements approved by the Board of Directors;
(iv) transactions permitted by the "Limitations on Restricted Payments" covenant; (v) the existence of, or the performance by the Company or any Restricted Subsidiary under, the Management Services Agreement with respect to fees of up to $600,000 per year and any other agreement in effect on the Issue Date, as such agreement is in effect on the Issue Date or as amended thereafter in any manner no less favorable to the Holders; (vi) prepaid expenses and loans or advances to employees or directors of the Company or any of its Subsidiaries in the ordinary course of business; (vii) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; (viii) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are or could be part of a consolidated group for tax purposes, on the other hand, which payments by the Company and its Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis; and (ix) the issuance and sale by the Company to its Affiliates of Qualified Stock.

  Limitations on Liens. The Company will not incur, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or on any income, profits or proceeds therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless prior thereto or simultaneously therewith the Notes are equally and ratably secured; provided that if such Indebtedness is Subordinated Indebtedness the Lien securing such Indebtedness shall be expressly subordinated and junior to the Lien securing the Notes.

  Limitations on Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold,
(ii) at least 80% of the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset

Sale consists of (A) cash or Cash Equivalents, (B) the assumption of Indebtedness (other than Subordinated Indebtedness) of the Company or any Guarantor or Indebtedness of any non-Guarantor Restricted Subsidiary, (C) Related Assets or (D) any combination of the foregoing clauses (A), (B) and
(C).

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or any Restricted Subsidiary may either, no later than 270 days after such Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under the Credit Agreement (including by providing cash collateral) or any other Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary; provided, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid or (ii) invest all or any part of the Net Available Proceeds thereof in Related Assets. Pending final disposition of Net Available Proceeds, amounts may be used to repay any amounts outstanding under the Credit Agreement. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds equals or exceeds $5.0 million, the Company will be required to make an offer to purchase, from all Holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds as follows:

    (i) The Company will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased (the "Payment Amount") out of the amount of such Excess Proceeds.

    (ii) The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitations on Restricted Payments" covenant.

    (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis.

    (iv) Upon completion of such Net Proceeds Offer, the amount of Excess Proceeds remaining shall be zero.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Restrictions on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any Sale and Leaseback Transaction unless: (i) the Company or such Subsidiary would be entitled, under the "Limitations on Additional Indebtedness" covenant, to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback; (ii) such Sale and Leaseback Transaction would not result in a violation of the "Limitation on Liens" covenant; and (iii) the Net Available Proceeds from any such Sale and Leaseback Transaction are applied in a manner consistent with the provisions of the "Limitations on Asset Sales" covenant.

  Restrictions on Sale of Capital Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly sell or otherwise dispose of any of the Capital Stock of any Restricted Subsidiary unless: (i) (a) the Restricted Subsidiary shall remain a Restricted Subsidiary, or (b) all of the Capital Stock of such Restricted Subsidiary shall be sold or otherwise disposed of or any Capital Stock of such Restricted Subsidiary retained by the Company or its Restricted Subsidiaries is treated as an Investment and complies with the provisions described under "Limitations on Restricted Payments," and (ii) the Net Available Proceeds from any such sale or disposition are applied in a manner consistent with the provisions described under "Limitations on Asset Sales."

  Reports. Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company and the Guarantors will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish to the Holders of Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company and the Guarantors were required to file under such section. The Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the Holders of Transfer Restricted Securities and to broker-dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MERGER, CONSOLIDATION AND SALE OF ASSETS

  The Company will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company and the Restricted Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and the Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (2) the Company or the Successor, as the case may be, could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant; and (d) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its guarantee confirmed that its guarantee of the Notes shall apply to the obligations of the Company or the Successor under the Notes and the Indenture. For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

  The Indenture provides that upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such surviving Person had been named as the Company therein; provided, however, that solely for purposes of computing the Basket described in subclause (iii) of the first paragraph of the covenant described under "--Limitations on Restricted Payments," the Basket shall not be affected by the Consolidated Net Income or other attributes of the surviving Person prior to the effective time of the merger and any such surviving Person shall be deemed to have succeeded to and be substituted for the Company only with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

    (ii) failure by the Company to pay the principal or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise;

    (iii) the Company shall fail to comply with any of its agreements or covenants described above under "--Merger, Consolidation and Sale of Assets," or "--Change of Control";

    (iv) failure by the Company to comply with any other covenant in the Indenture and continuance of such failure for 30 days after notice of such failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

    (v) failure by the Company or any of its Subsidiaries to make any payment of principal on Indebtedness of the Company or any such Subsidiary at its stated final maturity after the expiration of any applicable grace period in an aggregate outstanding principal amount of $5.0 million or more;

    (vi) a default under any Indebtedness of the Company or any Subsidiary, whether such Indebtedness now exists or hereafter shall be created, if (A) such default results in the Holder or Holders of such Indebtedness causing the Indebtedness to become due prior to its stated final maturity and (B) the outstanding principal amount of such Indebtedness, together with the outstanding principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregate $5.0 million or more at any one time;

    (vii) one or more final judgments or orders that exceed $5.0 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

    (viii) certain events of bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary of the Company; and

    (ix) except as permitted by the Indenture or by its terms, any Guarantee ceases to be in full force and effect or any Guarantor repudiates its obligations under any Guarantee.

  If an Event of Default (other than an Event of Default specified in clause
(viii) above involving the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and interest on the outstanding Notes shall immediately become due and payable. If an Event of Default specified in clause (viii) above involving the Company occurs, all outstanding Notes shall become due and payable without any further action or notice. The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive an existing Default or Event of Default and its consequences, except as a result of a failure to pay principal of, premium, if any, or interest on any Notes or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note.

  The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing

Default or Event of Default (except any Default or Event of Default in payment of principal of, premium, if any, or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes and the Guarantees (such action being a "legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all its other obligations with respect to the Notes and the Guarantors to have been discharged from their Guarantees, except for (i) the rights of Holders of outstanding Notes to receive, from the trust referred to below, payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes (such action being a "covenant defeasance"). In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such Opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) under the first paragraph of "Events of Default" is concerned, at any time during the period ending on the 123rd day after the date of deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, each stating that all conditions precedent under the Indenture relating to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain U.S. Government Obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated final maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the stated final maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

TRANSFER AND EXCHANGE

  A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (i) to register the transfer of or exchange any Note selected for redemption, (ii) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (iii) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, to add a Guarantee or to make any change that does not adversely affect the rights of any Holder.

  Without the consent of each Holder affected, the Company and the Trustee may not: (i) extend the maturity of any Note; (ii) affect the terms of any scheduled payment of interest on or principal of the Notes (including without limitation any redemption provisions (other than any provision described under "--Change of Control" or "--Certain Covenants--Limitations on Asset Sales" or the definitions related thereto)); (iii) take any action that would subordinate the Notes or the Guarantees to any other Indebtedness of the Company or any of the Guarantors, respectively, or otherwise change the ranking of the Notes or the Guarantees in a manner adverse to the Holders; (iv) reduce the percentage of Holders necessary to consent to an amendment, supplement or waiver to the Indenture; or (v) release a Guarantee (except pursuant to its terms). In addition, without the consent of the Holders of at least 75% of the aggregate principal amount of Notes affected thereby, the Company and the Trustee may not make any change in the provisions described above under the caption "Change of Control" or the definitions related thereto.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

  The Indenture provides that, in the event that an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

  United States Trust Company of New York is the Trustee under the Indenture. United States Trust Company of New York is also the Transfer Agent, Registrar and Paying Agent for the Senior Preferred Stock and the Warrant Agent for the Warrants.

GOVERNING LAW

  The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM


  The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons (each, a "Global Note"). Upon issuance, each Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary, and the Depository or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by each Global Note to the accounts of persons who have accounts with the Depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures.

  Payments of the principal of, and interest on, the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


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

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

  The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

  The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If (i) the Depositary is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 120 days or (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for certificated notes, the Company will issue certificated notes in exchange for the Global Notes. In addition, any person having a beneficial interest in a Global Note may, upon request to the Trustee following an Event of Default under the Indenture, exchange such beneficial interest for certificated notes.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

  "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person or (b) assumed in connection with acquisitions of properties or assets from such Person. Acquired Indebtedness shall be deemed to be incurred on

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the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

  "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, includes the power to vote 10% or more of any class of voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "amend" means amend, modify, supplement, restate or amend and restate, in whole or in part, including successively; and "amending" and "amended" have correlative meanings.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or any of its Subsidiaries (including, without limitation, by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary or (b) any other properties or assets of the Company or any of its Restricted Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, inventory or other properties or assets in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any of the following: (i) any transaction that is governed by, and made in accordance with, the provisions described under "Merger, Consolidation and Sales of Assets" or that constitutes a "Change of Control"; (ii) any Restricted Payment or Restricted Investment permitted under the "Limitations on Restricted Payments" covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either no longer used or useful in the business of the Company or its Subsidiaries; (iv) any disposition of defaulted receivables for collection; (v) the granting of any Lien, or any foreclosure thereon, granted in compliance with the provisions described under "--Certain Covenants-- Limitations on Liens"; (vi) the conversion of any operating lease to which attaching machinery of the Company or any of its Restricted Subsidiaries is subject to, or the sale of any such attaching machinery pursuant to, a Capitalized Lease Obligation; and (vii) any transfers that, but for this clause (vii), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $100,000.

  "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable, whether or not accounted for as a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. As used in the preceding sentence, the "net amount of rent" under any such lease for any such period shall mean the sum of rental and other payments required to be made with respect to such period by the lease thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments or similar charges. In the case of any lease that is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Board of Directors" of any Person means the Board of Directors of such Person (or comparable governing body) or any authorized committee thereof.

  "Board Resolution" means a duly adopted resolution of the Board of Directors of the Company.

  "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether

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

or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and partnership interests) of such Person.

  "Capitalized Lease Obligations" means, with respect to any Person, any obligation of that Person to pay lease payments, rent or other amounts under a lease of (or other similar agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of the Indenture, the amount of that obligation at any date will be the capitalized amount thereof at that date, as determined in accordance with GAAP.

  "Cash Equivalents" means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

  "Change of Control" means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of Voting Stock of the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Voting Stock of the Company having been sold to the public, that Permitted Holders beneficially own Voting Stock representing less than, directly or indirectly, 51% of the voting power of the Voting Stock of the Company, and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the Voting Stock of the Company unless Permitted Holders beneficially own Voting Stock representing a greater percentage of the voting power of the Voting Stock of the Company,
(ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing not less than a majority of the voting power of the Voting Stock of the surviving or transferee corporation immediately after such transaction, (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by either (i) a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, or (iv) the approval by the Holders of Capital Stock of the Company of any plan or proposal for liquidation or dissolution of the Company.

  "Consolidated Amortization Expense" of any Person for any period means the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

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

  "Consolidated Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" of any Person means, with respect to any determination date, the ratio of (x) EBITDA for such Person's four full fiscal quarters immediately preceding the determination date for which financial statements are available to (y) the aggregate Fixed Charges of such Person for such four fiscal quarters. In making such computations, (i) EBITDA and Fixed Charges shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Stock to be issued (and all other Indebtedness incurred or Disqualified Stock issued after the first day of such period of four full fiscal quarters referred to in the "Limitations on Additional Indebtedness" covenant through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such four quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four quarter period; (ii) the Fixed Charges attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the "Limitations on Additional Indebtedness" covenant and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate; (iii) the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the "Limitations on Additional Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility; (iv) notwithstanding the foregoing clauses
(ii) and (iii), interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable four-quarter period the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Stock) of the Company within 30 days of such issuance and sale, Fixed Charges shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

  "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and the Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, without duplication, with respect to any Person for any period, the sum of the interest expense on all Indebtedness of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation
(i) imputed interest on Capitalized Lease Obligations, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of financing fees and expenses other than with respect to financing fees and expenses paid on or prior to the Issue Date, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any,
(vii) all other non-cash interest expense, (viii)

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

capitalized interest, (ix) all interest payable with respect to discontinued operations, and (x) all interest on any Indebtedness of any other Person guaranteed by such Person or any of its Restricted Subsidiaries.

  "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Restricted Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Restricted Subsidiaries in the form of cash dividends during such period (subject in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation in clause (iii) below); (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary (other than a Guarantor) of the referent Person or is merged into or consolidated with the referent Person or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary (other than a Guarantor) of the referent Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period; (iv) any gain (or loss), together with any related provisions for taxes on any such gain (or loss), realized during such period by the referent Person or any of its Restricted Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Restricted Subsidiaries or (b) any Asset Sale by the referent Person or any of its Restricted Subsidiaries; (v) any extraordinary gain (or loss), together with any related provision for taxes on any such extraordinary gain (or loss), realized by the referent Person or any of its Restricted Subsidiaries; (vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and (vii) non-cash gains and losses due solely to fluctuations in currency values; and provided further that, subject to clause (iii) above, any gain referred to in clauses (iv) and (v) above that relates to a Restricted Investment and that is received in cash by the referent Person or one of its Restricted Subsidiaries during such period shall be included in the consolidated net income of the referent Person.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person.

  "Credit Agreement" means that certain Credit Agreement dated November 26, 1997 by and among the Company, the guarantors party thereto, Swiss Bank Corporation and the other lenders party thereto, and all guarantees, notes, security agreements, pledge agreements and other instruments in connection therewith, as amended or refinanced from time to time, and/or one or more letters of credit issued by one or more lenders for the benefit of the Company and/or one or more of Parent and its Subsidiaries and in each case as amended or refinanced from time to time.

  "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

  "Default" means any event, act or condition that after notice or the passage of time or both would be an Event of Default.

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

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which a Board Resolution is required under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

  "Disqualified Stock" means any Capital Stock of such Person that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Restricted Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the stated final maturity of the Notes; provided, however, that (i) any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Indenture described under the caption "--Change of Control" or "--Certain Covenants-- Limitations on Asset Sales," and purchase of any Notes properly tendered pursuant to an offer to purchase required thereunder and not withdrawn.

  "EBITDA" means, with respect to any Person for any period, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Income Tax Expense, (iii) Consolidated Amortization Expense, (iv) Consolidated Depreciation Expense, (v) Fixed Charges, (vi) prepayment or make-whole payments incurred in connection with the repayment of Indebtedness on the Issue Date, and (vii) all other non-cash items reducing Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) of such Person and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (provided, however, that the amounts set forth in clauses (ii) through (vii) shall be included without duplication and only to the extent such amounts actually reduced Consolidated Net Income), less the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increase Consolidated Net Income.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided, however, that if such value exceeds $1.0 million, such determination shall be made in good faith by the Board of Directors of the Company, whose determination shall be conclusive.

  "Fixed Charges" means, with respect to any Person for any period, the sum of
(a) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or a Restricted Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, "guarantee" has a corresponding meaning.

  "Hedging Obligations" of any person means the obligations of such person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" means a Person in whose name a Note is registered on the register for the Notes.

  "incur" means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation. Neither the accrual of interest nor the accretion of accreted value shall be deemed to be an incurrence.

  "Indebtedness" of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services; (v) the maximum fixed repurchase price of all Disqualified Stock of such Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
(viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Restricted Subsidiaries that is guaranteed by the Company or the Company's Restricted Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis; and (ix) to the extent not otherwise included in this definition, obligations under Hedging Obligations not entered into solely for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates on or in connection with indebtedness of the Company or any of its Restricted Subsidiaries then outstanding. The amount of Indebtedness of any Person at any date shall be, without duplication, the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is disinterested and independent with respect to the Company and its Affiliates and, in the reasonable judgment of the Company's Board of Directors, is qualified to perform the task for which it has been engaged.

  "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

  "Investments" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) Hedging Obligations, but only to the extent that the same constitute Permitted Indebtedness and (c) endorsements of negotiable instruments and documents in the ordinary course of business.

  "Issue Date" means the date the Notes are initially issued.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person will be deemed to own subject to a Lien any property that the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Management Services Agreement" means the Management Services Agreement to be entered into between Saratoga and/or its Affiliate, on the one hand, and Parent and/or one or more of its Subsidiaries, as such agreement may be amended from time to time in any manner; provided that after giving effect to such amendment the terms thereof are, in the aggregate, no less favorable to the Holders.

  "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed by or sold with recourse to the Company or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien thereon and (iv) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

  "Non-Recourse Purchase Money Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries incurred (a) to finance the purchase of any assets of the Company or any of its Restricted

Subsidiaries within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in "additions to property, plant and equipment" in accordance with GAAP, (d) to the extent that such Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets other than the assets so purchased, and (e) to the extent the purchase of such assets is not part of an acquisition of any Person. Indebtedness will not be deemed recourse because there is recourse to the borrower, any guarantor or any other Person for (x) environmental warranties and indemnities, or (y) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics' liens.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Payment Restriction", with respect to a Subsidiary of any Person, means any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person or (c) transfer any of its properties or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances or transfer of properties or assets.

  "Permitted Holders" means (i) Saratoga Partners III, L.P., (ii) David J. Barrett, Martin A. Moore, Michael Baxley, John Champagne, Robert Feltz, and Frank A. Wright, and (iii) Permitted Transferees of the foregoing.

  "Permitted Indebtedness" means any of the following:

    (i) Indebtedness of the Company and any Guarantor under the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the aggregate maximum then available to be drawn thereunder assuming compliance with all conditions to such drawing) not to exceed the greater of (a) $25 million or (b) the sum of 80% of the book value of accounts receivable and 60% of the book value of inventory of the Company and its Restricted Subsidiaries (as set forth on the latest available balance sheet), calculated on a consolidated basis and in accordance with GAAP;

    (ii) Indebtedness of the Company and any Guarantor under the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum then available to be drawn thereunder assuming compliance with all conditions to such drawing) not to exceed $28.0 million, less the aggregate amount of all Net Available Proceeds of Asset Sales applied to permanently reduce the outstanding amount or the commitments with respect to such Indebtedness pursuant to the "Limitations on Asset Sales" covenant;

    (iii) Indebtedness under the Notes, the Guarantees and the Indenture;

    (iv) all of the Indebtedness of the Company and its Restricted Subsidiaries not otherwise referred to in this definition that is outstanding on the Issue Date;

    (v) Indebtedness under Interest Rate Agreements, provided that (1) such Interest Rate Agreements are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant, and (2) the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

    (vi) Indebtedness under Currency Hedge Agreements, provided that (a) such Currency Agreements are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the

  Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant or to the foreign currency cash flows reasonably expected to be generated or required by the Company and the Restricted Subsidiaries, (b) the notional principal amount of the Currency Agreements does not exceed the principal amount of that Indebtedness and the amount of those foreign currency cash flows to which such Currency Agreements relate and (c) such Currency Agreements are entered into for the purpose of limiting currency exchange rate risks in connection with Indebtedness permitted to be incurred under the Indenture or transactions entered into in the ordinary course of business;

    (vii) Indebtedness of the Company to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or to a Restricted Subsidiary; provided, however, that upon either (1) any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Restricted Subsidiary), the provisions of this clause (vii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant at the time the Restricted Subsidiary in question ceased to be a Restricted Subsidiary or the time such transfer or other disposition occurred;

    (viii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company in the ordinary course of business, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

    (ix) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary;

    (x) Refinancing Indebtedness;

    (xi) Indebtedness of Restricted Subsidiaries in an aggregate principal amount not to exceed $5 million at any time outstanding;

    (xii) Indebtedness incurred to finance the acquisition of (1) any Person principally engaged in the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date or any business reasonably related thereto that becomes a Restricted Subsidiary or (2) any Related Assets that constitute a line of business, company or other business entity, in an aggregate principal amount not to exceed $21.0 million at any time outstanding provided that such Person or Related Assets, after giving pro forma effect to such Indebtedness as if it had been incurred by such Person or Related Assets would have had a Fixed Charge Coverage Ratio of
  2.0 to 1; provided that pro forma effect, to the extent permitted by Regulation S-X pursuant to the Securities Act of 1933, may be given to cost savings and expense reductions in connection with such acquisition; and

    (xiii) other Indebtedness in an aggregate principal amount not to exceed $2 million at any time outstanding.

  "Permitted Investments" means any of the following:

    (i) Investments in Cash Equivalents;

    (ii) Investments in the Company or any of its Restricted Subsidiaries;

    (iii) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary;

    (iv) Investments permitted under the "Limitation on Asset Sales" covenant;

    (v) Investments made in the ordinary course of business in prepaid expenses, lease, utility, workers' compensation, performance and other similar deposits;

    (vi) Investments received upon foreclosure, perfection or enforcement of any Lien granted by, in the course of good faith settlement of claims against, or by reason of a composition or readjustment of debt or a reorganization of, any debtor of the Company or any of its Subsidiaries;

    (vii) endorsements for collection or deposit in the ordinary course of business of bank drafts and similar negotiable instruments received as payment for ordinary course of business trade receivables;

    (viii) Hedging Obligations permitted under clause (a) under the "Limitations on Additional Indebtedness" covenant;

    (ix) Loans or advances to employees or directors of the Company or any Restricted Subsidiary in the ordinary course of business;

    (x) guarantees of Indebtedness of the Company or any Restricted Subsidiary, which guarantees are permitted to be incurred under the Indenture;

    (xi) any Investment (x) to the extent that the consideration therefor consists of Qualified Stock or (y) out of the proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Qualified Stock (provided that such issuance and sale shall not increase the Basket); and

    (xii) Investments in an aggregate amount not to exceed $5.0 million at any time outstanding.

  "Permitted Liens" means:

    (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP;

    (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, performance and return-of-money bonds and other obligations of a similar nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business;

    (v) easements, rights-of-way, municipal and zoning ordinances, restrictions and other similar charges or encumbrances that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (vi) leases or subleases granted to others that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not materially affect the value of the property thereto;

    (vii) Liens securing Refinancing Indebtedness to the extent incurred to refinance Indebtedness that is secured by Liens and outstanding as of the Issue Date (after giving effect to the application of the proceeds of the Notes Offering), provided that such Refinancing Indebtedness shall be secured solely by the assets (including improvements thereon) securing the outstanding Indebtedness being refinanced;

    (viii) Liens securing Indebtedness between the Company and its Restricted Subsidiaries or between or among such Restricted Subsidiaries;

    (ix) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (after giving effect to the application of the proceeds of the Notes Offering);

    (x) Liens securing the Credit Agreement up to the amount of Indebtedness permitted to be incurred under clauses (i), (ii) and (xiii) of the definition of "Permitted Indebtedness";

    (xi) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

    (xii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (xiii) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xi) and (xii) of the definition of "Permitted Indebtedness";

    (xiv) Liens securing Hedging Obligations entered into with lenders under the Credit Agreement;

    (xv) Liens in favor of the Company or a Restricted Subsidiary;

    (xvi) Liens securing Purchase Money Indebtedness, provided, that such Liens extend only to the property being acquired and improvements thereon and such Lien is created within 90 days of the purchase of such property;

    (xvii) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture, provided that such Liens (x) are not incurred in connection with, or in contemplation of, the acquisition of the property or assets acquired and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets so acquired and any improvements on such property or assets;

    (xviii) Liens securing obligations under the Indenture, the Notes or the Guarantees;

    (xix) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); and

    (xx) Liens to secure Indebtedness incurred to refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (xv) - (xix), provided that in each of clauses (xvi), (xvii) and
  (xix) such Liens do not extend to any additional property or assets (other than improvements thereon).

  "Permitted Transferees" means, with respect to any Person, (x) in the case of any Person that is a natural person, (i) such individual's spouse, estate, lineal descendants, heirs, executors, legal representatives, administrators,
(ii) any trust for the benefit of any of the foregoing, and (y) in the case of any Person that is not a natural person, any other Person controlled by such Person.

  "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

  "Plan of Liquidation", with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

  "Public Equity Offering" means an offer and sale of Qualified Stock of the Company or Parent for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan); provided that any net proceeds to Parent are contributed in cash to the common equity of the Company.

  "Purchase Money Indebtedness" means Indebtedness incurred for the purpose of financing all or any part of the purchase price, or the cost of construction, of any property, plant or equipment to be used in the business of the Company and the Restricted Subsidiaries, provided that such Indebtedness shall not exceed 100% of the lower of cost or Fair Market Value (at the time of incurrence) of the property, plant or equipment so purchased or constructed.

  "Qualified Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

  "redeem" means redeem, repurchase, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings.

  "refinance" means refinance, renew, extend, replace, defease or refund, in whole or in part, including successively; and "refinancing" and "refinanced" have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary of the Company issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to refinance or constituting an amendment of, any Indebtedness pursuant to clause (ii) and (iii) of the definition of Permitted Indebtedness of the Company or any of its Restricted Subsidiaries or any Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant in a principal amount not in excess of
(a) the principal amount of the Indebtedness so refinanced plus (b) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced and the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such refinancing by means of a tender offer, exchange offer or privately negotiated repurchase plus (c) the expenses of such issuer reasonably incurred in connection therewith (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person; (ii) in the case of any refinancing of Indebtedness (including the Notes) that is pari passu with or subordinated in right of payment to the Notes, then such Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced; (iii) the Refinancing Indebtedness is scheduled to mature either
(a) no earlier than the Indebtedness being refinanced or (b) after the maturity date of the Notes; (iv) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and (v) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Indebtedness being repaid or amended is secured.

  "Related Assets" means properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date or in businesses reasonably related thereto.

  "Restricted Investment", with respect to any Person, means (without duplication) any Investment by such Person other than a Permitted Investment, including, without limitation, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

  "Restricted Payment", with respect to any Person, means: (i) the declaration of any dividend (other than a dividend declared or paid by a Restricted Subsidiary to the Company or a Restricted Subsidiary) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Qualified Stock of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the redemption of such Person's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Qualified Stock); (iii) any Restricted Investment; or (iv) any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

  "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Restricted Subsidiaries of any property or asset of such Person or any of its Restricted Subsidiaries which has been or is being sold or transferred by such Person or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, except all references to "10 percent" in such definition shall be changed to "2 percent".

  "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company or any Subsidiary that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, respectively.

  "Subsidiary" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of whose Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and
(ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the voting power of the Voting Stock of such entity, other than any such Person designated as an Unrestricted Subsidiary in accordance with the definition of "Unrestricted Subsidiary".

  "Subsidiary Guarantor" means each Person who is required to become a Subsidiary Guarantor by the terms of the Indenture.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary (other than in the form of an Investment therein in accordance with the "Limitations on Restricted Payments" covenant); (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, passage of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;
(c) such designation as an Unrestricted Subsidiary would be permitted under the "Limitations on Restricted Payments" covenant; and (d) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant. Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if (i) immediately after giving effect to such designation on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and (ii) Indebtedness of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.

  "Voting Stock", with respect to any specified Person, means any class or classes of Capital Stock of the specified Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the specified Person

(irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

  "Weighted Average Life to Maturity", when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

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                             DESCRIPTION OF UNITS

  Each Unit offered and sold by Parent consisted of one share of $100 liquidation preference of Series A Cumulative Redeemable Exchangeable Preferred Stock of Parent (the "Senior Preferred Stock") and one Warrant to purchase shares of Common Stock. The Senior Preferred Stock and the Warrants comprising each Unit will not be separately tradable until 90 days after the date of issuance of the Senior Preferred Stock, with certain exceptions (the "Separation Date"). The Units were issued in a private transaction that is not subject to the registration requirements of the Securities Act.

                            SENIOR PREFERRED STOCK

  The Certificate of Incorporation of Parent (the "Certificate") authorizes 200,000 shares of Senior Preferred Stock, of which 100,000 shares were issued in the Units Offering. Additional shares of Senior Preferred Stock may be issued to pay certain dividends on the Senior Preferred Stock issued in the Units Offering at the election of Parent. Subject to certain conditions, the Senior Preferred Stock are exchangeable for Exchange Debentures at the option of Parent on any dividend payment date.

RANK

  The Senior Preferred Stock ranks, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Parent, (i) senior to all classes of Common Stock and the Series B Preferred Stock and each other class of capital stock or series of Preferred Stock established by the Board of Directors of Parent the terms of which do not expressly provide that it ranks on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Parent (collectively referred to with the Common Stock and the Series B Preferred Stock as "Junior Securities"). The Senior Preferred Stock is subject to the issuance of series of Junior Securities and securities ranking on a parity with the Senior Preferred Stock ("Parity Securities"), provided that Parent may not issue any new class of Parity Securities without the approval of the holders of a majority of the shares of Senior Preferred Stock then outstanding, except that Parent may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Senior Preferred Stock or other Parity Securities.

DIVIDENDS

  Holders of Senior Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Parent, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum applied to the liquidation preference per share of Senior Preferred Stock. All dividends will be cumulative whether or not earned or declared on a daily basis from the date of issuance of the Senior Preferred Stock and will be payable quarterly in arrears commencing on February 28, 1998. On or before November 30, 2002, Parent may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. After November 30, 2002 dividends may be paid only in cash.

OPTIONAL REDEMPTION

  The Senior Preferred Stock may be redeemed for cash (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after a date which is five years following the issuance date, in whole or in part, at the option of Parent, at certain redemption prices (expressed as percentages of the liquidation preference thereof) beginning on November 30, 2002, declining ratably to 100% in 2005 or thereafter, together with an amount in cash equal to all accumulated and unpaid dividends.

  In addition, Parent may also redeem the Senior Preferred Stock, in whole or in part at its option, at a redemption price equal to a percentage of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the net proceeds of one or more public equity offerings by Parent. The terms of certain debt instruments of Parent and its subsidiaries, including the Credit Agreement and the Indenture, will restrict, directly or indirectly, the ability of Parent to redeem the Senior Preferred Stock, and future agreements to which Parent or its subsidiaries are parties may contain similar restrictions. See "Description of Other Indebtedness."

MANDATORY REDEMPTION

  On November 30, 2009, Parent will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Senior Preferred Stock at a price equal to the then effective liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends to the redemption date. The terms of certain debt instruments of Parent and its subsidiaries, including the Credit Agreement and the Indenture, will restrict, directly or indirectly, the ability of Parent to redeem the Senior Preferred Stock, and future agreements to which Parent or its subsidiaries are parties may contain similar restrictions. See "Description of Other Indebtedness."

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, Parent shall be obligated to make an offer to all holders of Senior Preferred Stock to purchase all outstanding Senior Preferred Stock and will purchase, on a business day not more than 60 days nor less than 30 days after the occurrence of the Change of Control, all Senior Preferred Stock properly tendered pursuant to such offer to purchase for a cash price equal to 101% of the aggregate liquidation preference of the Senior Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends per share, if any, to the purchase date.

VOTING RIGHTS

  Holders of the Senior Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate. The Certificate provides that in certain circumstances holders of Senior Preferred Stock will be entitled to vote for two members of Parent's Board of Directors or to vote as a class for certain mergers, consolidations or sales of all or substantially all of the assets of Parent.

CERTAIN COVENANTS

  The Certificate contains certain covenants that limit the ability of the Parent to redeem or repurchase Junior Securities or Parity Securities and pay dividends thereon, to merge or consolidate with any other entity, to sell all or substantially all of its assets or to enter into transactions with affiliates. The Certificate also requires Parent to deliver certain reports and information to the holders of the Senior Preferred Stock.

EXCHANGE

  Parent may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into Exchange Debentures on any dividend payment date, provided that on the date of such exchange (the "Exchange Date") there are no contractual impediments to such exchange and certain other conditions have been met. On the Exchange Date, holders of outstanding shares of Senior Preferred Stock will be entitled to receive a principal amount of Exchange Debentures equal to the liquidation preference per share, plus an amount in cash equal to all accrued and unpaid dividends to the Exchange Date.

  The New Credit Facility contains limitations with respect to Parent's ability to issue the Exchange Debentures, and any future credit agreements or other agreements relating to indebtedness to which Parent or any of its subsidiaries become a party may contain similar limitations. See "Description of Other Indebtedness."

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Parent and the Initial Purchasers entered into the Preferred Stock Registration Rights Agreement on the date of issuance of the Senior Preferred Stock. Pursuant to the Preferred Stock Registration Rights Agreement, Parent has agreed to file with the Commission a registration statement on the appropriate form under the Securities Act with respect to the offer to exchange the Senior Preferred Stock for a new issue of Senior Preferred Stock of Parent registered under the Securities Act, with terms identical to those of the Senior Preferred Stock. In certain circumstances, Parent or an affiliate of Parent will be required to file with the Commission a shelf registration statement to cover resales of the shares of Senior Preferred Stock by the holders thereof. If Parent fails to satisfy these registration obligations, it will be required to pay liquidated damages to the holders of the Senior Preferred Stock under certain circumstances.

                              EXCHANGE DEBENTURES

  The Exchange Debentures, if issued, will be issued pursuant to an Exchange Debenture indenture (the "Exchange Debenture Indenture") to be dated the Exchange Date between Parent and a trustee (the "Trustee"). The Exchange Debentures will represent general unsecured subordinated obligations of Parent, subordinated in right of payment, subject to certain exceptions, to all existing and future indebtedness of Parent, including its guarantee of the Notes and the New Credit Facility, other than any indebtedness that expressly provides that it ranks pasi passu with or junior to the Exchange Debentures. As of September 30, 1997, after giving pro forma effect to the Transactions, Parent would have had approximately $128.0 million of indebtedness that would have ranked senior to the Exchange Debentures.

  The Exchange Debentures will bear interest from the Exchange Date at a rate per annum equal to the dividend rate for the Senior Preferred Stock, payable semi-annually, commencing with the first such date to occur after the Exchange Date. On or before November 30, 2002, Parent may, at its option, pay interest in cash or in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. Thereafter, interest may be paid in cash only. The Exchange Debentures will mature on November 30, 2009.

OPTIONAL REDEMPTION

  The Exchange Debentures will be redeemable, at the option of Parent, in whole or in part, at any time on or after November 30, 2002, at certain redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, thereon to the redemption date, beginning on November 30, 2002, declining ratably to 100% in 2005 and thereafter. In addition, on or before November 30, 2000, Parent may redeem the Exchange Debentures in whole or in part, at a redemption price equal to a percentage of the principal amount thereof, plus an amount in cash equal to all accrued and unpaid interest thereon to the redemption date, with the proceeds of one or more Public Equity Offerings.


CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require Parent to purchase all or any part of such holder's Exchange Debentures at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. There can be no assurance that Parent will have financial resources necessary to purchase the Exchange Debentures upon a Change of Control.

CERTAIN COVENANTS

  The Exchange Debenture Indenture will contain covenants that, among other things, limit the ability of Parent and its Restricted Subsidiaries (as defined in the Exchange Debenture Indenture) to: (i) incur additional indebtedness; (ii) pay dividends or make certain other distributions; (iii) repurchase equity interests; (iv) consummate certain asset sales; (v) enter into certain transactions with affiliates; (vi) incur indebtedness (other than Indebtedness that ranks senior to the Exchange Debentures) secured by liens;
(vii) merge or consolidate with any other person; or (viii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Parent or Parent and its Subsidiaries.

                                   WARRANTS

GENERAL

  The Warrants were issued pursuant to the Warrant Agreement between Parent and United States Trust Company of New York, as warrant agent (the "Warrant Agent"). Each Warrant will be evidenced by a Warrant Certificate which entitles the holder thereof to purchase shares of Common Stock ("Warrants Shares") from Parent at an exercise price (the "Exercise Price"), subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time beginning one year after the issuance date of the Senior Preferred Stock and prior to the close of business on the twelfth anniversary of the Issue Date. Warrants that are not exercised by such date will expire.

CERTAIN TERMS

 Exchange

  If Parent conducts an initial public offering of equity securities (other than Common Stock), Parent will give holders of Warrants and Warrant Shares the opportunity to convert such Warrants into warrants to purchase such equity securities and the opportunity to convert such Warrant Shares into such equity securities. In addition, if the Company (or any entity owning a majority of the Capital Stock or assets of the Company) conducts an initial public offering of equity securities, Parent will give holders of Warrants and Warrant Shares the opportunity to convert such Warrants into warrants to purchase such equity securities and the opportunity to convert such Warrant Shares into such equity securities.

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then effective and available, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the Warrants reside.

 Anti-dilution Provisions

  The Warrant Agreement contains provisions adjusting the Exercise Price and the number of shares of Common Stock or other securities issuable upon exercise of a Warrant in certain circumstances.

 No Rights as Stockholders

  The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of Parent.

 Mergers or Consolidations

  Subject to certain exceptions, in the event that Parent consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of Common Stock (or other securities issuable upon exercise of the Warrants) is entitled to receive upon completion of such consolidation, merger or sale of assets. If Parent merges or consolidates with, or sells all or substantially all of the property and assets of Parent to, another person and, in connection therewith, consideration to the holders of Common Stock (or other securities issuable upon exercise of the Warrants) in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of Parent, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants assuming the Warrants had been exercised immediately prior to such event, less the Exercise Price.

 Reservation of Shares

  Parent has authorized and will reserve for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants.

REGISTRATION RIGHTS

  Pursuant to the Warrant Agreement, in certain circumstances Parent is required to file a registration statement under the Securities Act covering the issuance of shares of Common Stock to the holders of the Warrants upon exercise of the Warrants by the holders thereof, subject to certain exceptions, until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain material United States federal income tax consequences generally applicable to those persons exchanging Initial Notes for the Exchange Notes offered hereby. The federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a person who is an initial beneficial owner and (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Notes is effectively connected with the conduct of a United States trade or business (or, if applicable, attributable to a permanent establishment situated in the United States) (a "Holder").

  The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular Holders, and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, (b) Holders that hold Notes as part of a position in a "straddle," or as part of a "hedging," "conversion," or other integrated investment transaction for federal income tax purposes,
(c) Holders that do not hold the Notes as capital assets within the meaning of section 1221 of the Code or (d) Holders whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PERSON CONSIDERING EXCHANGING INITIAL NOTES FOR EXCHANGE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

EXCHANGE OFFER

  The exchange of Initial Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event for U.S. federal income tax purposes. As a result, there should be no U.S. federal income tax consequences to Holders exchanging the Initial Notes for the Exchange Notes pursuant to the Exchange Offer, and a Holder should have the same tax basis and holding period in the Exchange Notes as the Initial Notes.

INTEREST

  Generally, interest paid on the Notes will be taxable to a Holder as ordinary income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

MARKET DISCOUNT

  If a Note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the principal amount of a Note over the purchase price thereof, subject to a statutory de minimis exception. Unless a Holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such Note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such Holder held such Note.

  The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Note was held by the Holder and the denominator of which it is the total number of days after the date such Holder acquired the Note up to and including the date of its maturity or (ii) if the Holder so elects, on a constant interest rate method. A Holder may make that election with respect to any Note but, once made, such election is irrevocable.

  A Holder of a Note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all notes and other obligations acquired by the electing Holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Note in the hands of the Holder will be increased by the amount of the market discount that is included in income.

  Unless a Holder who acquires a Note at a market discount elects to include market discount in income currently, such Holder may be required to defer deductions for a portion of the interest paid on indebtedness allocable to such Note in an amount not exceeding the deferred income, until such income is realized.

BOND PREMIUM

  If a Holder purchases a Note and immediately after the purchase the adjusted basis of the Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than payments of stated interest), the Note will be treated as having been acquired with "bond premium." A Holder may elect to amortize such bond premium over the remaining term of such Note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

  If bond premium is amortized, the amount of interest that must be included in the Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity (or earlier call date, if amortization is computed by reference to such date). If such an election to amortize bond premium is not made, a Holder must include the full amount of each interest payment in income in accordance with his or her regular method of accounting and will receive a tax benefit from the premium only in computing such Holder's gain or loss upon the sale or disposition or payment of the principal amount of the Note.

  An election to amortize premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the Holder's gross income, held at the beginning of the Holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS.

DISPOSITION OF THE NOTES

  Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent attributable to accrued interest that has not been included in income) and such Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note will generally equal the Holder's purchase price for such Note, increased by any market discount previously included in income by the Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Note. Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss. Recently enacted legislation includes substantial changes to the federal taxation of capital gains recognized by individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their tax advisors regarding the treatment of capital gains and losses.

  The Company does not intend to treat the possibility of an optional redemption or repurchase of the Notes as giving rise to any accrual of original issue discount or recognition of ordinary income upon redemption, sale or exchange of a Note. Holders may wish to consider that Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisers in this regard.

BACKUP WITHHOLDING

  Under section 3406 of the Code and applicable Treasury Regulations, a noncorporate Holder of the Notes may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include interest paid on or the proceeds of a sale, exchange or redemption of, the Notes. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer Identification Number ("TIN") to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or
(iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to 31 percent from any interest payment made with respect to the Notes or any payment of proceeds of a redemption of the Notes to a noncorporate Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the Holder's federal income tax liability, so long as the required information is provided to the IRS. The payor generally will report to the Holders of the Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

  THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "Affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in the ordinary course of its business (a Holder unable to make the foregoing representations is referred to as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer and may only sell its Initial Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

  Each broker-dealer (other than a Restricted Holder) that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") is required to acknowledge in the Letter of Transmittal that it acquired the Initial Notes for its own account as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company or an affiliate of the Company) and that it will deliver a prospectus in connection with the resale of such Exchange Notes. Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of nine months following consummation of the Exchange Offer it will make this Prospectus available, for use in connection with any such resale, to any Participating Broker-Dealer that notifies the Company in the Letter of Transmittal that it may be subject to such prospectus delivery requirements. Such Participating Broker-Dealer must also undertake in the Letter of Transmittal to use its reasonable best efforts to notify the Company when, prior to the expiration of such nine-month period, it is no longer subject to such requirements. If the Company is not so notified by any Participating Broker-Dealers that they may be subject to such requirements or if it is later notified by all such Participating Broker-Dealers that they are no longer subject to such requirements, the Company will not be required to maintain the effectiveness of the Exchange Offer Registration Statement or to amend or supplement this Prospectus following the consummation of the Exchange Offer or following such date of notification, as the case may be. The Company believes that during such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities.

  Based upon interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder thereof (other than a Restricted Holder or a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

  The Company will not receive any proceeds from the sale of Exchange Notes by broker-dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Notes and the Guarantee being issued in the Exchange Offer will be passed upon for the Company and Parent by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Predecessor-KSCO as of December 31, 1995 and 1996 and for the year ended December 31, 1996 and for the period from Inception to December 31, 1995 and of the Predecessor for the period from January 1, 1995 to October 17, 1995 included in this Prospectus have been audited by Arthur Andersen llp, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Predecessor-Alper for the year ended December 31, 1994 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act for the registration of the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which are omitted from the Prospectus as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Initial Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Prior to the date of this Prospectus, the Company was not subject to the periodic reporting and certain other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Initial Notes or the Initial Notes as applicable, remain outstanding, it will furnish to the holders of the Initial Notes or the Exchange Notes, as applicable, and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Initial Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Initial Notes or beneficial owner of the Initial Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  The Registration Statement and the exhibits and schedules thereto, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661. Copies of such material also can be obtained by mail from the public reference facilities of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

KSCO ACQUISITION CORPORATION
  Report of Independent Public Accountants................................  F-2
  Independent Auditors' Report............................................  F-3
  Consolidated Balance Sheets as of December 31, 1996 and 1995............  F-4
  Consolidated Statements of Operations for the year ended December 31,
   1996, the period from Inception through December 31, 1995, the period from January 1, 1995 through October 17, 1995, and the year ended
   December 31, 1994......................................................  F-5
  Consolidated Statements of Cash Flows for the year ended December 31,
   1996, the period from Inception through December 31, 1995, the period from January 1, 1995 through October 17, 1995, and the year ended
   December 31, 1994......................................................  F-6
  Consolidated Statements of Stockholders' Equity (Deficiency) for the
   year ended December 31, 1996, the period from Inception through
   December 31, 1995, the period from January 1, 1995 through October 17,
   1995, and the year ended December 31, 1994.............................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
UNAUDITED FINANCIAL STATEMENTS
  Consolidated Balance Sheet as of September 30, 1997..................... F-23
  Consolidated Statements of Operations for the nine months ended
   September 30, 1997 and 1996............................................ F-24
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1997 and 1996............................................ F-25
  Notes to Consolidated Financial Statements.............................. F-26
SCOVILL HOLDINGS INC.
  Report of Independent Public Accountants................................ F-27
  Balance Sheet as of November 20, 1997................................... F-28
  Notes to Balance Sheet.................................................. F-29

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of KSCO Acquisition Corporation

  We have audited the accompanying consolidated balance sheets of KSCO ACQUISITION CORPORATION (a Delaware corporation) AND SUBSIDIARIES (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996 and the period from inception, October 17, 1995, through December 31, 1995. We have also audited the accompanying consolidated statements of operations, stockholders' equity (deficiency), and cash flows of the Predecessor (businesses identified in Note 1) from January 1, 1995 through October 17, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KSCO Acquisition Corporation and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the year ended December 31, 1996 and the period from inception, October 17, 1995, through December 31, 1995, and the results of the operations of the Predecessor and its cash flows from January 1, 1995 through October 17, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
March 17, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of KSCO Acquisition Corporation

  We have audited the consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows of Scovill Fasteners Inc. and its subsidiaries (the "Predecessor") for the year ended December 31, 1994. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the Predecessor's operations, changes in its stockholders' equity (deficiency) and its cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Atlanta, Georgia
March 17, 1995

                          KSCO ACQUISITION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                             -----------------
                                                               1996     1995
                                                             --------  -------
                           ASSETS
CURRENT ASSETS
Cash and cash equivalents................................... $    603  $   410
Accounts receivable, net of allowances of $640 and $326,
 respectively...............................................   12,438    6,428
Inventories.................................................   21,594   10,127
Other.......................................................    1,175       68
                                                             --------  -------
    TOTAL CURRENT ASSETS....................................   35,810   17,033
                                                             --------  -------
Property, plant and equipment, net..........................   40,389   51,849
Deferred income taxes.......................................    1,266      --
Intangible assets...........................................   26,401   19,695
                                                             --------  -------
                                                             $103,866  $88,577
                                                             ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt........................ $    830  $ 2,500
Accounts payable............................................   10,588    4,613
Accrued liabilities.........................................    6,830    3,232
                                                             --------  -------
    TOTAL CURRENT LIABILITIES...............................   18,248   10,345
                                                             --------  -------
LONG-TERM LIABILITIES
Revolving line of credit....................................    9,424    7,100
Long-term debt..............................................   27,464   31,938
Employee benefits...........................................   24,407   16,358
Deferred income taxes.......................................      --     1,573
Other.......................................................    2,902    3,000
                                                             --------  -------
    TOTAL LONG-TERM LIABILITIES.............................   64,197   59,969
                                                             --------  -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 15,000,000 shares authorized,
 8,880,102 and 7,270,000 shares issued and outstanding,
 respectively...............................................       89       73
Additional paid-in capital..................................   22,086   18,102
Retained earnings...........................................     (736)     116
Foreign currency translation adjustment.....................      (18)     (28)
                                                             --------  -------
    TOTAL STOCKHOLDERS' EQUITY..............................   21,421   18,263
                                                             --------  -------
                                                             $103,866  $88,577
                                                             ========  =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                          KSCO ACQUISITION CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

  THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE PREDECESSOR ARE
                      NOT COMPARABLE IN CERTAIN RESPECTS.

                                                                   THE COMPANY                      THE PREDECESSOR
                                                       ----------------------------------- ----------------------------------
                                                                            PERIOD FROM    JANUARY 1, 1995
                                                          YEAR ENDED     INCEPTION THROUGH     THROUGH         YEAR ENDED
                                                       DECEMBER 31, 1996 DECEMBER 31, 1995 OCTOBER 17, 1995 DECEMBER 31, 1994
                                                       ----------------- ----------------- ---------------- -----------------
Net sales.............................................      $91,632           $12,799          $53,589           $65,428
Cost of sales.........................................       64,600             9,353           40,260            47,045
                                                            -------           -------          -------           -------
  Gross profit........................................       27,032             3,446           13,329            18,383
Selling expenses......................................       10,220             1,369            5,656             7,113
General and administrative expenses...................        6,831               458            2,166             3,421
Amortization expense..................................        2,557               239              320               411
                                                            -------           -------          -------           -------
  Operating income....................................        7,424             1,380            5,187             7,438
Other expense (income)................................          450               214              551              (629)
Interest expense--affiliate...........................          --                --             2,084             4,362
Interest expense--other...............................        5,953               892            1,388               730
                                                            -------           -------          -------           -------
Income before income tax provision and extraordinary
 loss.................................................        1,021               274            1,164             2,975
Income tax provision..................................          923               158              --                634
                                                            -------           -------          -------           -------
Income before extraordinary loss......................           98               116            1,164             2,341
Extraordinary loss, net of $613 tax benefit...........          950               --               --                --
                                                            -------           -------          -------           -------
Net income (loss).....................................      $  (852)          $   116          $ 1,164           $ 2,341
                                                            =======           =======          =======           =======


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                          KSCO ACQUISITION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

  THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE PREDECESSOR ARE
                      NOT COMPARABLE IN CERTAIN RESPECTS.

                                                                    THE COMPANY                      THE PREDECESSOR
                                                        ----------------------------------- ----------------------------------
                                                                             PERIOD FROM    JANUARY 1, 1995
                                                           YEAR ENDED     INCEPTION THROUGH     THROUGH         YEAR ENDED
                                                        DECEMBER 31, 1996 DECEMBER 31, 1995 OCTOBER 17, 1995 DECEMBER 31, 1994
                                                        ----------------- ----------------- ---------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................................      $   (852)         $    116          $ 1,164          $  2,341
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation.........................................         6,829             1,481            5,735             6,559
 Amortization.........................................         2,557               239              320               411
 Extraordinary loss...................................           950               --               --                --
 Deferred income taxes................................           265                 8              --                --
 Changes in operating assets and liabilities, net of
  effect of acquired businesses:
 Accounts receivable, net.............................          (931)            1,105              360            (1,476)
 Inventories..........................................        (6,231)              772           (1,371)             (379)
 Other current assets.................................          (883)              119             (213)              224
 Accounts payable.....................................         3,042            (2,075)           1,251              (684)
 Accrued liabilities..................................        (4,031)           (2,313)            (465)              369
 Other assets and liabilities.........................        (2,131)             (465)             246               662
                                                            --------          --------          -------          --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...        (1,416)           (1,013)           7,027             8,027
                                                            --------          --------          -------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in business acquisitions, net of cash
 acquired.............................................       (23,110)          (40,897)             --                --
Acquisition costs.....................................        (2,140)           (3,246)             --                --
Additions to property, plant and equipment............        (5,695)           (1,168)          (4,962)           (7,363)
Proceeds from sales of property, plant and equipment..         2,264                13               26               176
Proceeds from sale/leaseback of attaching machines....        31,267               --               --                --
                                                            --------          --------          -------          --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...         2,586           (45,298)          (4,936)           (7,187)
                                                            --------          --------          -------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on credit line............         2,324             3,830           (1,245)            4,516
Issuance of long-term debt............................        23,967            35,000              --             10,000
Repayments of long-term debt..........................       (31,268)          (10,284)            (278)              --
Issuance of common stock..............................         4,000            18,175              --                --
Repayments of affiliate debt..........................           --                --              (475)          (15,000)
                                                            --------          --------          -------          --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...          (977)           46,721           (1,998)             (484)
                                                            --------          --------          -------          --------
NET INCREASE IN CASH..................................           193               410               93               356
CASH AT BEGINNING OF PERIOD...........................           410               --               510               154
                                                            --------          --------          -------          --------
CASH AT END OF PERIOD.................................      $    603          $    410          $   603          $    510
                                                            ========          ========          =======          ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid........................................      $  5,062          $    718          $ 3,238          $    250
                                                            ========          ========          =======          ========
 Income taxes.........................................      $    --           $    --           $   --           $     38
                                                            ========          ========          =======          ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                         KSCO ACQUISITION CORPORATION

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                            (DOLLARS IN THOUSANDS)

 THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE PREDECESSOR ARE
                      NOT COMPARABLE IN CERTAIN RESPECTS.

                                                                                  UNFUNDED ACCUMULATED
                                               ADDITIONAL                           PENSION BENEFITS
                                 REDEEMABLE      PAID-      RETAINED EARNINGS   IN EXCESS OF UNRECOGNIZED    FOREIGN CURRENCY
                  COMMON STOCK PREFERRED STOCK IN CAPITAL (ACCUMULATED DEFICIT)    PRIOR SERVICE COST     TRANSLATION ADJUSTMENT
                  ------------ --------------- ---------- --------------------- ------------------------- ----------------------
                                                                      THE PREDECESSOR
                  --------------------------------------------------------------------------------------------------------------
Balance, Decem-
ber 31, 1993....     $ --         $    --       $ 7,470         $(30,974)                 $(995)                  $(178)
Net income......                                                   2,341
Issuance of pre-
ferred stock....                    19,439
Contribution of
capital in
connection with
transfers of
Industrial and
Apparel
Fasteners South
Africa (Pty)
Ltd. ...........                                    724
Declaration of
preferred divi-
dend............                                                    (405)
Change in un-
funded accumu-
lated pension
benefits in ex-
cess of unrecog-
nized prior
service cost....                                                                            284
Foreign currency
translation ad-
justment........                                                                                                    100
                     -----        --------      -------         --------                  -----                   -----
Balance, Decem-
ber 31, 1994....     $ --         $ 19,439      $ 8,194         $(29,038)                 $(711)                  $ (78)
                     -----        --------      -------         --------                  -----                   -----
Net income......                                                   1,164
                     -----        --------      -------         --------                  -----                   -----
Balance, October
17, 1995........     $ --         $ 19,439      $ 8,194         $(27,874)                 $(711)                  $ (78)
                     -----        --------      -------         --------                  -----                   -----
                                                                        THE COMPANY
                  --------------------------------------------------------------------------------------------------------------
Acquisition--
Elimination of
Predecessor Eq-
uity (Note 1)...     $ --         $(19,439)     $(8,194)        $ 27,874                  $ 711                   $  78
Issuance of Com-
mon Stock.......        73                      $18,102
Foreign Currency
Translation.....                                                                                                    (28)
Net income......                                                $    116
                     -----        --------      -------         --------                  -----                   -----
Balance, Decem-
ber 31, 1995....     $  73        $    --       $18,102         $    116                  $ --                    $ (28)
                     -----        --------      -------         --------                  -----                   -----
Issuance of Com-
mon Stock.......        16                        3,984
Foreign Currency
Translation.....                                                                                                     10
Net income
(loss)..........                                                    (852)
                     -----        --------      -------         --------                  -----                   -----
Balance, Decem-
ber 31, 1996....     $  89        $    --       $22,086         $   (736)                 $ --                    $ (18)
                     =====        ========      =======         ========                  =====                   =====
                   TOTAL
                  ---------
Balance, Decem-
ber 31, 1993....  $(24,677)
Net income......     2,341
Issuance of pre-
ferred stock....    19,439
Contribution of
capital in
connection with
transfers of
Industrial and
Apparel
Fasteners South
Africa (Pty)
Ltd. ...........       724
Declaration of
preferred divi-
dend............      (405)
Change in un-
funded accumu-
lated pension
benefits in ex-
cess of unrecog-
nized prior
service cost....       284
Foreign currency
translation ad-
justment........       100
                  ---------
Balance, Decem-
ber 31, 1994....  $ (2,194)
                  ---------
Net income......     1,164
                  ---------
Balance, October
17, 1995........  $ (1,030)
                  ---------
Acquisition--
Elimination of
Predecessor Eq-
uity (Note 1)...  $  1,030
Issuance of Com-
mon Stock.......    18,175
Foreign Currency
Translation.....       (28)
Net income......       116
                  ---------
Balance, Decem-
ber 31, 1995....  $ 18,263
                  ---------
Issuance of Com-
mon Stock.......     4,000
Foreign Currency
Translation.....        10
Net income
(loss)..........      (852)
                  ---------
Balance, Decem-
ber 31, 1996....  $ 21,421
                  =========

  The accompanying notes in consolidated financial statements are an integral part of these statements.

                         KSCO ACQUISITION CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

NOTE 1.  BASIS OF PRESENTATION

  The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from inception, October 17, 1995 ("Inception Date"), through December 31, 1995, include the accounts of KSCO Acquisition Corp. ("KSCO") and Scovill Fasteners Inc. ("Fasteners"), a wholly owned subsidiary of KSCO (collectively referred to as the "Company"), both of which are Delaware corporations. On October 17, 1995, Fasteners was acquired by KSCO (the "Acquisition"), for approximately $41.5 million. KSCO was organized by Kohlberg & Co. ("Kohlberg") for the purpose of acquiring the outstanding stock of Fasteners. This transaction was accounted for using the purchase method of accounting. The allocation of purchase price was based upon preliminary estimates of fair value and was finalized during 1996.

  During January 1996, Fasteners purchased the outstanding common stock of Rau Fastener Company, LLC ("Rau") for $7,892 and PCI Group, Inc. ("PCI") for $15,551, excluding certain costs related to financing and consummating the acquisitions (Note 3). Rau manufactured primarily snap fasteners with locations and subsidiaries operating in Providence, Rhode Island, Brussels, Belgium ("Unifast") and Montreal, Canada. PCI manufactured industrial and shoe eyelets and light metal stampings.

  The consolidated statements of operations, stockholders' equity and cash flows from January 1, 1995 through October 17, 1995 and the year ended December 31, 1994, are the financial statements of Fasteners when it was a wholly owned subsidiary of Alper Holdings USA, Inc. ("Alper") (referred to herein as the "Predecessor"). The Acquisition and the related application of purchase accounting (Note 3) resulted in changes to the capital structure of the Predecessor and the historical basis of various assets and liabilities. The effect of such changes significantly impairs comparability of the financial position and results of operations of the Company and the Predecessor.

  The Company is a leading manufacturer of apparel fasteners, such as snaps, tack buttons and rivets, primarily serving the jeanswear, infantswear, childrenswear and outerwear industries. The Company produces non-apparel fastener products for use in automotive, marine textile, luggage, leather goods and aerospace industries, primarily marketed under the DOT(R) trademark. Fasteners' other non-apparel products also include industrial and shoe eyelets and light metal stampings marketed under the PCI trademark. The Company also designs and manufactures fastener attaching equipment, leased to customers and placed in customers' manufacturing facilities. The Company's customers include many of the leading apparel design and manufacturing companies in North America and Europe.

  Certain reclassifications have been made to prior period amounts to conform to current period presentation. All amounts are expressed in thousands except for share amounts or as otherwise noted.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  Significant transactions and balances between KSCO, Fasteners and its wholly owned subsidiaries and entities which comprise the Predecessor have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)
 Cash and cash equivalents

  Cash includes cash and cash equivalents which consist of highly liquid investments, having maturities of three months or less when acquired. Included in accounts payable as of December 31, 1996 and 1995 were $1,898 and $1,571, respectively, of cash overdrafts.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for all domestic inventories (other than spare parts), which accounted for approximately 55.6% and 95.6% of all inventories as of December 31, 1996 and 1995, respectively. Cost for the remaining inventories is determined using the first-in, first-out (FIFO) method. The percentage decrease in inventories accounted for by the LIFO method in 1996 resulted from the Rau Canada and Daude acquisitions. Inventory costs include material, labor and manufacturing overhead.

 Property, Plant and Equipment

  Property, plant and equipment purchased in the Acquisition, as well as the acquisitions of PCI and Rau, are stated at fair market value, as prescribed by the purchase method of accounting. Subsequent purchases of property, plant and equipment are stated at cost, net of accumulated depreciation.

  Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The following useful lives are used for recognizing depreciation expense for financial reporting purposes:

                                        THE COMPANY THE PREDECESSOR
                                        ----------- ---------------
        Computer equipment.............  3-5 years     3-5 years
        Leasehold improvements.........  1-6 years     1-5 years
        Buildings and improvements..... 5-30 years    5-50 years
        Attaching equipment............ 4-11 years       8 years
        Machinery, equipment and tool-
         ing........................... 3-12 years    3-12 years

  Major renewals and betterments which extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Total maintenance and repairs expense charged to operations was approximately $2,161, $317, $2,097 and $2,053 for the year ended December 31, 1996, the period ended December 31, 1995, the period ended October 17, 1995, and the year ended December 31, 1994, respectively. Upon sale or retirement of assets, the Company's plant, property and equipment account is reduced by the asset cost and related accumulated depreciation, and any related gain or loss is reflected in operations.

 Intangible Assets

  Intangible assets consisted of the following at December 31, 1996 and 1995:

                                                        1996
                                            ----------------------------
                                                    ACCUMULATED           1995
                                             GROSS  AMORTIZATION   NET     NET
                                            ------- ------------ ------- -------
Goodwill................................... $15,983   $  (350)   $15,633 $ 9,352
Trademarks and patents.....................   2,255      (129)     2,126   4,221
Organization and deferred financing fees...   7,436    (2,855)     4,581   3,111
Covenants not to compete...................   4,975    (1,311)     3,664   2,875
Other......................................     397       --         397     136
                                            -------   -------    ------- -------
                                            $31,046   $(4,645)   $26,401 $19,695
                                            =======   =======    ======= =======

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  Trademarks and patents are amortized on a straight-line basis over a period of 40 years. Debt acquisition costs are amortized over the term of the related outstanding debt. Organization costs are amortized on a straight-line basis over 5 years. Covenants not to compete consist of agreements with Alper, the former parent of Fasteners, and with the former owners of PCI (Note 3); such agreements are amortized over 5 and 3 years, respectively. Goodwill is amortized on a straight-line basis over 40 years.

  Goodwill represents the excess of cost over the estimated fair value of the net assets of acquired businesses. Should events or circumstances occur subsequent to any business acquisition which bring into question the realizable value or impairment of any component of goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business related to the questioned component of goodwill as measured by undiscounted current and expected future operating income levels of that particular business and expected undiscounted future cash flows.

 Environmental Matters

  Environmental expenditures are expensed or capitalized as appropriate, depending on their future economic benefit. Environmental expenditures include site investigation, physical remediation, operation and maintenance and legal and administrative costs. Environmental accruals are established for sites where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

 Recognition of Revenue

  Revenue from the sale of fastener products is recorded on the date goods are shipped to the customer. Sales returns and allowances are recorded as a charge against revenue in the period in which the related sales are recognized. Revenue from the lease of attaching machinery is recorded over the applicable rental period.

 Income Taxes

  Income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the asset and liability method, under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  Fasteners periodically evaluates the recognition of deferred tax assets and provides a valuation allowance for any portion of such assets not considered realizable. Through October 17, 1995, Fasteners was included in the consolidated Federal return of Alper. For financial reporting purposes, Fasteners provided income taxes as if it filed separately from Alper. Accordingly, Federal income tax expense/(benefit) and liabilities constituted a charge in lieu of income taxes and amounts due Alper. Since October 18, 1995, the Company has filed separate company income tax returns.

 Foreign Currency Translation

  The accounts of the Company's and the Predecessor's foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative foreign currency translation adjustment in stockholders' equity. Realized gains and losses from foreign currency transactions during the periods ended December 31, 1996, December 31, 1995, October 17, 1995 and December 31, 1994 were not material.

 Research and Development Costs

  Research, development, pre-production and start-up costs related to both present and future products are expensed as incurred. Such costs amounted to $377, $74, $271, and $381 for the periods ended December 31, 1996, December 31, 1995, October 17, 1995, and December 31, 1994, respectively, and are classified as a component of "General and administrative expenses" in the accompanying consolidated statements of operations.

 Financial Instruments

  The Company uses futures contracts to manage its inventory, both to set pricing on purchases and to reduce the Company's exposure to price fluctuations. Under existing accounting literature, these activities are accounted for as hedging activities. To qualify as a hedge, the item must expose the Company to inventory pricing risk, and the related contract must reduce that exposure and be designated by the Company as a hedge. Additionally, to hedge expected transactions, the significant characteristics and expected terms of such transactions must be identified and it must be probable that the transaction will occur.

  Gains and losses on futures contracts, including gains and losses upon termination of the contract, are matched to inventory purchases and are included in the carrying value of inventory and charged or credited to cost of sales as such inventory is sold or used in production. The fair market value of commodity options held at December 31, 1996 and 1995, was $70 and $(29), respectively.

  If derivative transactions do not meet the criteria for hedges, the Company recognizes unrealized gains or losses as they occur. If a hedged transaction no longer exists or a hedged anticipated transaction is deemed no longer probable to occur, cumulative gains and losses on the hedge are recognized immediately in income and subsequent changes in fair market value of the derivative transaction are recognized in the period the change occurs.

 Concentration of Credit Risk

  The Company's customers include many large and well-known apparel and industrial manufacturing companies. In addition, the Company is a primary supplier for Kmart's private-label infantswear and a leading supplier for infantswear sold at Wal*Mart, Target and Sears. In 1996, no single customer accounted for more than 8% of the Company's total net sales, and the Company's ten largest customers accounted for approximately 26% of the Company's total net sales. The Company's broad line of products for apparel and specialty industrial use reduces its exposure to any one customer segment and to fashion trends.

 Asset Impairment

  On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the assets. No charges were recorded pursuant to this statement in fiscal 1996.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

 Comprehensive Income and Segments

  In 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 introduces a new segment reporting model called the "management approach." The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. The Company will adopt SFAS 130 and SFAS 131 in fiscal year 1998. The Company believes adoption of SFAS 130 and SFAS 131 will not significantly affect the Company's financial position or results of operations.

NOTE 3. ACQUISITIONS

 Rau/PCI

  The acquisitions of Rau and PCI were accounted for as a purchase. Accordingly, the consolidated financial statements of Fasteners include the results of these operations subsequent to January 24, 1996. These acquisitions were financed through equity contributions and cash borrowings under the New Credit Agreement (Note 7).

The allocation of the purchase price to the underlying net assets acquired was based upon estimates of the fair value of the net assets. The allocation of the purchase price to the underlying net assets acquired based on the estimated fair value assigned was as follows:

                                                                 RAU      PCI
                                                                ------  -------
      Purchase price........................................... $7,892  $15,551
      Organization and financing costs.........................    728    1,412
                                                                ------  -------
          Total purchase price.................................  8,620   16,963
                                                                ------  -------
      Less--value assigned to assets and liabilities
        Cash...................................................    257       76
        Accounts receivable....................................  3,358    1,721
        Inventories............................................  3,333    1,903
        Other current assets...................................    189       35
        Property, plant and equipment..........................  4,517    7,123
        Organization and financing costs.......................    728    1,412
        Other long-term assets.................................     47    5,243
        Accounts payable and accrued liabilities............... (6,907)  (4,035)
        Long-term liabilities and debt assumed.................   (777)  (8,560)
                                                                ------  -------
                                                                 4,745    4,918
                                                                ------  -------
        Goodwill............................................... $3,875  $12,045
                                                                ======  =======

 Fasteners

  The Acquisition of Fasteners described in Note 1 was accounted for as a purchase. Accordingly, the consolidated financial statements of Fasteners reflect the purchase method of accounting effective October 17, 1995. The purchase price was $41,500, excluding certain costs related to financing and consummating the Acquisition. The purchase price was funded from the sale of common stock and the proceeds from two term notes and a revolving line of credit.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  The allocation of the purchase price to the underlying net assets acquired was based upon preliminary estimates of the fair value of the net assets which was revised during 1996. During 1996, the preliminary value attributed to the Company's trademarks was reduced by $11,770 and reallocated to the fair value of the Company's attaching machines based on independent appraisals received, and was also reduced by $2,487 for the settlement received in August 1996 from an insurance company relating to an environmental matter. Trademarks were written down as a result of the preceding adjustments to goodwill during 1996. The allocation of the purchase price to the underlying net assets acquired was finalized as follows:

      Purchase price.................................................. $ 41,500
      Organization and financing costs................................    3,246
                                                                       --------
          Total purchase price........................................   44,746
                                                                       --------
      Less--value assigned to assets and liabilities
        Cash..........................................................      603
        Accounts receivable...........................................    7,540
        Inventories...................................................   10,697
        Other current assets..........................................    2,597
        Property, plant and equipment.................................   63,832
        Organization and financing costs..............................    3,246
        Other long-term assets........................................    4,561
        Accounts payable and accrued liabilities......................  (13,891)
        Long-term liabilities and debt assumed........................  (34,439)
                                                                       --------
                                                                         44,746
                                                                       --------
      Goodwill........................................................      --
                                                                       ========

NOTE 4. INVENTORIES

  Inventories as of December 31, 1996 and 1995 consisted of the following:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
Raw materials................................................... $ 3,088 $ 1,486
Work in process.................................................   5,099   3,295
Finished goods..................................................  13,407   5,346
                                                                 ------- -------
                                                                 $21,594 $10,127
                                                                 ======= =======

  The value of inventories is reported net of allowances for obsolete, slow-moving and discontinued product line inventory of $927 and $470 as of December 31, 1996 and 1995, respectively. If the FIFO method had been used to value all inventories, inventories would have been increased by $49 and $0 at December 31, 1996 and 1995, respectively.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment as of December 31, 1996 and 1995 consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
Land and improvements......................................... $   327  $   312
Buildings and improvements....................................   7,434    7,012
Attaching equipment...........................................   3,019   23,304
Machinery, equipment and tooling..............................  33,807   22,702
                                                               -------  -------
                                                                44,587   53,330
Accumulated depreciation......................................  (4,198)  (1,481)
                                                               -------  -------
                                                               $40,389  $51,849
                                                               =======  =======

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)
  Depreciation expense was $6,829, $1,481, $5,735 and $6,559 for the periods ended December 31, 1996, December 31, 1995, October 17, 1995 and December 31, 1994, respectively. Refer to Note 9 for a description of the sale/leaseback of attaching machines in 1996.

NOTE 6. ACCRUED LIABILITIES

  Accrued liabilities as of December 31, 1996 and 1995 consisted of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
      Salaries, wages and benefits............................... $1,454 $  101
      Deferred income taxes......................................  1,317    752
      Pension, current portion...................................  1,128  1,921
      Operating lease obligations................................    858    --
      Interest...................................................    535    --
      Other......................................................  1,538    458
                                                                  ------ ------
                                                                  $6,830 $3,232
                                                                  ====== ======

NOTE 7. LONG-TERM DEBT

  Long-term debt as of December 31, 1996 and 1995 consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
      Revolving line of credit................................ $ 9,424  $ 7,100
      Term note "A"...........................................     --    19,500
      Term note "B"...........................................  26,281   14,938
      Other...................................................   1,578      --
      Capital lease obligations...............................     435      --
                                                               -------  -------
                                                                37,718   41,538
      Less--Current maturities................................    (830)  (2,500)
                                                               -------  -------
      Total long-term debt.................................... $36,888  $39,038
                                                               =======  =======

  To finance the Acquisition, Fasteners entered into a credit agreement (the "Original Credit Agreement") with a group of lenders on October 17, 1995. The Original Credit Agreement provided for term notes of $20,000 and $15,000, as well as a revolving line of credit of up to $15,000. Borrowings under the Original Credit Agreement were collateralized by substantially all of Fasteners' assets. Borrowing availability under the revolving line of credit was subject to limitations based on eligible accounts receivable and inventory, as defined in the Original Credit Agreement. As of December 31, 1995, Fasteners had borrowings of $41,538 outstanding under the Original Credit Agreement including $7,100 of borrowings under the revolving line of credit and $7,600 of unused credit availability.

  In connection with the acquisitions of Rau and PCI in January 1996, Fasteners refinanced its outstanding obligations under the Original Credit Agreement with a New Credit Agreement (the "New Credit Agreement"). The New Credit Agreement provides for term notes of $29,496 and $28,000, as well as a revolving line of credit of up to $15,000. Borrowings under the New Credit Agreement are collateralized by substantially all of Fasteners' assets. Borrowing availability under the revolving line of credit is subject to limitations based on eligible accounts

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

receivable and inventory, as defined in the New Credit Agreement. As of December 31, 1996, Fasteners had borrowings of $35,705 outstanding under the New Credit Agreement including $9,424 of borrowings under the revolving line of credit and $26,281 under a term note. There was $3,702 of unused credit availability at such date. In November 1996, Fasteners repaid all outstanding obligations under the Term "A" facility principally with proceeds from the sale/leaseback transaction of attaching equipment (Note 9). In connection with the refinancing discussed above, Fasteners recognized an extraordinary after-tax charge of $950 from the write-off of related deferred financing costs. The New Credit Agreement expires on December 31, 2003.

  Both the New Credit Agreement and the Original Credit Agreement allowed Fasteners to choose among interest rate options as follows:

                                                       PRIME OPTION LIBOR OPTION
                                                       ------------ ------------
      Revolving line of credit........................ Prime + 1.5% LIBOR + 2.5%
      Term note "A"................................... Prime + 1.5% LIBOR + 2.5%
      Term note "B"................................... Prime + 2.0% LIBOR + 3.0%

  Interest rates for the term notes and the revolving line of credit ranged from 7.92% to 10.5% and 8.25% to 10.25% during 1996 and from the Inception Date to December 31, 1995, respectively. The weighted average interest rate was 8.7% and 8.9% during 1996 and from the Inception Date to December 31, 1995, respectively. The interest rate was 8.6% and 8.5% at December 31, 1996 and 1995, respectively. Both the New and Original Credit Agreements required an annual commitment fee of 0.5% of the total commitment, less letters of credit and amounts borrowed, and required Fasteners to make quarterly payments of accrued interest outstanding on the term notes and the revolving line of credit.

  Both the New and Original Credit Agreements required that Fasteners meet certain covenants which, among other things, require the maintenance of ratios related to leverage and cash flow, limit the level of capital expenditures and payment of dividends to KSCO. The Original Credit Agreement also required mandatory principal prepayments from the proceeds of sales of assets as well as 50% of excess cash flow, as defined.

  Other debt at December 31, 1996 includes outstanding obligations of Unifast.

  Under the New Credit Agreement and the Unifast obligations, maturities of long-term debt as of December 31, 1996 are as follows:

        1997................................................ $   753
        1998................................................     848
        1999................................................     848
        2000................................................     722
        2001................................................   9,942
        Thereafter..........................................  24,170
                                                             -------
                                                             $37,283
                                                             =======

  Intercompany interest expense in 1995 through the Inception Date resulted from interest on intercompany debentures and a demand note which bore interest at 9% and prime plus 0.5%, respectively. In connection with the Acquisition, all intercompany notes and debentures were settled in full.

  Also in 1995 through the Inception Date, Fasteners had a $22,000 credit facility. This facility was comprised of a $12,000 revolving credit facility and a $10,000 term loan. Outstanding borrowings under the revolving facility bore interest at Fasteners' option of either 1.125% above the base lending rate of the bank or 3.125% above LIBOR. Outstanding term loan borrowings bore interest at Fasteners' option of either 1.5% above the base lending rate of the bank or 3.5% above LIBOR. In conjunction with the Acquisition, this facility was repaid in full.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  The carrying value of both short-term and long-term debt at December 31, 1996 and 1995 approximates its fair values.

NOTE 8. OTHER LIABILITIES

  Other liabilities as of December 31, 1996 and 1995 consisted of liabilities for environmental matters of $2,902 and $3,000 at December 31, 1996 and 1995, respectively.

NOTE 9. LEASE COMMITMENTS

 Operating leases

  In November 1996, Fasteners refinanced its attaching equipment under a sale/leaseback arrangement. The equipment was sold for $31,267. Fasteners has a purchase option at fair market value at the expiration of the lease, November 2002. The lease is an operating lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The cost and associated depreciation of the attaching equipment of approximately $22,533 and $3,050, respectively, have been removed from the accounts. The increase to fair market value over the amount of the purchase price originally allocated to the attaching equipment was recorded as a reduction of goodwill recorded in the Acquisition. Fasteners leases office space, office equipment and vehicles for various periods through the year 2002 and it is expected in the normal course of operations that the leases may be extended or replaced. Certain leases provide for contingent rentals based upon additional usage of equipment and vehicles in excess of a specified minimum. Leases for real estate generally include options to renew for periods ranging from one to ten years. At December 31, 1996, future minimum annual rental commitments were as follows:

        1997................................................ $ 5,732
        1998................................................   5,522
        1999................................................   5,356
        2000................................................   5,219
        2001................................................   5,148
        Thereafter..........................................  17,666
                                                             -------
            Total minimum lease payments.................... $44,643
                                                             =======

  Rental expense for operating leases was $1,756, $184, $674 and $747 for the periods ended December 31, 1996, December 31, 1995, October 17, 1995 and December 31, 1994, respectively.

 Capital lease

  In 1996, Fasteners entered into a lease agreement for computer equipment which is classified as a capital lease. The net book value of the leased equipment included in Property, Plant and Equipment at December 31, 1996 was $450,000 which was included in machinery and equipment. Future minimum payments, by year, under noncancelable capital leases consist of the following at December 31, 1996:

        1997.................................................. $131
        1998..................................................  131
        1999..................................................  131
        2000..................................................  131
        2001..................................................   22
                                                               ----
        Total minimum lease payments.......................... $546
        Amounts representing interest......................... (111)
                                                               ----
        Present value of net minimum lease payments...........  435
        Less current portion..................................  (87)
                                                               ----
        Long-term capital lease obligation.................... $348
                                                               ====

                          KSCO ACQUISITION CORPORATION

                             (DOLLARS IN THOUSANDS)
10. INCOME TAXES

  The following is a summary of the components of net income (loss) before income taxes and extraordinary loss:

                                     THE COMPANY            THE PREDECESSOR
                              ------------------------- ------------------------
                                           PERIOD FROM  PERIOD FROM
                                            INCEPTION    JANUARY 1
                               YEAR ENDED    DATE TO        TO       YEAR ENDED
                              DECEMBER 31, DECEMBER 31, OCTOBER 17, DECEMBER 31,
                                  1996         1995        1995         1994
                              ------------ ------------ ----------- ------------
   Domestic..................    $1,317        $324       $1,354       $3,371
   Foreign...................      (296)        (50)        (190)        (396)
                                 ------        ----       ------       ------
                                 $1,021        $274       $1,164       $2,975
                                 ======        ====       ======       ======

  The provision for income taxes consists of the following:

                                     THE COMPANY            THE PREDECESSOR
                              ------------------------- ------------------------
                                           PERIOD FROM  PERIOD FROM
                                            INCEPTION    JANUARY 1
                               YEAR ENDED    DATE TO        TO       YEAR ENDED
                              DECEMBER 31, DECEMBER 31, OCTOBER 17, DECEMBER 31,
                                  1996         1995        1995         1994
                              ------------ ------------ ----------- ------------
   Current...................    $ --          $150        $ --         $ 98
   Deferred..................      265            8          --          514
   Foreign...................       45          --           --           22
                                 -----         ----        -----        ----
                                 $ 310         $158        $ --         $634
                                 =====         ====        =====        ====

  The differences between the United States Federal statutory income tax rate and the consolidated effective income tax rate are summarized as follows:

                                     THE COMPANY            THE PREDECESSOR
                              ------------------------- ------------------------
                                           PERIOD FROM  PERIOD FROM
                                            INCEPTION    JANUARY 1
                               YEAR ENDED    DATE TO        TO       YEAR ENDED
                              DECEMBER 31, DECEMBER 31, OCTOBER 17, DECEMBER 31,
                                  1996         1995        1995         1994
                              ------------ ------------ ----------- ------------
   Federal income tax ex-
    pense at statutory
    rates...................      $429         $ 93        $ 323       $1,041
   State income tax
    provision, net of
    federal taxes...........        66           21           71          129
   Benefit for net operating
    losses..................       --           --          (528)        (749)
   Benefit for extraordinary
    item....................      (613)         --           --           --
   Amortization of
    goodwill/deferred
    transaction fees........       292           29           77           71
   Foreign tax impact.......        45          --           --           --
   Other....................        91           15           57          142
                                  ----         ----        -----       ------
                                  $310         $158        $ --        $  634
                                  ====         ====        =====       ======

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  Deferred tax consequences of significant temporary differences are as follows as of December 31, 1996 and 1995:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
      Deferred tax liabilities:
        Fixed assets....................................... $(12,132) $(11,261)
        Trademarks.........................................   (1,617)   (1,646)
        Inventories........................................   (1,924)   (2,173)
        Deferred acquisition fees..........................   (2,142)      --
        Other..............................................     (161)      --
                                                            --------  --------
                                                             (17,976)  (15,080)
                                                            --------  --------
      Deferred tax assets:
        Net operating loss carryforwards (expiring in
         2010).............................................    4,518       --
        Postretirement health and life benefits............    5,680     4,228
        Pension............................................    4,344     2,548
        Environmental matters..............................    1,138     1,058
        Other..............................................    1,795     3,250
        Inventories........................................      450     1,671
                                                            --------  --------
                                                              17,925    12,755
                                                            --------  --------
                                                            $    (51) $ (2,325)
                                                            ========  ========

  In connection with the Acquisition and the acquisitions of PCI and Rau, Alper and the former owners of PCI and Rau, respectively, indemnified the Company from any potential future tax liabilities that may arise from periods prior to the dates of acquisition.

NOTE 11. PENSION AND OTHER EMPLOYEE BENEFIT PLANS

 Pension Plan

  Fasteners sponsors noncontributory defined benefit pension plans. On December 31, 1994, Fasteners curtailed future benefits attributable to participants in Fasteners' pension plans. The effect of this curtailment resulted in the elimination of defined pension benefits for all future services of active employees participating in the plans. Additionally, Fasteners assumed the obligations of two pension plans sponsored by PCI. The PCI plans were merged with the Fasteners plans effective March 31, 1996.

  The amounts funded by Fasteners for any plan year are not less than the minimum required under the Employee Retirement Income Security Act.

  The following items are the components of the net pension cost:

                                       THE COMPANY                THE PREDECESSOR
                              ------------------------------ -------------------------
                                                             PERIOD FROM
                               YEAR ENDED     PERIOD FROM    JANUARY 1 TO  YEAR ENDED
                              DECEMBER 31, INCEPTION DATE TO OCTOBER 17,  DECEMBER 31,
                                  1996     DECEMBER 31, 1995     1995         1994
                              ------------ ----------------- ------------ ------------
     Interest cost on
      projected benefit
      obligation.............   $ 2,110          $ 480         $ 1,525      $ 2,063
     Service cost............        97            --              --           257
     Actual return on plan
      assets.................    (2,962)          (749)         (2,570)      (1,000)
     Net amortization and
      deferral...............       588            362           1,526         (487)
                                -------          -----         -------      -------
     Net periodic pension
      cost...................   $  (167)         $  93         $   481      $   833
                                =======          =====         =======      =======

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  The following is a summary of the domestic plans' funded status as of December 31, 1996 and 1995:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
   Actuarial present value of benefits for service rendered to date:
     Accumulated benefits based on salaries to date, including
      vested benefits of $29,767 and $27,377 at December 31,
      1996 and 1995, respectively.............................. $29,867 $27,503
                                                                ------- -------
   Projected benefit obligation................................  29,867  27,503
   Less fair value of plan assets..............................  21,938  17,606
                                                                ------- -------
   Projected benefit obligation in excess of plan assets.......   7,929   9,897
   Unrecognized net gain.......................................   1,896     242
                                                                ------- -------
   Accrued pension cost........................................   9,825  10,139
   Less current portion........................................   1,099   1,921
                                                                ------- -------
   Long-term pension liabilities............................... $ 8,726 $ 8,218
                                                                ======= =======

  The following is a summary of assumptions used to reflect expectations of future economic conditions as they relate to Fasteners' pension plans:

                                                              1996   1995  1994
                                                              -----  ----  ----
      Discount rate..........................................  7.50% 7.00% 8.50%
      Expected long-term rate of return on plan assets....... 11.00% 9.00% 9.00%

  At December 31, 1996 and 1995, plan assets are invested approximately 24.9% and 30.8%, respectively, in fixed income contracts with the balance in cash and cash equivalents.

  Fasteners has an additional defined benefit non-qualified pension plan covering former employees and former employees of PCI. The pension liability relating to this plan was $1,203 and $627 at December 31, 1996 and 1995, respectively, of which $1,109 and $533 was classified as long-term at December 31, 1996 and 1995, respectively. Pension expense for this plan was $79, $9, and $35 for the periods ended December 31, 1996, December 31, 1995 and October 17, 1995, respectively.

 Postretirement Benefit Plans

  Fasteners sponsors several defined benefit postretirement health and life insurance benefit plans that cover both salaried and non-salaried former employees. Fasteners assumed the obligations of a postretirement health and life plan for former employees of PCI. All of the participants are retired employees and beneficiaries, mostly from operations which were previously sold or discontinued. Fasteners reserves the right to amend or discontinue all or any part of those plans at any time. Fasteners' funding policy for its postretirement plans is on a pay-as-you-go basis.

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

  The following table sets forth the status of Fasteners' postretirement benefit plans as of December 31, 1996 and 1995:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------- ------
   Accumulated postretirement benefit obligation:
     Retirees and beneficiaries................................  $13,644 $7,607
     Fully eligible active participants........................      816    --
                                                                 ------- ------
   Total accumulated postretirement benefit obligation.........   14,460  7,607
   Unrecognized net gain.......................................      112    --
                                                                 ------- ------
   Accumulated postretirement benefit obligation ("APBO")......  $14,572 $7,607
                                                                 ======= ======

  Net periodic postretirement benefit cost consisted of the following:

                                    THE COMPANY            THE PREDECESSOR
                             ------------------------- ------------------------
                                          PERIOD FROM  PERIOD FROM
                                           INCEPTION    JANUARY 1
                              YEAR ENDED    DATE TO        TO       YEAR ENDED
                             DECEMBER 31, DECEMBER 31, OCTOBER 17, DECEMBER 31,
                                 1996         1995        1995         1994
                             ------------ ------------ ----------- ------------
   Interest cost............    $  990        $110        $619        $ 659
   Service cost.............       101         --          --           --
   Net amortization and de-        --          --          --          (659)
    ferral..................    ------        ----        ----        -----
   Net postretirement bene-     $1,091        $110        $619        $ --
    fit cost................    ======        ====        ====        =====

  For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 6% for 2004 and remain at that level thereafter. The health care cost trend rate has a significant effect on the amounts reported. An increase in the health care cost trend rates of 1 percentage point would have the effect of increasing the APBO as of December 31, 1996 by a total of $1,035 and the interest cost component of net periodic postretirement benefit cost for the year then ended by a total of $78.

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%, 7.0% and 8.5% in 1996, 1995 and 1994, respectively.

 401(k) Plan

  Fasteners sponsors a 401(k) savings plan for salaried and non-salaried employees. Participation in the plan is optional. Employer contributions are equal to 50% of employee contributions, up to 5% of the participant's annual salary, subject to certain limitations. Fasteners' contributions to this plan were $248, $47, $197 and $124 for the periods ended December 31, 1996, December 31, 1995, October 17, 1995 and December 31, 1994, respectively.

 Stock Options

  During October 1995, Fasteners granted certain executives options to purchase a total of 727,000 shares of common stock at an option price of $2.50 per share. These options vest upon achievement of specified

                         KSCO ACQUISITION CORPORATION

                            (DOLLARS IN THOUSANDS)

performance targets over a three-year period or immediately upon a change in control. As of December 31, 1996, 242,275 options were vested, as detailed below:

                                                            1996       1995
                                                           ------- -------------
   Options outstanding, beginning of year................. 727,000           --
   Options outstanding, end of year....................... 727,000       727,000
   Options Exercisable.................................... 242,275           --
   Options granted........................................     --        727,000
   Exercise price.........................................   $2.50         $2.50
   Grant date.............................................     --  October, 1995

  Fasteners adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the stock options granted. Had compensation cost of Fasteners' stock options granted been determined consistent with the provisions of SFAS 123, Fasteners' compensation expense would have increased by approximately $105,000 in 1996 and an insignificant amount in 1995, based on a risk free rate of return of 7.0% and an expected 5 year life of the options.

NOTE 12. RELATED-PARTY TRANSACTIONS

  Fasteners paid a fee of $1,300 to Kohlberg in conjunction with the Acquisition. This fee has been capitalized along with other acquisition costs incurred in the transaction. On January 24, 1996, Fasteners paid a fee of $1,000 to Kohlberg in conjunction with the acquisitions of PCI and Rau (Note
3).

  Pursuant to a management agreement, Kohlberg provides Fasteners with general corporate administrative services. Kohlberg receives a management fee to recover its operating expenses based upon an allocation of time devoted to Fasteners. The management fee was $425 and $63 for the year ended December 31, 1996 and the period from the Inception Date to December 31, 1995, respectively.

  Pursuant to a Management Agreement dated January 1, 1993, Alper provided Fasteners with general corporate administrative services. Alper received a management fee to recover its operating expenses based upon an allocation of time devoted to Fasteners. The management fee for 1994 and 1993 was $538 and $780, respectively. This agreement was terminated in July 1994.

  On July 18, 1994, Fasteners issued 19,440 shares of Series A redeemable, cumulative preferred stock (par value $.01 per share) to its parent, First City Diversified, Inc. ("FCDI"), in exchange for forgiveness of intercompany advances totaling $19,440. The holders of the preferred stock were entitled to receive, when, as and if declared by the Board of Directors cumulative cash dividends on the shares of the preferred stock at an annual rate of 5% of the liquidation preference, which was equal to $19,440 at December 31, 1994. The dividends at December 31, 1994 were $405. The preferred dividends were paid to FCDI on February 3, 1995.

NOTE 13. COMMITMENTS AND CONTINGENCIES

  Fasteners is occasionally made a party to litigation, claims and assertions from outside parties during the normal course of business. Management does not believe that the unfavorable resolution of any such matters currently existing would have a material unfavorable impact upon the Company's financial position or results of operations.

                         KSCO ACQUISITION CORPORATION

  As a result of Fasteners' almost 200 years of industrial operations, Fasteners is involved in environmental protection matters relating to the discharge of materials into the environment and new such matters arise from time to time. Fasteners is involved in clean-ups of a current and a former operating location. In general, Fasteners has established accruals for those hazardous waste sites where it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. At December 31, 1996, Fasteners had established accruals on a discounted basis, using a rate of 7.5%, for environmental matters in the amount of $2,954 which are not anticipated to be of a capital nature. The total reserve for environmental liabilities includes approximately $2,600 representing a contractual payment to a former parent. The undiscounted amounts of the expected payments totaled $4,575 at December 31, 1996. The reliability and precision of the loss estimates are affected by numerous factors, such as the complexity of investigation and remediation, the stage of site evaluation, the allocation of responsibility among potentially responsible parties and the assertion of additional claims. Fasteners adjusts its accruals from time to time as a result of changes in performance standards, remediation technology, available information and other relevant factors. The expected payments for environmental obligations consist of $104 in 1997, $354 in 1998, $429 in each of 1999 and 2000, and $2,449 thereafter.

  In December 1993, the Predecessor filed a lawsuit against certain insurance carriers seeking indemnification for costs paid and to be paid relating to environmental matters. In August 1996, Fasteners received a settlement of $2,487 relating to this claim. No liabilities are currently recorded for the sites for which this claim related.

  Fasteners has employment agreements with certain executives that contain change in control and severance provisions.

NOTE 14. NORTH AMERICAN AND FOREIGN OPERATIONS

  The Company's operations are located in the United States and Europe. Financial information by geographic area for 1996 is as follows:

      Net Sales by:
        North America:
          Domestic...................................................  $ 78,348
          Export.....................................................     3,275
        Europe.......................................................    10,009
                                                                       --------
                                                                       $ 91,632
                                                                       ========
      Operating Profit:
        North America................................................  $  6,509
        Europe.......................................................       915
                                                                       --------
                                                                       $  7,424
                                                                       ========
      Identifiable assets (at end of period):
        North America................................................  $ 98,168
        Europe.......................................................     6,071
                                                                       --------
                                                                       $104,239
                                                                       ========

  Transfers of product from North America to Europe were not material during the period presented above. Export sales from the United States include sales to customers in Europe, Asia and Latin America. As the Company's European operations were acquired in January 1996, export sales, operating profits and identifiable assets were immaterial in 1995 and 1994.

                          KSCO ACQUISITION CORPORATION

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
                             ASSETS
CURRENT ASSETS
Cash and cash equivalents........................................   $  1,194
Accounts receivable, net of allowance of $754....................     15,048
Inventories......................................................     24,025
Other............................................................        741
                                                                    --------
    TOTAL CURRENT ASSETS.........................................     41,008
                                                                    --------
Property, plant and equipment, net...............................     41,473
                                                                    --------
Deferred income taxes............................................      1,298
Intangible Assets................................................     24,963
                                                                    --------
                                                                    $108,742
                                                                    ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt.............................   $  1,013
Accounts payable.................................................      9,612
Accrued liabilities..............................................      8,946
                                                                    --------
    TOTAL CURRENT LIABILITIES....................................     19,571
                                                                    --------
LONG-TERM LIABILITIES
Revolving line of credit.........................................     11,930
Long-term debt...................................................     27,187
Employee benefits................................................     24,351
Deferred income taxes............................................        --
Other............................................................      2,941
                                                                    --------
    TOTAL LONG-TERM LIABILITIES..................................     66,409
                                                                    --------
STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 15,000,000 shares authorized,
 8,880,102 issued and outstanding................................         89
Additional paid-in capital.......................................     22,086
Retained earnings................................................      1,191
Foreign currency translation adjustment..........................       (604)
                                                                    --------
    TOTAL STOCKHOLDERS' EQUITY...................................     22,762
                                                                    --------
                                                                    $108,742
                                                                    ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                          KSCO ACQUISITION CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                                                                     30,
                                                               ---------------
                                                                1997    1996
                                                               ------- -------
Net sales..................................................... $73,466 $69,796
Cost of sales.................................................  53,104  50,263
                                                               ------- -------
  Gross profit................................................  20,362  19,533
Selling expenses..............................................   7,192   7,687
General and administrative expenses...........................   4,505   5,046
Amortization expense..........................................   2,025   2,046
                                                               ------- -------
  Operating income............................................   6,640   4,754
Other expense (income)........................................     430     102
Interest expense..............................................   2,698   4,848
                                                               ------- -------
Income (loss) before income tax provision and extraordinary
 loss.........................................................   3,512    (196)
Income tax provision..........................................   1,586     258
                                                               ------- -------
Income (loss) before extraordinary loss.......................   1,926    (454)
Extraordinary loss, net of $613 tax benefit...................     --      950
                                                               ------- -------
Net income (loss)............................................. $ 1,926 $(1,404)
                                                               ======= =======


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                          KSCO ACQUISITION CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            ( DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1997      1996
                                                           --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................  $  1,926  $  (1,404)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation ..........................................     4,213      5,512
  Amortization...........................................     2,025      2,046
  Changes in operating assets and liabilities, net of
   effect of acquired businesses:
   Accounts receivable, net..............................    (2,610)    (2,282)
   Inventories...........................................    (2,431)    (4,292)
   Other current assets..................................       434     (1,714)
   Accounts payable......................................      (976)     4,009
   Accrued liabilities...................................     1,783     (2,039)
   Other assets and liabilities..........................    (1,888)    (1,615)
                                                           --------  ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES......     2,476     (1,779)
                                                           --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in business acquisitions, net of cash acquired.       --     (23,110)
Acquisition costs........................................       --      (2,140)
Additions to property, plant and equipment...............    (4,114)    (4,437)
Proceeds from sales of property, plant and equipment.....       --       2,264
                                                           --------  ---------
NET CASH USED IN INVESTING ACTIVITIES....................    (4,114)   (27,423)
                                                           --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on credit line............................     2,506      4,900
Issuance of long-term debt...............................       --      20,992
Repayments of long-term debt.............................      (277)       --
Issuance of common stock.................................       --       4,000
                                                           --------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES................     2,229     29,892
                                                           --------  ---------
NET INCREASE IN CASH.....................................       591        690
CASH AT BEGINNING OF PERIOD..............................       603        410
                                                           --------  ---------
CASH AT END OF PERIOD....................................  $  1,194  $   1,100
                                                           ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid..........................................  $  4,389  $   3,234
                                                           ========  =========
  Income taxes...........................................  $     14  $     --
                                                           ========  =========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                         KSCO ACQUISITION CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                            (DOLLARS IN THOUSANDS)

1. INTERIM FINANCIAL STATEMENTS

   The interim financial statements presented herein include the accounts of KSCO Acquisition Corporation and its wholly owned subsidiaries (the "Company") as of and for the nine months ended September 30, 1997 and 1996.

  In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary for a fair statement of the results of the interim periods. The results for the nine months ended September 30, 1997 are not indicative of the results that would be obtained for the entire fiscal year or any other interim period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted from these condensed consolidated financial statements pursuant to the applicable rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 1996.

2. INVENTORIES

  Inventories consist of the following at September 30, 1997:

   Raw materials........................................................ $ 2,560
   Work in process......................................................   5,716
   Finished goods.......................................................  15,749
                                                                         -------
                                                                         $24,025
                                                                         =======

3. SUBSEQUENT EVENT

  On October 10, 1997, KSCO and its stockholders entered into a stock purchase agreement with a third party for the sale of all of the capital stock of the Company. In connection with the acquisition under the agreement, the Company intends to issue senior notes and enter into a new credit facility. The proceeds of the offering of such notes and initial borrowings under the new credit facility will constitute a portion of the financing necessary for the purchase price in the acquisition, to refinance certain existing indebtedness of the Company and to repurchase certain equipment subject to a synthetic lease.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

 of Scovill Holdings Inc.

We have audited the accompanying balance sheet of Scovill Holdings Inc. (the "Company") as of November 20, 1997 (date of incorporation). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, the Company was inactive on November 20, 1997.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Scovill Holdings Inc. as of November 20, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia

November 20, 1997

                           SCOVILL HOLDINGS INC.

                               BALANCE SHEET

                 NOVEMBER 20, 1997 (DATE OF INCORPORATION)

ASSETS.................................................................... $ 0
                                                                           ----
LIABILITIES............................................................... $ 0
                                                                           ----
STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value, authorized 6 million shares; none issued
   and outstanding........................................................   0
  Preferred stock, $.0001 par value, authorized 6.2 million shares, none     0
   issued and outstanding................................................. ----
    TOTAL STOCKHOLDERS' EQUITY............................................   0
                                                                           ----
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................... $ 0
                                                                           ----

                        See notes to balance sheet

                          SCOVILL HOLDINGS INC.

                          NOTES TO BALANCE SHEET

                NOVEMBER 20, 1997 (DATE OF INCORPORATION)

1. ORGANIZATION

  Scovill Holdings Inc. (the "Company") was incorporated on November 20, 1997 under the laws of the State of Delaware.

2. SUBSEQUENT EVENT

  On November 26, 1997, the Company issued Common Stock, Preferred Stock, and Units (consisting of Series A Cumulative Redeemable Exchangeable Preferred Stock and Warrants to purchase Common Stock) for $.4 million, $36.2 million, and $10.0 million, respectively. The net proceeds from these offerings were concurrently contributed to Scovill Fasteners Inc. in the form of common equity to effect the purchase of Scovill Fasteners Inc. from its previous owner. The Company also provided a guarantee of the debt of Scovill Fasteners Inc. which was issued in addition to the investment discussed above to effect the purchase.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OF-FER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

Summary....................................................................   4
Risk Factors...............................................................  17
The Exchange Offer.........................................................  23
The Transactions...........................................................  33
Capitalization.............................................................  34
Selected Historical Financial Data.........................................  36
Pro Forma Consolidated Financial Statements................................  38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  43
Business...................................................................  49
Management.................................................................  64
Certain Transactions.......................................................  67
Description of Other Indebtedness..........................................  68
Description of Notes.......................................................  70
Description of Units.......................................................  97
Certain U.S. Federal Income Tax Considerations............................. 102
Plan of Distribution....................................................... 105
Legal Matters.............................................................. 106
Experts.................................................................... 106
Available Information...................................................... 106
Index to Financial Statements.............................................. F-1

UNTIL     , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EX-CHANGE NOTES RECEIVED IN EXCHANGE FOR INITIAL NOTES HELD FOR THEIR OWN AC-COUNT. SEE "PLAN OF DISTRIBUTION."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       [LOGO OF SCOVILL FASTENERS INC.]

                            SCOVILL FASTENERS INC.

                               OFFER TO EXCHANGE

                    11 1/4% SENIOR NOTES DUE 2007, SERIES A
                  FOR 11 1/4% SENIOR NOTES DUE 2007, SERIES B



                                  PROSPECTUS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         [ALTERNATE PAGE TO PROSPECTUS]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 30, 1998

PROSPECTUS

       SCOVILL FASTENERS INC.
                                                              [LOGO OF SCOVILL
                    11 1/4% SENIOR NOTES DUE 2007, SERIES B     FASTENERS INC.]

                                  -----------

  The 11 1/4% Senior Notes due 2007, Series B (the "Exchange Notes" or the "Notes") were issued in exchange for the 11 1/4% Senior Notes due 2007, Series A (the "Initial Notes") by Scovill Fasteners Inc. (the "Company"), a Delaware corporation. The Notes mature on November 30, 2007. Interest on the Notes will be payable semi-annually on May 30 and November 30 of each year, commencing May 30, 1998, to the Holders of record at the close of business on the May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. The Notes will be redeemable, at the option of the Company, in whole or in part, at any time on or after November 30, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. Notwithstanding the foregoing, at any time on or prior to November 30, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date; provided, however, that (a) at least $65 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and (b) notice of such redemption is given within 60 days of the date of the closing of any such Public Equity Offering. Upon the occurrence of a Change of Control (as defined), holders of the Notes will have the right to require the Company to purchase all or any part of their Notes for a cash price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes."

  The Notes are fully and unconditionally guaranteed (the "Parent Guarantee") by Scovill Holdings Inc. ("Parent"). In addition, if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary (other than any Foreign Subsidiary) or contribute property or assets to an existing Subsidiary, then such Subsidiary will, under certain circumstances explained herein, be required to execute a Subsidiary Guarantee. The Notes, the Parent Guarantee, and any Subsidiary Guarantees are senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Company and senior to all existing and future subordinated Indebtedness of the Company. See "Description of Notes." At December 31, 1997, Parent had (i) approximately $130.4 million of consolidated unsubordinated indebtedness outstanding (including the Notes and $30.4 million of secured indebtedness) and (ii) no indebtedness that would have been subordinated to the Notes. See "Capitalization." The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including senior indebtedness, subject to certain limitations. The Indenture does not limit Parent's ability to incur indebtedness.

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE NOTES.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus is to be used by SBC Warburg Dillon Read Inc. ("SBCWDR") in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Company does not intend to list the Exchange Notes on any securities exchange or to seek admission thereof to trading in the Nasdaq National Market. SBCWDR has advised the Company that it intends to make a market in the Exchange Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. The Company will receive no portion of the proceeds of the sale of the Exchange Notes and will bear expenses incident to the registration thereof. The closing of the Company's exchange offer resulting in the issue of the
Exchange Notes occurred on    , 1998. See "Plan of Distribution."

                  THE DATE OF THIS PROSPECTUS IS       , 1998

                         [ALTERNATE PAGE TO PROSPECTUS]
                                   THE NOTES

  As used in this section of the Summary and in the "Description of Notes," the "Company" refers only to Scovill Fasteners Inc. and does not include its subsidiaries.

ISSUER..........................  Scovill Fasteners Inc.

SECURITIES OFFERED..............  $100,000,000 principal amount of 11 1/4%
                                  Senior Notes due 2007, Series B.

MATURITY DATE...................  November 30, 2007.

INTEREST PAYMENT DATES..........  May 30 and November 30 of each year, commencing May 30, 1998.

MANDATORY REDEMPTION............  None, except as set forth below under "Change of Control."

GUARANTEES; SUBORDINATION.......
                                  The Notes are guaranteed by Parent (the
                                  "Parent Guarantee") and, under certain
                                  circumstances, by Restricted Subsidiaries (as defined) of the Company (the "Subsidiary Guarantees," and together with the Parent Guarantee, the "Guarantees"). No Subsidiary Guarantees were required on the date of original issuance of the Notes (the "Issue Date"). The Notes and each Guarantee are senior unsecured obligations of the Company and the Guarantor thereof, respectively. The Notes and each Guarantee rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company and the Guarantor thereof, respectively, and senior to all existing and future indebtedness of the Company and such Guarantor that is expressly subordinated to the Notes and such Guarantee, respectively. In addition, the Notes and each Guarantee are effectively subordinated to all secured obligations of the Company and the Guarantor thereof, respectively, to the extent of the assets securing such obligations. At December 31, 1997, Parent had
                                  (i) approximately $130.4 million of
                                  consolidated unsubordinated indebtedness outstanding (including the Notes and $30.4 million of secured indebtedness) and (ii) no indebtedness that would have been subordinated to the Notes. The Notes are structurally subordinated to all obligations (including trade payables and accrued liabilities) of the Company's subsidiaries, other than any subsidiary that issues a Subsidiary Guarantee. The indenture pursuant to which the Notes were issued (the "Indenture") permits the Company and its subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. The Indenture does not limit Parent's ability to incur indebtedness.

                         [ALTERNATE PAGE TO PROSPECTUS]

OPTIONAL REDEMPTION.............  The Notes are redeemable at the option of the
                                  Company, in whole or in part, at any time on or after November 30, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. The Company may also redeem Notes at its option, at any time on or prior to November 30, 2000, at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings; provided, however, that at least $65 million in aggregate principal amount of the Notes remains outstanding following each such redemption. See "Description of Notes-- Optional Redemption."

CHANGE OF CONTROL...............  Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all or any part of each holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary, or be permitted by its debt or other agreements, to purchase the Notes upon a Change of Control. See "Risk Factors-- Change of Control" and "Description of Notes--Change of Control."

CERTAIN COVENANTS...............
                                  The Indenture contains certain covenants that, among other things, limit the ability of the Company and the Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, enter into sale and leaseback transactions, make certain investments, incur certain secured indebtedness, enter into certain transactions with affiliates, or enter into certain mergers or consolidations or sell all or substantially all of the assets of the Company and the Restricted Subsidiaries. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes-- Certain Covenants."

USE OF PROCEEDS.................  The Company will receive no cash proceeds from the sale of the Exchange Notes.

                         [ALTERNATE PAGE TO PROSPECTUS]

                           CONCURRENT UNITS OFFERING

  Concurrent with the Notes Offering, Parent offered 100,000 Units, each Unit consisting of $100 liquidation preference of Senior Preferred Stock and one warrant to purchase shares of Common Stock. The Senior Preferred Stock will be exchangeable, at the option of Parent, into Parent's Subordinated Exchange Debentures due 2009 (the "Exchange Debentures"), subject to certain conditions. The Senior Preferred Stock will be mandatorily redeemable on November 30, 2009. Dividends on the Senior Preferred Stock will be payable quarterly in arrears, in cash or, prior to November 30, 2002 at Parent's option, in additional shares of Senior Preferred Stock. See "Description of Units."

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in evaluating the Exchange Notes, see "Risk Factors."

                        [ALTERNATE PAGE TO PROSPECTUS]

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, as well as the other information and financial data contained in this Prospectus, before investing in the Exchange Notes.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company is highly leveraged. At December 31, 1997, the Company had total consolidated debt of $130.4 million (including the Notes), none of which was subordinated to the Notes. Based on expected borrowings under the Revolving Credit Facility, the Company's cash debt service requirements (including an amortization payment on the Term Loan) will total approximately $15.2 million in 1998. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of scheduled debt repayments.

                        [ALTERNATE PAGE TO PROSPECTUS]
generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the guarantors thereof), they were incurred for less than reasonably equivalent value or fair consideration. A court could therefore subordinate the Subsidiary Guarantees to the other obligations of the guarantors thereof, or take other action detrimental to holders of the Notes, including, under certain circumstances, invalidating the Subsidiary Guarantees. No Subsidiary Guarantees will be required on the Issue Date.

CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available, will be able to raise sufficient funds through a refinancing of the Notes, or will be permitted by its other debt agreements to purchase the Notes upon the occurrence of a Change of Control. In addition, a Change of Control may require the Company to offer to purchase other outstanding indebtedness and would cause a default under the New Credit Facility. The inability to purchase all of the tendered Notes would constitute an Event of Default (as defined) under the Indenture. See "Description of Notes--Change of Control."

   The Change of Control provision may not necessarily afford the holders of Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger, or similar transaction involving the Company that could adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, may not involve a shift of the required magnitude or may not otherwise fit within the definition of Change of Control.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

   The Initial Notes are eligible for trading on the Private Offerings, Resales and Trading through Automated Linkage Market by Qualified Institutional Buyers ("QIBs"). The Exchange Notes are new securities for which there is no existing market. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time without notice. The Company and Parent do not intend to apply for listing of the Exchange Notes on any securities exchange.

   The liquidity of, and trading market for, the Exchange Notes may also be materially and adversely affected by declines in the market for high yield securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company and Parent.

                        [ALTERNATE PAGE TO PROSPECTUS]

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH KOHLBERG

  Since October 1995, the Company has paid an aggregate of $863,000 in management fees to Kohlberg & Co., pursuant to a management services agreement that will be terminated effective as of the closing of the Acquisition. In January 1996, the Company paid an advisory fee of $1.0 million to Kohlberg & Co. in conjunction with the acquisitions of PCI and Rau.

TRANSACTIONS WITH SARATOGA

  In connection with the Transactions, the Company paid a transaction fee of $1.75 million to an affiliate of Saratoga in consideration for advisory services related to the structuring and financing of the transaction. The Company entered into an agreement with Saratoga, pursuant to which the Company will pay a management fee of $150,000 per quarter to Saratoga (the "Management Services Agreement"). In addition, Saratoga will provide the Company with advisory services in connection with significant business transactions, such as acquisitions, for which the Company will pay Saratoga compensation comparable for similarly situated companies. See also "Plan of Distribution."

THE ACQUISITION

  In connection with the Transactions, affiliates of Kohlberg and KSCO's other existing stockholders received an aggregate of approximately $98.1 million. Members of management received aggregate proceeds of approximately $2.9 million in cash in consideration for their stock options in KSCO, excluding the $3.3 million that was rolled over into options to purchase Common Stock and Series B Preferred Stock. Certain members of management entered into employment agreements with the Company. See "Management." In addition, William
F. Andrews, the Chairman of the Board, received proceeds of approximately $1.8 million in cash in consideration for his stock and stock options of KSCO, excluding the $150,000 that was rolled over into options to purchase Common Stock and Series B Preferred Stock.

TRANSACTIONS WITH INITIAL PURCHASERS

  On November 26, 1997, SBCWDR and BT Alex. Brown Incorporated (the "Initial Purchasers") acquired all of the Initial Notes and thereafter completed a private placement of the Initial Notes. In connection with their acquisition of the Initial Notes, the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, pursuant to which the Company commenced the Exchange Offer.

                        [ALTERNATE PAGE TO PROSPECTUS]
                             PLAN OF DISTRIBUTION

  This Prospectus is to be used by SBCWDR in connection with offers and sales of the Notes in market-making transactions. Such sales will be made at negotiated prices related to prevailing market prices at the time of sale. Dillon Read may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both.

  An affiliate of SBCWDR owns 67.2% of the capital stock of Parent, which owns all of the capital stock of the Company. The affiliate is also a party to a Stockholders Agreement which provides for certain restrictions on the transferability of Parent's common stock and provides for tag-along, take-along and registration rights among the parties thereto. Pursuant to such agreement, the affiliate of SBCWDR has the right to nominate directors who will be members of the Parent's Board of Directors. See "Management" and "Certain Transactions."

  The Company has been advised by SBCWDR that, subject to applicable laws and regulations, SBCWDR currently intends to make a market in the Notes following completion of the Exchange Offer. However, Dillon Reed is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market for the Notes will develop or be sustained. See "Risk Factors--Absence of Public Market; Restrictions on Transfer."

  The Company and SBCWDR have entered into the Registration Rights Agreement with respect to the use by the Initial Purchasers of this Prospectus. Pursuant to such agreement, the Company has agreed to indemnify SBCWDR against certain liabilities, including liabilities under the Securities Act.

                        [ALTERNATE PAGE TO PROSPECTUS]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OF-FER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

Summary....................................................................   4
Risk Factors...............................................................  17
The Transactions...........................................................  33
Capitalization.............................................................  34
Selected Historical Financial Data.........................................  36
Pro Forma Consolidated Financial Statements................................  38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  43
Business...................................................................  49
Management.................................................................  64
Certain Transactions.......................................................  67
Description of Other Indebtedness..........................................  68
Description of Notes.......................................................  70
Description of Units.......................................................  97
Certain U.S. Federal Income Tax Considerations............................. 102
Plan of Distribution....................................................... 105
Legal Matters.............................................................. 106
Experts.................................................................... 106
Available Information...................................................... 106
Index to Financial Statements.............................................. F-1

UNTIL     , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EX-CHANGE NOTES RECEIVED IN EXCHANGE FOR INITIAL NOTES HELD FOR THEIR OWN AC-COUNT. SEE "PLAN OF DISTRIBUTION."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                      [LOGO OF SCOVILL FASTENERS INC.]

                            SCOVILL FASTENERS INC.

                    11 1/4% SENIOR NOTES DUE 2007, SERIES B



                                  PROSPECTUS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the Exchange Notes.

   Securities and Exchange Commission registration fee................. $29,500
   Blue Sky fees and expenses..........................................    *
   Printing expenses...................................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Indenture Trustee fees..............................................    *
   Miscellaneous.......................................................    *
                                                                        -------
       Total........................................................... $  *
                                                                        =======

--------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expense (including attorneys' fees) included by any officer or director in defending such action, provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually or reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

  The Company has adopted provisions in its Certificate of Incorporation and Bylaws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the DGCL. Certain directors are also entitled to indemnification from the organizations that employ them.

  The Company has purchased insurance on behalf of its officers and directors for liabilities arising out of their capacities as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the Transactions, in November 1997, the Company issued an aggregate principal amount of $100,000,000 of Initial Notes to the Initial Purchasers in consideration for $97,000,000. At the same time, Parent issued an aggregate principal amount of $10,000,000 of Units, each consisting of one share of Series B Preferred Stock and one warrant to purchase shares of common stock of the Company, to the Initial Purchasers. Based on the private nature of these transactions and the financial sophistication of the Initial Purchasers, each of these transactions was exempt from the Securities Act pursuant to Section 4(2) therein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits:

    NO.   DESCRIPTION
    ---   -----------
    3.1   --Certificate of Incorporation of Scovill Holdings Inc.**
    3.2   --By-laws of Scovill Holdings Inc.**
    3.3   --Amended and Restated Certificate of Designations, Preferences and
           Relative, Participating, Option and Other Special Rights of Series A
           Cumulative Redeemable Exchangeable Preferred Stock.*
    3.4   --Certificate of Designation, Preferences, and Relative,
           Participating, Option and Other Special Rights of Series B Preferred
           Stock.**
    3.5   --Certificate of Incorporation of AF Acquisition Corp.**
    3.6   --Certificate of Amendment of Certificate of Incorporation of AF
           Acquisition Corp.**
    3.7   --Certificate of Amendment of Certificate of Incorporation of Scovill
           Apparel Fasteners Inc.**
    3.8   --Certificate of Amendment of Certificate of Incorporation of Scovill
           Apparel Fasteners Inc.**
    3.9   --Certificate of Change of Location of Registered Office and of
           Registered Agent of Scovill Fasteners Inc.**
    3.10  --Certificate of Ownership and Merger Merging KSCO New Co. into
           Scovill Fasteners Inc.**
    3.11  --Certificate of Amendment of Certificate of Incorporation of Scovill
           Fasteners Inc.**
    3.12  --By-laws of Scovill Fasteners Inc.**
    4.1   --Indenture dated as of November 26, 1997 among Scovill Acquisition
           Inc., Scovill Holdings Inc., as Guarantor, and United States Trust
           Company of New as Trustee (including Form of Note).**
    4.2   --Registration Rights Agreement dated as of November 26, 1997 among
           Scovill Acquisition Inc., Scovill Holdings Inc. and SBC Warburg
           Dillon Read Inc. and BT Alex. Brown Incorporated.**
    4.3   --Exchange Debenture Indenture between Scovill Holdings Inc. and the
           Trustee thereunder.*
    5.1   --Opinion of Cahill Gordon & Reindel regarding legality of Exchange
           Notes and Guarantee.+
   10.1.1 --Management Services Agreement among Scovill Fasteners Inc. and
           Saratoga Partners III, L.P.*
   10.1.2 --Preferred Stock Registration Rights Agreement dated as of November
           26, 1997 among Scovill Holdings Inc. and SBC Warburg Dillon Read
           Inc. and BT Alex. Brown Incorporated.*

     NO.   DESCRIPTION
     ---   -----------
   10.1.3  --Warrant Agreement dated as of November 26, 1997 between Scovill
            Holdings Inc. and United States Trust Company of New York
            (including Form of Warrant).**
   10.1.4  --Warrant Registration Rights Agreement dated as of November 26,
            1997 between Scovill Holdings Inc. and Unites States Trust Company
            of New York.**
   10.1.5  --Employment Agreement dated as of October 10, 1997 between David J.
            Barrett and Scovill Acquisition Inc.**
   10.1.6  --Employment Agreement dated as of October 10, 1997 between Martin
            A. Moore and Scovill Acquisition Inc.**
   10.1.7  --Employment Agreement dated as of October 10, 1997 between Robert
            Feltz and Scovill Acquisition Inc.**
   10.1.8  --Stock Purchase Agreement dated as of October 10, 1997 among SLF
            Corporation, KSCO Acquisition Corporation, and the Stockholders of
            KSCO Acquisition Corporation.**
   10.1.10 --Tax Sharing Agreement dated as of November 26, 1997 by and among
            Scovill Holdings Inc., Scovill Fasteners Inc., and the SFI
            Subgroup.**
   10.1.11 --Stock Option Agreement dated as of November 26, 1997 between
            William F. Andrews and Scovill Holdings Inc.**
   10.1.12 --Stock Option Agreement dated as of November 26, 1997 between John
            Champagne and Scovill Holdings Inc.**
   10.1.13 --Stock Option Agreement dated as of November 26, 1997 between
            Michael Baxley and Scovill Holdings Inc.**
   10.1.14 --Stock Option Agreement dated as of November 26, 1997 between
            Robert W. Feltz and Scovill Holdings Inc.**
   10.1.15 --Stock Option Agreement dated as of November 26, 1997 between
            Martin A. Moore and Scovill Holdings Inc.**
   10.1.16 --Stock Option Agreement dated as of November 26, 1997 between David
            J. Barrett and Scovill Holdings Inc.**
   10.1.17 --Scovill Holdings Inc. Stockholders Agreement dated as of November
            26, 1997.**
   10.1.18 --Scovill Holdings Inc. Subscription Agreement dated as of November
            26, 1997.**
   10.1.19 --Scovill Holdings Inc. Long-Term Incentive and Share Award Plan.**
   10.1.20 --Material Agreements.*
   10.1.21 --Credit Agreement dated as of November 26, 1997.**
   16      --Letter of Deloitte & Touche LLP regarding change in certifying accountant.+
   12.1    --Statements re: Computations of Ratios.+
   21.1    --List of Subsidiaries of Scovill Holdings Inc.**
   21.2    --List of Subsidiaries of Scovill Fasteners Inc.**
   23.1    --Consent of Arthur Andersen LLP.+
   23.2    --Consent and Report on Schedule of Deloitte & Touche LLP.+
   23.3    --Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).+
   24.1    --Powers of Attorney (included in signature pages).**
   25.1    --Statement of Eligibility of Trustee on Form T-1, regarding Scovill
            Fasteners Inc. and Scovill Holdings Inc.**
   27.1    --Financial Data Schedule.**

   NO.  DESCRIPTION
   ---  -----------
   99.1 --Form of Letter of Transmittal.+
   99.2 --Form of Notice of Guaranteed Delivery.+

--------
 * To be filed by amendment.
** Previously filed.
 + Filed herewith.

  (b) Financial Statement Schedule.

  (1) Financial Statements

  The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

  (2) Schedule

  Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrants pursuant to the provisions described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK ON JANUARY 30, 1998.

                                         Scovill Holdings Inc.

                                                   /s/ David J. Barrett
                                         By: __________________________________
                                                    DAVID J. BARRETT
                                                Chief Executive Officer,
                                                 President and Director

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                      TITLE                  DATE

        /s/ David J. Barrett          Chief Executive
------------------------------------   Officer, President      January 30,
          DAVID J. BARRETT             and Director             1998

        /s/ Martin A. Moore           Executive Vice
------------------------------------   President, Chief        January 30,
          MARTIN A. MOORE              Financial Officer,       1998
                                       and Principal
                                       Accounting Officer


               *                      Director                 January 30,
------------------------------------                            1998
         WILLIAM F. ANDREWS


               *                      Director                 January 30,
------------------------------------                            1998
       CHRISTIAN L. OBERBECK


------------------------------------


*By:     /s/ Martin A. Moore                                   January 30,
  ----------------------------------                            1998
  MARTIN A. MOORE Attorney-in-fact

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of KSCO Acquisition Corporation

We have audited, in accordance with generally accepted auditing standards, the balance sheets of KSCO ACQUISITION CORPORATION AND SUBSIDIARIES as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from inception, October 17, 1995, through December 31, 1995, and the consolidated statements of operations, stockholders' equity (deficiency), and cash flows of the Predecessor from January 1, 1995 through October 17, 1995 included in this registration statement and have issued our report thereon dated March 17, 1997.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The information presented in this schedule as of and for the periods ended October 17, 1995, December 31, 1995 and December 31, 1996 has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Atlanta, Georgia

March 17, 1997

                                                    FINANCIAL STATEMENT SCHEDULE

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

         COLUMN A              COLUMN B       COLUMN C     COLUMN D   COLUMN E
         --------            ------------ ---------------- --------- ----------
                              BALANCE AT     ADDITIONS     DEDUCTION BALANCE AT
                             BEGINNING OF CHARGED TO COSTS   FROM      END OF
      CLASSIFICATION            PERIOD      AND EXPENSES   RESERVES    PERIOD
      --------------         ------------ ---------------- --------- ----------
                                               (IN THOUSANDS)
VALUATION AND QUALIFYING
 ACCOUNTS DEDUCTED FROM THE
 ASSETS TO WHICH THEY
 APPLY:
 (1) For the year ended
   December 31, 1996,
   Allowance for
   uncollectible accounts..      $326           $376         $ 62       $640
                                 ====           ====         ====       ====
 (1) For the period from
   Inception through
   December 31, 1995 ......      $326           $ 57         $ 57       $326
                                 ====           ====         ====       ====
 (2) For the period from
   January 1, 1995 through
   October 17, 1995 .......      $326           $398         $398       $326
                                 ====           ====         ====       ====
 (2) For the year ended
   December 31, 1994,
   Allowance for
   uncollectible accounts..      $219           $395         $288       $326
                                 ====           ====         ====       ====

--------

(1) Predecessor-KSCO

(2) Predecessor-Alper

   NO.                          DESCRIPTION INDEX                          PAGE
   ---                          -----------------                          ----
  3.1    --Certificate of Incorporation of Scovill Holdings Inc.**
  3.2    --By-laws of Scovill Holdings Inc.**
  3.3    --Amended and Restated Certificate of Designations, Preferences
          and Relative, Participating, Option and Other Special Rights
          of Series A Cumulative Redeemable Exchangeable Preferred
          Stock.*
  3.4    --Certificate of Designation, Preferences, and Relative,
          Participating, Option and Other Special Rights of Series B
          Preferred Stock.**
  3.5    --Certificate of Incorporation of AF Acquisition Corp.**
  3.6    --Certificate of Amendment of Certificate of Incorporation of
          AF Acquisition Corp.**
  3.7    --Certificate of Amendment of Certificate of Incorporation of
          Scovill Apparel Fasteners Inc.**
  3.8    --Certificate of Amendment of Certificate of Incorporation of
          Scovill Apparel Fasteners Inc.**
  3.9    --Certificate of Change of Location of Registered Office and of
          Registered Agent of Scovill Fasteners Inc.**
  3.10   --Certificate of Ownership and Merger Merging KSCO New Co. into
          Scovill Fasteners Inc.**
  3.11   --Certificate of Amendment of Certificate of Incorporation of
          Scovill Fasteners Inc.**
  3.12   --By-laws of Scovill Fasteners Inc.**
  4.1    --Indenture dated as of November 26, 1997 among Scovill
          Acquisition Inc., Scovill Holdings Inc., as Guarantor, and
          United States Trust Company of New as Trustee (including Form of Note).**
  4.2    --Registration Rights Agreement dated as of November 26, 1997 among Scovill Acquisition Inc., Scovill Holdings Inc. and SBC
          Warburg Dillon Read Inc. and BT Alex. Brown Incorporated.**
  4.3    --Exchange Debenture Indenture between Scovill Holdings Inc.
          and the Trustee thereunder.*
  5.1    --Opinion of Cahill Gordon & Reindel regarding legality of
          Exchange Notes and Guarantee.+
 10.1.1  --Management Services Agreement among Scovill Fasteners Inc.
          and Saratoga Partners III, L.P.*
 10.1.2  --Preferred Stock Registration Rights Agreement dated as of
          November 26, 1997 among Scovill Holdings Inc. and SBC Warburg
          Dillon Read Inc. and BT Alex. Brown Incorporated.*
 10.1.3  --Warrant Agreement dated as of November 26, 1997 between
          Scovill Holdings Inc. and United States Trust Company of New
          York (including Form of Warrant).**
 10.1.4  --Warrant Registration Rights Agreement dated as of November
          26, 1997 between Scovill Holdings Inc. and Unites States Trust
          Company of New York.**
 10.1.5  --Employment Agreement dated as of October 10, 1997 between
          David J. Barrett and Scovill Acquisition Inc.**
 10.1.6  --Employment Agreement dated as of October 10, 1997 between
          Martin A. Moore and Scovill Acquisition Inc.**
 10.1.7  --Employment Agreement dated as of October 10, 1997 between
          Robert Feltz and Scovill Acquisition Inc.**
 10.1.8  --Stock Purchase Agreement dated as of October 10, 1997 among
          SLF Corporation, KSCO Acquisition Corporation, and the
          Stockholders of KSCO Acquisition Corporation.**
 10.1.10 --Tax Sharing Agreement dated as of November 26, 1997 by and among Scovill Holdings Inc., Scovill Fasteners Inc., and the
          SFI Subgroup.**

   NO.                          DESCRIPTION INDEX                         PAGE
   ---                          -----------------                         ----
 10.1.11 --Stock Option Agreement dated as of November 26, 1997 between
          William F. Andrews and Scovill Holdings Inc.**
 10.1.12 --Stock Option Agreement dated as of November 26, 1997 between
          John Champagne and Scovill Holdings Inc.**
 10.1.13 --Stock Option Agreement dated as of November 26, 1997 between
          Michael Baxley and Scovill Holdings Inc.**
 10.1.14 --Stock Option Agreement dated as of November 26, 1997 between
          Robert W. Feltz and Scovill Holdings Inc.**
 10.1.15 --Stock Option Agreement dated as of November 26, 1997 between
          Martin A. Moore and Scovill Holdings Inc.**
 10.1.16 --Stock Option Agreement dated as of November 26, 1997 between
          David J. Barrett and Scovill Holdings Inc.**
 10.1.17 --Scovill Holdings Inc. Stockholders Agreement dated as of
          November 26, 1997.**
 10.1.18 --Scovill Holdings Inc. Subscription Agreement dated as of
          November 26, 1997.**
 10.1.19 --Scovill Holdings Inc. Long-Term Incentive and Share Award
          Plan.**
 10.1.20 --Material Agreements.*
 10.1.21 --Credit Agreement dated as of November 26, 1997.**
 16      --Letter of Deloitte & Touche LLP regarding change in
          certifying accountant.+
 12.1    --Statements re: Computations of Ratios.+
 21.1    --List of Subsidiaries of Scovill Holdings Inc.**
 21.2    --List of Subsidiaries of Scovill Fasteners Inc.**
 23.1    --Consent of Arthur Andersen LLP.+
 23.2    --Consent and Report on Schedule of Deloitte & Touche LLP.+
 23.3    --Consent of Cahill Gordon & Reindel (included in Exhibit
          5.1).+
 24.1    --Powers of Attorney (included in signature pages).**
 25.1    --Statement of Eligibility of Trustee on Form T-1, regarding
          Scovill Fasteners Inc. and Scovill Holdings Inc.**
 27.1    --Financial Data Schedule.**
 99.1    --Form of Letter of Transmittal.+
 99.2    --Form of Notice of Guaranteed Delivery.+

--------
 * To be filed by amendment.
** Previously filed.
 + Filed herewith.